As filed with the Securities and Exchange Commission on October 18, 2016

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

(Exact Name of Registrant as Specified in its Charter)

WISDOMTREE CONTINUOUS COMMODITY INDEX MASTER FUND

(Rule 140 Co-Registrant)

Delaware	26-0151234 26-0151301
(State of Organization)	(I.R.S. Employer Identification Number)
c/o Wisdomtree Commodity Services LLC 245 Park Avenue, 35th Floor New York, New York 10167 Tel: (866) 909-9473	c/o Wisdomtree Commodity Services LLC 245 Park Avenue, 35th Floor New York, New York 10167 Tel: (866) 909-9473
(Address and telephone number of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Terrence Childers

Eliot Robinson

Bryan Cave LLP

120 West Peachtree Street

Atlanta, Georgia 3039

Tel: (404) 572-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement, on a continuous basis and for a period in excess of 30 days from the initial date of effectiveness.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Shares	61,000,000	19.67	$1,199,870,000	$139,064.93

(1)	Estimated solely for purposes of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Units of Beneficial Interest of WisdomTree Continuous Commodity Index Fund as reported on October 12, 2016 by NYSE Arca, Inc.
(2)	In connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-188743), which was originally filed by the Registrant on May 21, 2013 and declared effective on September 19, 2013 (the “Prior Registration Statement”), the registrant previously paid an aggregate registration fee of $226,564.49. Of this amount, $226,564.49 with respect to the registration fee previously paid with respect to securities that remain unsold from the Prior Registration Statement shall be applied to offset this registration fee due in connection with this registration statement in accordance with Rule 457(p) promulgated under the Securities Act. In connection with the aggregate registration fee for this registration statement of $139,064.93, an additional registration fee in the amount of $0 is due in connection with the filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

DATED OCTOBER 18, 2016, SUBJECT TO COMPLETION

Prospectus

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

(f/k/a GreenHaven Continuous Commodity Index Fund)

61,000,000 Common Units of Beneficial Interest

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND (f/k/a GreenHaven Continuous Commodity Index Fund) (the “Fund”), is organized as a Delaware statutory trust that issues units (the “Shares”) that may be purchased or sold on the New York Stock Exchange ARCA (“NYSE-ARCA”). Shares may be purchased from the Fund only in one or more blocks of 50,000 Shares (each, called a “Basket”). The Fund will accept subscriptions for Shares in Baskets from certain authorized participants (“Authorized Participants”) during a continuous offering period. During the continuous offering period, the Fund will issue Shares in Baskets to Authorized Participants continuously as of noon, New York time, on the business day immediately following the date on which a valid order to create a Basket is accepted by the Fund, at the Net Asset Value of 50,000 Shares as of the closing time of NYSE-ARCA, or the last to close of the exchanges on which the Fund’s assets are traded, whichever is later, on the date that a valid order to create a Basket is accepted by the Fund. The Fund commenced trading on the American Stock Exchange on January 24, 2008 and its listing was transferred to the NYSE-ARCA platform on November 25, 2008 in connection with the NYSE-ARCA’s purchase of the American Stock Exchange.

The Fund invests the proceeds of its offering of Shares in WisdomTree Continuous Commodity Index Master Fund (f/k/a GreenHaven Continuous Commodity Index Master Fund) (the “Master Fund”). The Master Fund is organized as a Delaware statutory trust. The Master Fund actively invests in exchange-traded futures on the commodities comprising the Continuous Commodity Total Return Index (CCI-TR), which is also sometimes referred to as the Equal Weight Continuous Commodity Total Return Index (the “Index”), with a view to tracking the performance of the Index over time. The managing owner of the Fund is WisdomTree Commodity Services LLC (f/k/a GreenHaven Commodity Services LLC) (the “Managing Owner”), which has an exclusive license with respect to the creation of U.S. exchange traded funds with Thomson Reuters (Markets), LLC, which developed, owns and operates the Index. “Continuous Commodity Total Return Index” is a trademark of Thomson Reuters (Markets), LLC or its affiliates. GreenHaven Advisors LLC serves as the commodity trading advisor to the Fund (the “Sub-Adviser”).

The Fund is not a mutual fund registered under the Investment Company Act of 1940, as amended, and is not subject to regulation under such Act.

Some of the risks of investing in the Fund include:

•	Investing in futures contracts is highly speculative, which could result in large fluctuations in the price of the Fund’s Shares.

•	The Fund, the Managing Owner and the Sub-Adviser may have conflicts of interest, which may permit them to favor their own interests to your detriment.

•	You could lose all or substantially all of your investment.

Investing in the Fund involves other significant risks. The Shares are speculative securities and their purchase involves a high degree of risk. YOU SHOULD CONSIDER ALL RISK FACTORS BEFORE INVESTING IN THE FUND. PLEASE REFER TO THE “RISK FACTORS ” BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

Price Per Unit(1)	Price Per Basket(1)	Proceeds to the Fund(1)
19.51	$975,500	$1,190,110,000

(1)	Based on closing net asset value on September 30, 2016. The price may vary based on net asset value in effect on a particular day.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

The date of this Prospectus is October     , 2016

COMMODITY FUTURES TRADING COMMISSION RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED TO THIS POOL BEGINNING AT PAGE 59 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 24.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, ON PAGES 14 THROUGH 23.

THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE REGISTRATION STATEMENT OF THE FUND AND THE MASTER FUND. YOU CAN READ AND COPY THE ENTIRE REGISTRATION STATEMENT AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC IN WASHINGTON, D.C.

THE FUND AND THE MASTER FUND FILE QUARTERLY AND ANNUAL REPORTS WITH THE SEC. YOU CAN READ AND COPY THESE REPORTS AT THE SEC PUBLIC REFERENCE FACILITIES IN WASHINGTON, D.C. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION.

THE FILINGS OF THE FUND AND THE MASTER FUND ARE POSTED AT THE SEC WEBSITE AT WWW.SEC.GOV.

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REGULATORY NOTICES

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE MASTER FUND, THE MANAGING OWNER, THE SUB-ADVISER, THE AUTHORIZED PARTICIPANTS OR ANY OTHER PERSON.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

THE BOOKS AND RECORDS OF THE FUND AND THE MASTER FUND ARE MAINTAINED AS FOLLOWS: ALL MARKETING MATERIALS WILL BE MAINTAINED AT THE OFFICES OF WISDOMTREE COMMODITY SERVICES, TELEPHONE NUMBER (866) 909-9473; ACCOUNTING AND CERTAIN OTHER FINANCIAL BOOKS AND RECORDS (INCLUDING FUND ACCOUNTING RECORDS, LEDGERS WITH RESPECT TO ASSETS, LIABILITIES, CAPITAL, INCOME AND EXPENSES, THE REGISTRAR, TRANSFER JOURNALS AND RELATED DETAILS) AND BASKET CREATION AND REDEMPTION BOOKS AND RECORDS AND TRADING AND RELATED DOCUMENTS RELATED TO CUSTODY OF ASSETS RECEIVED FROM FUTURES COMMISSION MERCHANTS WILL BE MAINTAINED BY STATE STREET BANK AND TRUST COMPANY, TELEPHONE NUMBER (866) 909-9473; AND TRADING RECORDS AND RELATED DOCUMENTS RECEIVED FROM FUTURES COMMISSION MERCHANTS WILL BE MAINTAINED BY GREENHAVEN ADVISORS LLC, TELEPHONE NUMBER (404) 389-9744. ALL OTHER BOOKS AND RECORDS OF THE FUND AND THE MASTER FUND (INCLUDING MINUTE BOOKS AND OTHER GENERAL CORPORATE RECORDS) ARE MAINTAINED AT THE FUND’S PRINCIPAL OFFICE, C/O WISDOMTREE COMMODITY SERVICES LLC, 245 PARK AVENUE, 35TH FLOOR, NEW YORK, NEW YORK 10167, TELEPHONE NUMBER (866) 909-9473. SHAREHOLDERS HAVE THE RIGHT, DURING NORMAL BUSINESS HOURS, TO HAVE REASONABLE ACCESS TO AND COPY (UPON PAYMENT OF REASONABLE REPRODUCTION COSTS) SUCH BOOKS AND RECORDS IN PERSON OR BY THEIR AUTHORIZED ATTORNEY OR AGENT. THERE WILL SIMILARLY BE DISTRIBUTED TO SHAREHOLDERS, NOT MORE THAN 90 DAYS AFTER THE CLOSE OF EACH OF THE FUND’S FISCAL YEARS, CERTIFIED AUDITED FINANCIAL STATEMENTS AND (IN NO EVENT LATER THAN MARCH 15 OF THE IMMEDIATELY FOLLOWING YEAR) THE TAX INFORMATION RELATING TO SHARES OF THE FUND NECESSARY FOR THE PREPARATION OF SHAREHOLDERS’ ANNUAL FEDERAL INCOME TAX RETURNS.

THE DIVISION OF INVESTMENT MANAGEMENT OF THE SECURITIES AND EXCHANGE COMMISSION REQUIRES THAT THE FOLLOWING STATEMENT BE PROMINENTLY SET FORTH HEREIN: “NEITHER WISDOMTREE CONTINUOUS COMMODITY INDEX FUND NOR WISDOMTREE CONTINUOUS COMMODITY INDEX MASTER FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND IS NOT SUBJECT TO REGULATION THEREUNDER.”

AUTHORIZED PARTICIPANTS MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN TRANSACTING IN SHARES. SEE “PLAN OF DISTRIBUTION.”

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WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

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SUMMARY

This summary of all material information provided in this Prospectus is intended for quick reference only. The remainder of this Prospectus contains more detailed information; you should read the entire Prospectus, including all exhibits to the Prospectus, before deciding to invest in any Shares. This Prospectus is intended to be used beginning                     , 2016.

The Fund; The Master Fund	The WisdomTree Continuous Commodity Index Fund (the “Fund”; “Fund” may also refer to the Fund and the Master Fund, collectively as the context requires) was formed as a Delaware statutory trust on October 27, 2006. The Fund issues common units of beneficial interest (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the Fund. The term of the Fund is perpetual (unless terminated earlier in certain circumstances).

The WisdomTree Continuous Commodity Index Master Fund (f/k/a GreenHaven Continuous Commodity Index Master Fund) (the “Master Fund”), was formed as a Delaware statutory trust on October 27, 2006. The Master Fund issues common units of beneficial interest (the “Master Fund Units”), which represent units of fractional undivided beneficial interest in and ownership of the Master Fund. The term of the Master Fund is perpetual (unless terminated earlier in certain circumstances).

Effective January 1, 2016, in accordance with the terms of a Unit Purchase Agreement dated October 29, 2015, GreenHaven LLC sold to WisdomTree Investments, Inc. (“WTI”) 100% of the issued and outstanding membership interest in the Managing Owner. Following the sale, WTI, as the sole member, effected the Fund’s name change from “GreenHaven Continuous Commodity Index Fund” to “WisdomTree Continuous Commodity Index Fund” and effected the Master Fund’s name change from “GreenHaven Continuous Commodity Index Master Fund” to “WisdomTree Continuous Commodity Index Master Fund.”

The principal offices of the Fund and the Master Fund are located at c/o WisdomTree Commodity Services LLC (f/k/a GreenHaven Commodity Services LLC) (the “Managing Owner”), 245 Park Avenue, 35th Floor, New York, New York 10167, telephone number (866) 909-9473.

The Fund invests substantially all of its assets in the Master Fund in a master-feeder structure. The Fund holds no investment assets other than Master Fund Units. The Master Fund is wholly-owned by the Fund and the Managing Owner. Each Share issued by the Fund correlates with a Master Fund Unit issued by the Master Fund and held by the Fund.

Under the Trust Declaration of the Fund and the Master Fund, CSC Trust Company of Delaware, the Trustee of the Fund and the Master Fund (the “Trustee”), has delegated to the Managing Owner certain of the power and authority to manage the business and affairs of the Fund and the Master Fund and has duties and liabilities to the Fund and the Master Fund. The duties of the Trustee are limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Delaware law, and (iii) any other duties specifically allocated to the Trustee in the Trust Agreement.

NYSE-ARCA Listing	The Shares of the Fund are listed on the NYSE-ARCA under the symbol “GCC.” Secondary market purchases and sales of Shares are subject to ordinary brokerage commissions and charges.

This offering is for an additional 61,000,000 Shares.

The Fund’s CUSIP number is: 97718W 108.

Purchases and Sales in the Secondary Market, on the NYSE-ARCA	The Shares of the Fund trade on the NYSE-ARCA. The Shares are intended to provide investment results that generally correspond to the performance of the Index.

Baskets of Shares may be created or redeemed only by Authorized Participants. Baskets are created when there is sufficient demand for Shares that the market price per Share is at a premium to the Net Asset Value per Share. Authorized Participants will then sell such Shares, which will be listed on the NYSE-ARCA, to the public at prices that are expected to reflect, among other factors, the trading price of the Shares on the NYSE-ARCA and the supply of and demand for Shares at the time of sale and are expected to fall between Net Asset Value and the trading price of the Shares on the NYSE-ARCA at the time of sale. Similarly, it is expected that Baskets may be redeemed when the market price per Share is at a discount to the Net Asset Value per Share. Retail investors seeking to purchase or sell Shares on any day are expected to effect such transactions in the secondary market, on the NYSE-ARCA, at the market price per Share, rather than in connection with the creation or redemption of Baskets.

The market price of the Shares may not be identical to the Net Asset Value per Share, but these valuations are expected to be very close. Investors are able to use the indicative intra-day value of the Fund to determine if they want to purchase on the secondary market via the NYSE-ARCA.

The indicative intra-day value of the Fund is provided by NYSE-ARCA every fifteen (15) seconds throughout each trading day and disseminated on the NYSE-ARCA’s website www.nysearca.com and by other information providers. The Managing Owner publishes the Net Asset Value of the Fund and the Net Asset Value per Share daily on its website at www.wisdomtree.com. The indicative intra-day value is an approximate value and should not be viewed as a “real time” update of the Net Asset Value.

Purchases or sales of Shares may be subject to customary brokerage commissions. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

The Index	Thomson Reuters (Markets) LLC is the owner, publisher, and custodian of the Continuous Commodity Total Return Index, which is sometimes referred to as the Equal Weight Continuous Commodity Total Return Index (“CCI-TR” or “Index”), which represents a total return version of the underlying commodities of the tenth revision (as of January 2013) of the original Commodity Research Bureau Index (the “CRB Index”). The CCI-TR is not the CRB Index. The base year of the Continuous Commodity Index (CCI) is 1967 with a starting value of 100. The CCI-TR was originally calculated to produce a ratio of the current price to the base year average price, which is 1967, and has a history going back to 1957. The base year for the CCI-TR is 1982, with a starting value of 100.

On January 7, 2013, the CCI Index was revised for a tenth time to include CME Soybean oil and remove ICE Frozen Concentrated Orange Juice at an equivalent allocation. Additionally, the Index methodology was changed from geometric averaging to arithmetic averaging and a five-day roll period replaced the former one-day period.

The Managing Owner has an exclusive license to develop and create U.S. exchange traded funds (among other financial products) with Thomson Reuters (Markets) LLC, which developed, owns and operates the CCI-TR. The Continuous Commodity Index is a trademark of Thomson Reuters (Markets) LLC or its affiliates.

The Index is a broad based commodity index that reflects the price movement of 17 exchange-traded futures contracts. The commodities are considered in equal-weights, which are maintained through continuous arithmetic averaging. The current commodities that comprise the Index (the “Index Commodities”) are: Corn, Wheat, Soybeans, Live Cattle, Lean Hogs, Gold, Silver, Copper, Cocoa, Coffee, Sugar #11, Cotton, Soybean Oil, Platinum, Crude Oil, Heating Oil and Natural Gas.

The commodity weights that are rebalanced to their equal target weights with each price update in turn consist of the averages of at least 2 and up 5 contracts for each commodity. The combination of referring to contracts across the term structure and the equal weighting of their price averages results in relatively broad exposure to prices as compared to the exposure other futures based commodity indices provide.

Methodology: Real time values and daily values based on settlement prices for index are calculated and published by Thomson Reuters, and the real time and settlement values are also carried by NYSE

Arca. The daily return is calculated by multiplying the previous day index value with the daily return of the reference basket.

Investment Objective	The investment objective of the Fund, through its investment in the Master Fund, is to reflect the performance of the Index, over time, less the expenses of the Fund and the Master Fund’s overall operations.

The Master Fund pursues its investment objective by investing in a portfolio of Index Commodities, as well as holding cash and United States Treasury securities and other high credit quality short-term fixed income securities (together with the Index Commodities, the “Portfolio”) for deposit with the Master Fund’s Commodity Broker as margin.

The Master Fund’s portfolio is traded with a view to reflecting the performance of the Index over time, whether the Index is rising, falling or flat over any particular period. The Master Fund is not “managed” by traditional methods, which typically involve effecting changes in the composition of the Master Fund’s portfolio on the basis of judgments relating to economic, financial and market considerations with a view to obtaining positive results under all market conditions. To maintain the correspondence between the composition and weightings of the Index Commodities comprising the Index, the Sub-Adviser may adjust the Portfolio on a daily basis to conform to periodic changes in the identity and/or relative weighting of the Index Commodities. The Sub-Adviser aggregates certain of the adjustments and makes changes to the Portfolio in the case of significant changes to the Index. The Sub-Adviser may apply trading limits on a per-order and a per-day basis per its discretion to mitigate the risk of trading errors as well as comply with all Commodity Futures Trading Commission, federal, and state regulations regarding position limits.

There can be no assurance that the Master Fund, or indirectly the Fund, will achieve its investment objective or avoid substantial losses. The Master Fund commenced trading and has performance history limited to its inception on January 24, 2008. The value of the Shares is expected to fluctuate generally in relation to changes in the value of the Master Fund Units.

Breakeven Amounts

The estimated amount of all fees and expenses which are anticipated to be incurred by a new investor in Shares of the Fund during the first twelve (12) months of investment is 1.05% per annum of the Net Asset Value in respect of Shares purchased plus the amount of any commissions charged by the investor’s broker. Interest income is expected to be approximately 0.29% per annum, based upon the yield on the three month U.S. Treasury bill as of September 30, 2016. Consequently, the Fund is expected to break even in twelve (12) months provided that it generates gains of 0.76% per annum in respect of Shares purchased plus the amount of any commissions charged by the investor’s broker. The brokerage commission rates an investor may pay to the investor’s broker in connection with a purchase of Shares during the continuous offering period will vary from investor to investor.

Investment Risks	AN INVESTMENT IN SHARES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE THAT:

•	You could lose a substantial portion or all of your investment.

•	Commodity trading is highly speculative and the Index, on which the Master Fund’s trading is based, is likely to be volatile and could suffer from periods of prolonged decline in value.

•	The Fund, the Master Fund and the Managing Owner do not have operating history prior to the commencement of trading on January 24, 2008. The ownership and the principals of the Managing Owner recently changed and the Sub-Adviser is recently formed.

•	The Fund, Master Fund, the Managing Owner and the Sub-Adviser are subject to numerous conflicts of interest, including those arising from the fact that the Managing Owner and/or Sub-Adviser may also serve as the managing owner, commodity pool operator and/or commodity trading advisor for other commodity pools and investment funds, and may sponsor others.

•	The Fund and the Master Fund are subject to the fees and expenses described herein and will be successful only if significant losses are avoided. To break even in one year on Shares purchased, the Fund must generate, on an annual basis, gains in excess of 0.76%.

•	Past performance of the Index is not necessarily indicative of future results; all or substantially all of an investment in the Fund could be lost.

•	The trading of the Master Fund takes place in very volatile markets.

•	The Commodity Futures Trading Commission (the “CFTC”) and commodity exchange rules impose speculative position limits on market participants trading in certain commodities included in the Index. If position limits are applied to the Master Fund, the Fund’s ability to issue new Baskets, or the Master Fund’s ability to reinvest income in these additional futures contracts may be limited to the extent these activities would cause the Master Fund to exceed applicable position limits. Limiting the size of the Fund may affect the correlation between the price of the Shares, as traded on NYSE-ARCA, and the Net Asset Value of the Fund. That is, the inability to create additional Baskets could result in Shares trading at a premium or discount to Net Asset Value of the Fund.

•	Performance may not track the Index during particular periods or over the long term. Such tracking error may cause the Fund to outperform or underperform the Index.

See “Risk Factors” beginning on page 14 for additional risks you should consider.

The Trustee	CSC Trust Company of Delaware (“the Trustee”) is the sole trustee of the Fund and the Master Fund. The Trustee delegated to the Managing Owner certain of the power and authority to manage the business and affairs of the Fund and the Master Fund and has duties and liabilities to the Fund and the Master Fund.

The Managing Owner	WisdomTree Commodity Services LLC, a Delaware limited liability company, serves as Managing Owner of the Fund and the Master Fund. The Managing Owner was formed on October 18, 2006. Prior to that date, neither the Managing Owner nor any of its trading principals had ever operated a commodity pool.

Following the change of ownership of the Managing Owner effective January 1, 2016 described above, WTI, as the sole member, effected the name change of the Managing Owner from “GreenHaven Commodity Services LLC” to “WisdomTree Commodity Services LLC.” Prior to January 1, 2016, the principals of the Managing Owner had not previously operated a commodity pool that was not registered under the Investment Company Act of 1940.

The Managing Owner serves as the commodity pool operator of the Fund and the Master Fund. The Managing Owner is registered as a commodity pool operator with the CFTC and is a member of the National Futures Association (the “NFA”). As a registered commodity pool operator with respect to both the Fund and the Master Fund, the Managing Owner is required to comply with various regulatory requirements under the Commodity Exchange Act and the rules and regulations of the CFTC and the NFA, including investor protection requirements, antifraud prohibitions, disclosure requirements, and reporting and recordkeeping requirements. The Managing Owner is also subject to periodic inspections and audits by the CFTC and the NFA.

The Shares are not deposits or other obligations of the Managing Owner, the Trustee or any of their respective subsidiaries or affiliates or any other bank, are not guaranteed by the Managing Owner, the Sub-Adviser, the Trustee or any of their respective subsidiaries or affiliates or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the Shares is speculative and involves a high degree of risk.

The principal office of the Managing Owner is located at 245 Park Avenue, 35th Floor, New York, New York 10167. The telephone number of the Managing Owner is (866) 909-9473.

The Sub-Adviser	GreenHaven Advisors LLC, a Delaware limited liability company, serves as the commodity trading advisor of the Fund and the Master

Fund. The Sub-Adviser was formed on September 15, 2015. Prior to the date of this Prospectus, the principals of the Sub-Adviser served as the principals of the Managing Owner and such persons and trading principals operated the commodity pool. The Sub-Adviser is registered as a commodity trading adviser with the CFTC and is a member of the NFA. The Sub-Adviser is also subject to periodic inspections and audits by the CFTC and the NFA.

The principal office of the Sub-Adviser is located at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326. The telephone number of the Sub-Adviser is (404) 389-9744.

The Commodity Broker	A variety of executing brokers may execute futures transactions on behalf of the Master Fund. The Sub-Adviser, under authority delegated by the Managing Owner, has designated Morgan Stanley & Co. LLC (together with its parent Morgan Stanley, Morgan Stanley Wealth Management, and its consolidated subsidiaries are collectively referred to as “MS&Co” hereafter), as the Master Fund’s commodity broker (the “Commodity Broker”), to which the executing brokers give-up all such transactions. In its capacity as clearing broker, the Commodity Broker may execute and clear each of the Master Fund’s futures transactions and perform certain administrative services for the Master Fund. The Commodity Broker is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity.

The Master Fund pays to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than $20 per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees are determined on a contract-by-contract basis. The Managing Owner does not expect brokerage commissions and fees together with the routine, operational, administrative and other ordinary expenses of the Fund and the Master Fund as described below in the section entitled “Brokerage Commissions and Fees; Routine Operational, Administrative and Other Ordinary Expenses” to exceed 0.20% of the Net Asset Value of the Master Fund in any year, although the actual amount of such brokerage commissions, fees and expenses in any year may be greater.

The Administrator

The Managing Owner, on behalf of the Fund and the Master Fund, has appointed State Street Bank and Trust Company (“State Street” or the “Administrator”) as the administrator of the Fund and the Master Fund and has entered into an Administration Agreement in connection therewith (the “Administration Agreement”). State Street serves as custodian (the “Custodian”) of the Fund and has entered into a Master Custodian Agreement, or Custody Agreement, in connection therewith. State Street serves as the transfer agent (the “Transfer

Agent”), of the Fund and has entered into a Transfer Agency and Service Agreement in connection therewith (collectively, the “State Street Agreements”).

State Street, a state-charted bank organized under the laws of the Commonwealth of Massachusetts with trust powers, has an office at One Lincoln Street, Boston, Massachusetts 02110. State Street is subject to supervision by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System. Information regarding the Net Asset Value of the Fund, creation and redemption transaction fees and the names of the parties that have executed a participant agreement may be obtained by calling the following number: (866) 909-9473 . A copy of the Administration Agreement is available for inspection at the Fund’s trust office identified above.

Pursuant to the State Street Agreements, State Street will perform certain services necessary for the operation and administration of the Fund and the Master Fund (other than making investment decisions), including Net Asset Value calculations, accounting and other fund administrative services. State Street will retain certain financial books and records, including: fund accounting records, ledgers with respect to assets, liabilities, capital, income and expenses, the registrar, transfer journals and related details and trading and related documents received from futures commission merchants.

The State Street Agreements will continue in effect through March 31, 2019 unless terminated earlier as specified in the Agreement (e.g., material breach). The State Street Agreements generally provide for the exculpation and indemnification of State Street from and against any costs, expenses, damages, liabilities or claims (other than those resulting from State Street’s own bad faith, negligence or willful misconduct) which may be imposed on, incurred by or asserted against State Street in performing its obligations or duties under the State Street Agreements. Key terms of the Administration Agreement are summarized under the heading “Material Contracts.”

State Street’s monthly fees are paid by the Master Fund and are accrued as part of the routine operational, administrative and other ordinary expenses for which the Funds are responsible as described below in the Section entitled “Brokerage Commissions and Fees; Routine Operational, Administrative and Other Ordinary Expenses.”

State Street and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

State Street also will receive a transaction processing fee in connection with orders from Authorized Participants to create or redeem Baskets in the amount of $200 per order. These transaction processing fees are paid directly by the Authorized Participants and not by the Fund or the Master Fund.

The Distributor	The Managing Owner, on behalf of the Fund and the Master Fund, has appointed Foreside Fund Services LLC (“FFS” or the “Distributor”), to assist the Managing Owner and State Street with certain functions and duties relating to the creation and redemption of Baskets, including assisting in matters associated with receiving and processing orders from Authorized Participants to create and redeem Baskets, coordinating the processing of such orders and related functions and duties. FFS may be contacted at Foreside Fund Services LLC, 3 Canal Plaza, Suite 100, Portland, Maine 04101. Investors may obtain information regarding the Distributor by calling toll-free in the U.S. at (866) 909-9473. The Fund has entered into a Distribution Services Agreement with FFS.

The Managing Owner will pay the Distributor a fee based on the Net Asset Value, plus reimbursement of certain out-of-pocket expenses.

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in the Depository Trust Company (“DTC”), and (3) have entered into a participant agreement with the Fund and the Managing Owner, or a Participant Agreement. The Participant Agreement sets forth the procedures for the creation and redemption of Baskets of Shares and for the delivery of cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Managing Owner. See “Creation and Redemption of Shares” for more details.

Creation and Redemption of Shares	The Fund will create and redeem Shares from time to time, but only in one or more Baskets. A Basket is a block of 50,000 Shares. Baskets may be created or redeemed only by Authorized Participants. Except when aggregated in Baskets, the Shares are not redeemable securities. Authorized Participants pay a transaction fee of $200 to the Fund in connection with each order to create or redeem a Basket of Shares. Authorized Participants may sell the Shares included in the Baskets they purchase from the Fund to other investors. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund.

The Shares are evidenced by global certificates that the Fund issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC if they are participants in DTC, or indirectly through entities that are participants in DTC.

Continuous Offering Period

Since trading of the Fund commenced, the Fund issues Shares in Baskets to Authorized Participants continuously as of noon (12:00 pm), New York time, on the business day immediately following the date on which a valid order to create a Basket is accepted by the Fund, at the Net Asset Value of 50,000 Shares as of the closing time of NYSE-ARCA or the last to close of the exchanges of which the Index Commodities are traded, whichever is later, on the date that a valid order to create a Basket is accepted by the Fund. The Managing Owner may terminate the continuous offering under this Prospectus at any time.

Net Asset Value	“Net Asset Value” means the total assets of the Fund including, but not limited to, all cash and cash equivalents or other debt securities less total liabilities of the Fund, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting.

Net Asset Value per Share is the Net Asset Value of the Fund divided by the number of outstanding Shares. See “Certain Material Terms of the Trust Declaration – Net Asset Value” for more details.

Segregated Accounts/ Interest Income	The proceeds of the offerings are deposited in cash in a segregated account in the name of the Master Fund at the Commodity Broker (or other eligible financial institution, as applicable) in accordance with CFTC investor protection and segregation requirements. The Master Fund is credited with one hundred percent (100%) of the interest earned on its average net assets on deposit with the Commodity Broker or such other financial institution each week. In an attempt to increase interest income earned, the Managing Owner expects the Sub-Adviser to invest the Master Fund’s non-margin assets in United States government securities (which include any security issued or guaranteed as to principal or interest by the United States), or any certificate of deposit for any of the foregoing, including United States Treasury bonds, United States Treasury bills and issues of agencies of the United States government, and certain cash items such as money market funds, certificates of deposit (under nine months) and time deposits or other instruments permitted by applicable rules and regulations. Currently, the rate of interest expected to be earned is estimated to be 0.29% per annum, based upon the yield on the three (3) month U.S. Treasury bill as of September 30, 2016. This interest income is used to pay or offset the expenses of the Fund. See “Fees and Expenses” for more details.

Fees and Expenses	Upfront Selling Commission. No upfront selling commissions are charged during the continuous offering period, although it is expected that investors will be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Management Fee. The Fund pays the Managing Owner a management fee (the “Management Fee”), monthly in arrears, in an amount equal to 0.85% per annum of the average amount of daily net assets of the Master Fund. No separate management fee will be paid by the Fund.

Organization and Offering Expenses. Expenses incurred in connection with organizing the Fund and the offering of the Shares for the Fund’s initial continuous offering period commencing on January 23, 2008 were paid by GreenHaven, LLC, a limited liability company organized in the State of Georgia, which was the preceding sole member of the Managing Owner The Managing Owner will pay for the expenses in connection with this Prospectus. Neither GreenHaven, LLC (nor the current sole member of the Managing Owner) nor the Managing Owner will be reimbursed in connection with the payment of the organizational and offering expenses. The Fund is not required to reimburse GreenHaven, LLC or its affiliates or the Company or its affiliates for any such costs incurred for any related period.

Brokerage Commissions and Fees; Routine Operational, Administrative and Other Ordinary Expenses. The Fund pays to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than $20 per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees are determined on a contract-by-contract basis. The Managing Owner does not expect brokerage commissions and fees as well as routine operational, administrative and other ordinary expenses for which the Funds are responsible, including, but not limited to, the fees and expenses of the Trustee, legal and accounting fees and expenses, tax preparation expenses, filing fees, and printing, mailing and duplication costs, to exceed 0.20% of the Net Asset Value of the Master Fund in any year, although the actual amount of such fees and expenses in any year may be greater. These estimates are based on the Net Asset Value of $19.51 on September 30, 2016.

Unusual Fees and Expenses. The Fund pays all the unusual fees and expenses, if any, of the Fund. Such unusual fees and expenses, by their nature, are unpredictable in terms of timing and amount.

Management Fee and Ongoing Expenses to be Paid First Out of Interest Income. The Management Fee and ordinary ongoing expenses of the Fund are paid first out of interest income from the Fund’s holdings of U.S. Treasury bills and other high credit quality short-term fixed income securities on deposit with the Commodity Broker as margin or otherwise.

Distributions	The Fund will make distributions at the discretion of the Managing Owner. Because the Managing Owner does not presently intend to make ongoing distributions (but may do so from time to time in its sole discretion), an investor’s income tax liability for its pro rata share of the Fund’s income and gains will, in all likelihood, exceed any distributions received.

Limitation of Liabilities	Shareholders cannot lose more than their investment in the Shares. Shareholders are entitled to limitation on liability equivalent to the limitation on liability enjoyed by stockholders of a Delaware business corporation for profit.

Fiscal Year	The Fund’s fiscal year ends on December 31 of each year.

Financial Information	The Fund and the Master Fund file quarterly and annual reports with the SEC. These can be accessed at www.sec.gov or the Fund’s website www.wisdomtree.com, free of charge.

U.S. Federal Income Tax Considerations	Subject to the discussion below in “Material U.S. Federal Income Tax Considerations,” the Fund and the Master Fund are each classified as partnerships for United States federal income tax purposes. Accordingly, neither the Master Fund nor the Fund will incur United States federal income tax liability; rather, each beneficial owner of the Fund’s Shares is required to take into account its allocable share of the Master Fund’s income, gain, loss, deduction and other items for the Master Fund’s taxable year ending with or within its taxable year.

Additionally, please refer to the “Material U.S. Federal Income Tax Considerations” section below for information on the potential United States federal income tax consequences of the purchase, ownership and disposition of Shares.

Reports to Shareholders	The Managing Owner will furnish the Shareholders with annual reports as required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Fund and the Master Fund. Shareholders also will be provided with appropriate information to permit them to file their United States federal and state income tax returns on a timely basis.

Cautionary Note Regarding Forward-Looking Statements	This Prospectus includes forward-looking statements that reflect the Managing Owner’s current expectations about the future results, performance, prospects and opportunities of the Fund and the Master Fund. The Managing Owner has tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “should,” “estimate” or the negative of those terms or similar expressions. These forward-looking statements are based on information currently available to the Managing Owner and are subject to a number of risks, uncertainties and other factors, both known, such as those described in “Risk Factors” and elsewhere in this Prospectus, and unknown, that could cause the actual results, performance, prospects or opportunities of the Fund and the Master Fund to differ materially from those expressed in, or implied by, these forward-looking statements.

Undue reliance should not be placed on any forward-looking statements. Except as expressly required by the federal securities laws, the Managing Owner undertakes no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this Prospectus, as a result of new information, future events or changed circumstances or for any other reason after the date of this Prospectus.

RISK FACTORS

THE SHARES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

You could lose money investing in the Shares. You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus, as well as information found in our periodic reports, which include the Fund’s financial statements and the related notes, that are incorporated by reference. See “Additional Information.”

The value of the Shares relates directly to the value of the commodity futures and other assets held by the Master Fund and fluctuations in the price of these assets could materially adversely effect an investment in the Shares.

The Shares are designed to reflect, as closely as possible, the performance of the Index through the Master Fund’s portfolio of exchange-traded futures on the Index Commodities. The value of the Shares relate directly to the value of the portfolio, less the liabilities (including estimated accrued but unpaid expenses) of the Fund and the Master Fund. The price of the Index Commodities may fluctuate widely based on many factors. Some of those factors are:

•	changing supply and demand relationships;

•	general economic activities and conditions;

•	weather and other environmental conditions;

•	acts of God;

•	agricultural, fiscal, monetary and exchange control programs and policies of governments;

•	national and international political and economic events and policies;

•	changes in rates of inflation; or

•	the general emotions and psychology of the marketplace, which at times can be volatile and unrelated to other more tangible factors.

In addition to the factors set forth above, each commodity has risks that are inherent in the investment in such commodity.

Metals Commodities: Price movements in futures contracts held by the Master Fund in metals commodities such as gold, silver, platinum and copper are affected by many specific other factors. Some of these metal specific factors include, but are not limited to:

•	A change in economic conditions, such as a recession, can adversely affect the price of both industrial and precious metals. An economic downturn may have a negative impact on the usage and demand of metals which may result in a loss for the Master Fund.

•	A sudden shift in political conditions of the world’s leading metal producers may have a negative effect on the global pricing of metals.

•	An increase in the hedging of precious metals may result in the price of precious metals to decline.

•	Changes in global supply and demand for industrial and precious metals.

•	The price and quantity of imports and exports of industrial and precious metals.

•	Technological advances in the processing and mining of industrial and precious metals.

Agricultural Commodities: Price movements in futures contracts held by the Master Fund in agricultural commodities, such as wheat, corn and soybeans, are affected by many factors. Some of these agricultural specific factors include, but are not limited to:

•	Farmer planting decisions, general economic, market and regulatory factors all influence the price of agricultural commodities.

•	Weather conditions, including hurricanes, tornadoes, storms and droughts, may have a material adverse effect on crops, live cattle, live hogs and lumber, which may result in significant fluctuations in prices in such commodities.

•	Changes in global supply and demand for agriculture products.

•	The price and quantity of imports and exports of agricultural commodities.

•	Political conditions, including embargoes and war, in or affecting agricultural production, imports and exports.

•	Technological advances in agricultural production.

•	The price and availability of alternative agricultural commodities.

Energy Commodities: Price movements in futures contracts held by the Master Fund in energy commodities, such as crude oil, heating oil and natural gas, are subject to risks due to frequent and often substantial fluctuations in energy commodity prices. In the past, the prices of natural gas and crude oil have been extremely volatile, and the Managing Owner expects this volatility to continue. The markets and prices for energy commodities are affected by many factors. Some of those factors include, but are not limited to:

•	Changes in global supply and demand for oil and natural gas.

•	The price and quantity of imports and exports of oil and natural gas.

•	Political conditions, including embargoes and war, in or affecting other oil producing activities.

•	The level of global oil and natural gas exploration and production.

•	The level of global oil and natural gas inventories, production or pricing.

•	Weather conditions.

•	Technological advances effecting energy consumption.

•	The price and availability of alternative fuels.

None of these factors can be controlled by the Managing Owner or Sub-Adviser. Even if current and correct information as to substantially all factors are known or thought to be known, prices still will not always react as predicted. The profitability of the Fund and the Master Fund will depend on whether the Master Fund’s commodities portfolio increases in value over time. If the value increases, the Fund will only be profitable if such increases exceed the fees and expenses of the Fund. If these values do not increase, the Fund will not be profitable and will incur losses.

Net Asset Value may not always correspond to market price and, as a result, Baskets may be created or redeemed at a value that differs from the market price of the Shares.

The Net Asset Value of the Shares will change as fluctuations occur in the market value of the Master Fund’s portfolio. Investors should be aware that the public trading price of a Basket of Shares may be different from the Net Asset Value of a Basket of Shares (i.e., Shares may trade at a premium over, or a discount to, the Net Asset Value of a Basket of Shares) and similarly the public trading market price per Share may be different from the Net Asset Value per Share. Consequently, an Authorized Participant may be able to create or redeem a Basket of

Shares at a discount or a premium to Net Asset Value. This price difference may be due, in large part, to the fact that supply and demand forces are at work in the secondary trading market for Shares that is closely related to, but not identical to, the same forces influencing the prices of the Index Commodities trading individually or in the aggregate at any point in time. Investors also should note that the size of the Fund in terms of total assets held may change substantially over time and from time to time as Baskets are created and redeemed.

Authorized Participants or their clients or customers may have an opportunity to realize a profit if they can purchase a Basket at a discount to the public trading price of the Shares or can redeem a Basket at a premium over the public trading price of the Shares. The Managing Owner expects that the exploitation of such arbitrage opportunities by Authorized Participants and their clients and customers will tend to cause the public trading price to not materially differ from the Net Asset Value per Share over time.

Investors should be aware that if the Fund issues all Shares registered in this offering, it could have to cease creating new Baskets until additional shares are registered for sale. This could increase the possibility that the trading price of the Fund’s Shares may not accurately reflect the Index or the Net Asset Value of the Fund. As of the date of this prospectus, 61,000,000 million shares are available for sale in this offering.

Moreover, soon after new Baskets of Shares are created and sold under this Prospectus, there is a possibility that the availability of newly created Shares may (or may not) affect the trading price of the Shares already issued, and both current Shareholders and purchasers of newly created Shares could be adversely affected by falling trading prices.

Your investment could suffer in the event that Thomson Reuters (Markets) LLC decides to terminate the License Agreement between itself and the Managing Owner.

Thomson Reuters (Markets) LLC entered into a License Agreement with the Managing Owner whereby the Managing Owner was granted an exclusive license with respect to the development and creation of certain investment products, including U.S. exchange traded funds. The amended license agreement granted to the Managing Owner has a term ending December 31, 2020, which will automatically renew for another two year increment and will renew for successive two-year terms thereafter. The term may be terminated under certain circumstances which could cause your investment to decline significantly in value. In addition to that, a different product could be created under the License Agreement, which could also cause your investment to decline in value. If the license expires and is not renewed or is terminated, or a competitive product is created, then the Managing Owner would seek shareholder approval to the extent required to either (i) liquidate the Master Fund and the Fund or (ii) approve a different index to track for comparison purposes.

Your investment could suffer in the event that the Managing Owner creates another product under its exclusive license agreement which directly competes with the Fund and Master Fund.

The License Agreement is between Thomson Reuters (Markets) LLC and the Managing Owner and not between Thomson Reuters (Markets) LLC and the Fund or Master Fund. Therefore, it is possible that the Managing Owner could create and manage another investment product that is substantially similar to, or otherwise competitive with, the Fund and the Master Fund. If this were to happen, then your investment could suffer.

Regulatory and exchange position limits and other rules may restrict the creation of baskets and the operation of the Master Fund.

CFTC and commodity exchange rules impose speculative position limits on market participants, including the Master Fund, trading in certain agricultural commodities. These position limits prohibit any person from holding a position of more than a specific number of such futures contracts. The Managing Owner anticipates that these position limits as well as accountability limits currently in place on exchanges will become more of an issue when the Net Asset Value of the Master Fund approaches $1.0 billion, at which point the Managing Owner may either prevent the issuance of additional creation units or may apply to the CFTC for relief from certain position limits.

If the Master Fund applies and is unable to obtain such relief, the Fund’s ability to issue new Baskets, or the Master Fund’s ability to reinvest income in these additional futures contracts, may be limited to the extent these activities would cause the Master Fund to exceed applicable position limits. Limiting the size of the Fund may affect the correlation between the price of the Shares, as traded on NYSE-ARCA, and the Net Asset Value of the Fund. That is, the inability to create additional Baskets could result in Shares trading at a premium or discount to Net Asset Value of the Fund.

The Fund may not always be able exactly to replicate the performance of the Index.

It is possible that the Fund may not fully replicate the performance of the Index due to disruptions in the markets for the Index Commodities or due to other extraordinary circumstances, including, without limitation, the inability to create additional Baskets. In addition, the Fund is not able to replicate exactly the performance of the Index because the total return generated by the Master Fund is reduced by expenses and transaction costs, including those incurred in connection with the Master Fund’s trading activities, and increased by interest income from the Master Fund’s holdings of short-term high quality fixed income securities. Tracking the Index requires rebalancing of the Master Fund’s portfolio and is dependent upon the skills of the Sub-Adviser and its trading principals, among other factors.

If the Managing Owner permits the Fund to control commodity positions in excess of the value of the Fund’s assets, you could lose all or substantially all of your investment.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to increase their exposure to assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While these actions can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant or complete losses to the pool. While the Sub-Adviser is not expected to have exposure to futures contracts in excess of the Fund’s collateral, the Fund is dependent upon the trading and management skills of the Sub-Adviser to maintain the proper position sizes.

The Master Fund is not actively managed and will track the Index during periods in which the Index is flat or declining as well as when the Index is rising.

The Master Fund is not actively managed by traditional methods. Therefore, if positions in any one or more of the Index Commodities are declining in value, the Master Fund will not close out such positions, except in connection with a change in the composition or weighting of the Index. The Sub-Adviser will seek to cause the Net Asset Value to track the Index during periods in which the Index is flat or declining as well as when the Index is rising.

The Exchange may halt trading in the Shares which would adversely impact your ability to sell Shares.

The Shares are listed for trading on NYSE-ARCA under the market symbol “GCC.” Trading in Shares may be halted due to market conditions or, in light of NYSE-ARCA rules and procedures, for reasons that, in the view of NYSE-ARCA, make trading in Shares inadvisable. In addition, trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline in the equity markets. There can be no assurance that the requirements necessary to maintain the listing of the Shares will continue to be met or will remain unchanged. The Fund and the Master Fund will be terminated if the Shares are delisted.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although the Shares are listed and traded on NYSE-ARCA, there can be no guarantee that an active trading market for the Shares will be maintained. If you need to sell your Shares at a time when no active market for them exists, the price you receive for your Shares, assuming that you are able to sell them, will likely be lower than the price you would have received if an active market did exist.

The Shares are a relatively new securities product and their value could decrease if unanticipated operational or trading problems arise.

The mechanisms and procedures governing the creation, redemption and offering of the Shares are recently developed securities products. Consequently, there may be unanticipated problems or issues with respect to the mechanics of the operations and the trading of the Shares that could have a material adverse effect on an investment in the Shares. In addition, although the Master Fund is not actively “managed” by traditional methods, unanticipated operational or trading problems or issues may not be solvable by the Managing Owner or Sub-Adviser.

You should not rely on past performance in deciding whether to buy Shares.

The Fund and the Index’s performance history is not necessarily indicative of future results. Therefore, one should not rely upon the past performance of the Fund or the Index in deciding whether to buy Shares in the Fund. Further, the past performance up to the date of this Prospectus is a reflection of the performance associated with the prior principals of the Managing Owner (who are now principals of the Sub-Adviser) and new principals were installed as a result of the change in ownership of the Managing Owner. Such changes may impact future performance.

Price volatility may possibly cause the total loss of your investment.

Futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. Consequently, you could lose all or substantially all of your investment in the Fund.

Fees are charged regardless of profitability and may result in depletion of assets.

The Fund indirectly is subject to the fees and expenses described in this Prospectus which are payable irrespective of profitability. Such fees and expenses include asset-based fees of up to 0.85% per annum. Additional charges include brokerage fees and routine operational, administrative and other ordinary expenses, including, but not limited to, the fees and expenses of the Trustee, legal and accounting fees and expenses, tax preparation expenses, filing fees, and printing, mailing and duplication costs. These fees and expenses are accrued at a rate of 0.20% per annum in the aggregate. Of the amounts so accrued, the Master Fund first pays brokerage fees, and secondly, from the remainder of the amounts so accrued, reimburses the Managing Owner for the Fund’s routine operational, administrative and other ordinary expenses paid by the Managing Owner. The Fund is expected to earn interest income at an annual rate of 0.29% per annum, based upon the yield on a three month U.S. Treasury bill as of September 30, 2016. Consequently, it is expected that interest income will not exceed fees, and therefore the Fund will need to have positive performance in order to break-even (net of fees and expenses). Consequently, the expenses of the Fund could, over time, result in significant losses to your investment in the Shares. You may never achieve profits, significant or otherwise.

Possible illiquid markets may exacerbate losses.

Futures positions cannot always be liquidated at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as when foreign governments may take or be subject to political actions which disrupt the markets in their currency or major exports, can also make it difficult to liquidate a position. Such periods of illiquidity and the events that trigger them are difficult to predict and there can be no assurance that the Managing Owner will be able to do so.

There can be no assurance that market illiquidity will not cause losses for the Fund. The large size of the positions which the Master Fund may acquire on behalf of the Fund increases the risk of illiquidity by both making its positions more difficult to liquidate and increasing the losses incurred while trying to do so.

You may be adversely affected by redemption orders that are subject to postponement, suspension or rejection under certain circumstances.

The Managing Owner may suspend the right of redemption or postpone the redemption settlement date (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Managing Owner determines to be necessary for the protection of the Shareholders. In addition, the Administrator will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect a redeeming Authorized Participant. For example, the resulting delay may adversely affect the value of the Authorized Participant’s redemption proceeds if the Net Asset Value of the Fund declines during the period of the delay. Such parties disclaim any liability for any loss or damage that may result from any such suspension or postponement.

Because the Master Fund will not acquire any asset with intrinsic value, the positive performance of your investment is wholly dependent upon an equal and offsetting loss borne by unrelated participants in the futures market.

Futures trading is a risk transfer economic activity. For every gain there is an equal and offsetting loss rather than an opportunity to participate over time in general economic growth. Unlike most alternative investments, an investment in Shares does not involve acquiring any asset with intrinsic value. Overall stock and bond prices could rise significantly and the economy as a whole prosper while the Shares may trade unprofitably.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940.

Neither the Fund nor the Master Fund is registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Consequently, Shareholders will not have the regulatory protections provided to investors in investment companies.

Various actual and potential conflicts of interest may be detrimental to Shareholders.

The Fund and the Master Fund are subject to actual and potential conflicts of interests involving the Managing Owner, Sub-Adviser, various commodity futures brokers and Authorized Participants. The Managing Owner, the Sub-Adviser and their principals, all of which are engaged in other investment or related activities, are not required to devote substantially all of their time to the business of the Fund and the Master Fund, which also presents the potential for numerous conflicts of interest with the Fund and the Master Fund. As a result of these and other relationships, parties involved with the Fund and the Master Fund have a financial incentive to act in a manner other than in the best interests of the Fund and the Master Fund and the Shareholders. Investors will be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the respective parties attempt to monitor these conflicts, it is extremely difficult, if not impossible, for such parties to ensure that these conflicts do not, in fact, result in adverse consequences to the Shareholders.

In addition, the Fund may be subject to certain conflicts with respect to its Commodity Broker, including, but not limited to, conflicts that result from receiving greater amounts of compensation from other clients, and purchasing opposite or competing positions on behalf of third party accounts traded through the Commodity Broker. See “Conflicts of Interest” on page 56.

Shareholders will be subject to taxation on their share of the Fund’s taxable income, whether or not they receive cash distributions.

Shareholders will be subject to United States federal income taxation and, in some cases, state, local, or foreign income taxation on their share of the Fund’s taxable income, whether or not they receive cash distributions from the Fund. Shareholders may not receive cash distributions equal to their share of the Fund’s taxable income or even the tax liability that results from such income.

Items of income, gain, deduction, loss and credit with respect to the Shares could be reallocated if the IRS does not accept the assumptions or conventions used by the Master Fund in allocating Master Fund tax items.

U.S. federal income tax rules applicable to partnerships are complex and often difficult to apply to publicly traded partnerships. The Fund will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to the Fund’s Shareholders in a manner that reflects the Shareholders’ beneficial shares of partnership items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will successfully assert that the conventions and assumptions used by the Fund do not satisfy the requirements of the Code and/or Treasury regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects you.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS AND COUNSEL WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN ANY SHARES; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Failure of lack of segregation of assets may increase losses.

The Commodity Exchange Act requires a clearing broker to segregate all funds received from customers from such broker’s proprietary assets. If a Commodity Broker fails to do so, the assets of the Master Fund might not be fully protected in the event of the Commodity Broker’s bankruptcy. Furthermore, in the event of a Commodity Broker’s bankruptcy, any Master Fund Units could be limited to recovering only a pro rata share of all available funds segregated on behalf of the Commodity Broker’s combined customer accounts, even though certain property specifically traceable to the Master Fund was held by the Commodity Broker. In addition to that, it is possible that in the event of a clearing broker’s bankruptcy, investors could experience a loss of all their funds and assets held by the clearing broker.

In the event of a bankruptcy or insolvency of any exchange or clearing house, the Master Fund could experience a loss of the funds deposited through its Commodity Broker as margin with the exchange or clearing house, a loss of any profits on its open positions on the exchange, and the loss of unrealized profits on its closed positions on the exchange.

Regulatory changes or actions may alter the nature of an investment in the Fund.

Considerable regulatory attention has been focused on non-traditional investment pools which are publicly distributed in the United States. There is a possibility of future regulatory changes altering, perhaps to a material extent, the nature of an investment in the Fund or the ability of the Fund to continue to implement its investment strategy.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. The regulation of futures transactions in the United States is a rapidly changing area of law and is subject to modification by government and judicial action. The effect of any future regulatory change on the Fund is impossible to predict, but could be substantial and adverse.

No counsel has been appointed to represent Shareholders.

No counsel has been appointed to represent you in connection with the offering of the Shares. Accordingly, you should consult your own legal, tax and financial advisers regarding the desirability of an investment in Shares.

Termination of the Fund may adversely affect your portfolio.

The Managing Owner may withdraw from the Fund upon one hundred and twenty (120) days’ notice, which would cause the Fund and the Master Fund to terminate unless a substitute managing owner were obtained. You cannot be assured that the Managing Owner or Sub-Adviser will be willing or able to continue to service the Fund for any length of time. If the Managing Owner or Sub-Adviser discontinues its activities on behalf of the Fund, the Fund may be adversely affected. In addition, owners of seventy-five percent (75%) of the Shares have the power to terminate the Trust. If it is so exercised, investors who wished to continue to invest in the Index will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the Trust. See “Description of the Shares and the Master Fund Units; Certain Material Terms of the Trust Declarations – Termination Events” for a summary of termination events. Such detrimental developments could cause you to liquidate your investments and upset the overall maturity and timing of your investment portfolio. If the registrations with the CFTC or memberships in the NFA of the Managing Owner or the Commodity Broker were revoked or suspended, such entity would no longer be able to provide services to the Fund and the Master Fund.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of common stock of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and the Fund is not required to pay regular dividends, although the Fund may pay dividends at the discretion of the Managing Owner).

An investment in the Shares may be adversely affected by competition from other methods of investing in commodities.

The Fund competes with other financial vehicles, including other commodity pools, hedge funds, traditional debt and equity securities issued by companies in the commodities industry, other securities backed by or linked to such commodities, and direct investments in the underlying commodities or commodity futures contracts. Market and financial conditions, and other conditions that are beyond the Managing Owner’s control, may make it more attractive to invest in other financial vehicles or to invest in such commodities directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

Competing claims over ownership of intellectual property rights related to the Fund could adversely affect the Fund and an investment in the Shares.

Third parties may allege or assert ownership of intellectual property rights which may be related to the design, structure and operations of the Fund. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, may adversely affect the Fund and an investment in the Shares, resulting in expenses or damages or the termination of the Fund.

An absence of “Backwardation” in the prices of certain commodities, or the presence of “Contango” in the prices of certain commodities, may decrease the price of your Shares.

As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2016 may specify a September 2016 expiration. As that contract nears expiration, it may be replaced by selling the September 2016 contract and purchasing the contract expiring in December 2016. This process is referred to as “rolling.” Historically, the prices of Crude Oil and Heating Oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the September 2016 contract would take place at a price that is higher than the price at which the December 2016 contract is purchased, thereby creating a gain in connection with rolling. While Crude Oil and Heating Oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in Crude Oil and Heating Oil could adversely affect the value of the Index and, accordingly, decrease the value of your Shares.

Conversely, Gold, Corn, Soybeans and Wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Although Gold, Corn, Soybeans and Wheat have historically exhibited consistent periods of contango, contango will likely not exist in these markets at all times. The persistence of contango in Gold, Corn, Soybeans and Wheat could adversely affect the value of the Index and, accordingly, decrease the value of your Shares.

The value of the Shares will be adversely affected if the Fund is required to indemnify the Trustee or the Managing Owner.

Under the Trust Declarations, the Trustee and the Managing Owner have the right to be indemnified for any liability or expense they incur without negligence or misconduct. That means the Managing Owner may require the assets of the Fund to be sold in order to cover losses or liability suffered by it or by the Trustee. Any sale of that kind would reduce the Net Asset Value of the Fund and the value of the Shares.

The Fund is subject to extensive regulatory reporting and compliance.

The Fund is subject to changing regulation of corporate governance and public disclosure that have increased both the Fund’s costs and the risk of noncompliance.

Because the Shares are publicly traded, the Fund is subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NYSE-ARCA, have in recent years issued new requirements and regulations, most notably the Sarbanes-Oxley Act of 2002. From time to time, since the adoption of the Sarbanes-Oxley Act of 2002, these authorities have continued to develop additional regulations or interpretations of existing regulations. The Fund’s ongoing efforts to comply with these regulations and interpretations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.

The Fund is responsible for establishing and maintaining adequate internal control over financial reporting. The Fund’s internal control system is designed to provide reasonable assurance to its management regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Fund has assessed the effectiveness of its internal control over financial reporting as of December 31, 2015. Based on its assessment, the Fund believes that, as of December 31, 2015, its internal control over financial reporting is effective.

The Net Asset Value calculation of the Fund may be overstated or understated due to the valuation method employed when a settlement price is not available on the date of such calculation.

Calculating the Net Asset Value of the Fund includes, in part, any unrealized profits or losses on open commodity futures contracts. Under normal circumstances, the Net Asset Value of the Fund reflects the settlement price of open commodity futures contracts on the date when the Net Asset Value is being calculated.

However, if a commodity futures contract traded on an exchange (both U.S. and non-U.S. exchanges) could not be liquidated on such day (due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise), the settlement price on the most recent day on which the position could have been liquidated shall be the basis for determining the market value of such position for such day. In such a situation, there is a risk that the calculation of the Net Asset Value of the Fund on such day will not accurately reflect the realizable market value of such commodity futures contract. For example, daily limits are generally triggered in the event of a significant change in market price of a commodity futures contract. Therefore, as a result of the daily limit, the current settlement price is unavailable. Because the settlement price on the most recent day on which the position could have been liquidated would be used in lieu of the actual settlement price on the date of determination, there is a risk that the resulting calculation of the Net Asset Value of the Fund could be understated or overstated, perhaps to a significant degree.

BREAK-EVEN ANALYSIS

The “Breakeven Table” below shows the estimated amount of all fees and expenses which are anticipated to be incurred by a new investor in the Shares during the first twelve months of ownership. The total estimated cost and expense load of the Shares is expressed as a percentage of $19.51 (being the Net Asset Value per Share on September 30, 2016). Although the Managing Owner has used actual numbers and good faith estimates in preparing this table, the actual expenses associated with an investment in the Shares may differ.

Breakeven Table

	Shares of the Fund(1)		Basket(2)
Expense	$	%	$	%
Underwriting Discount(3)	$0.00	0%	$0.00	0%
Management Fee(4)	$0.166	0.85%	$8,292	0.85%
Organization and Offering Expense Reimbursement(5)	$0.00	0.00%	$0.00	0.00%
Brokerage Commissions and Fees(6)	$0.039	0.20%	$1,951	0.20%
Routine Operational, Administrative and Other Ordinary Expenses(7)(8)	$0.00	0.00%	$0.00	0.00%
Interest Income(9)	$(0.057)	-0.29%	$(2,829)	-0.29%
12-Month Breakeven (continuous Offering)(10)(11)	$0.148	0.76%	$7,414	0.76%

1.	The breakeven analysis set forth in this column assumes that the Shares have a constant month-end Net Asset Value and is based on $19.51 as the Net Asset Value per share. See “Fees and Charges” on page 59 for an explanation of the expenses included in the “Breakeven Table.”
2.	The breakeven analysis set forth in this column assumes that Baskets have a constant month-end Net Asset Value and is based on $975,500 as the Net Asset Value per Basket. See “Fees and Charges” on page 59 for an explanation of the expenses included in the “Breakeven Table.”
3.	No upfront selling commissions are charged to Shares sold during the continuous offering period, but it is expected that investors will be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.
4.	From the Management Fee, the Managing Owner will be responsible for paying any underwriting compensation in connection with this offering.
5.	All organizational and offering costs incurred in connection with organizing the Fund and the Master Fund and the offering of the Shares will be borne by the Managing Owner.
6.	The costs to the Fund for brokerage commissions and trading fees will vary by the broker or brokers involved to execute specific contracts for the funds interest. The Managing Owner expects to pay rates that are commensurate with the going market rate for commissions and brokerage. The costs to the Fund will also be subject to the trading frequency of the Fund.
7.	Routine operational, administrative and other ordinary expenses include, but are not limited to, annual audit, accounting, and fund administration and other fund expenses. Such amounts are paid by the Managing Owner, and reimbursed to it by the Fund out of any remaining portion (after the payment of brokerage commissions and fees) of the 0.20% of Net Asset Value accrued for the payment of brokerage commissions and fees, routine operational, administrative and other ordinary expenses.
8.	In connection with orders to create and redeem Baskets, Authorized Participants will pay a transaction fee in the amount of $200 per order. Because these transactions fees are de minims in amount, are charged on a transaction-by transaction basis (and not on a Basket-by-Basket basis), and are borne by the Authorized Participants, they have not been included in the Breakeven Table.
9.	Interest income currently is estimated to be earned at a rate of 0.29%, based upon the September 30, 2016 yield on 90 day Treasury Bills.
10.	It is expected that interest income will not exceed the fees and costs incurred by the Fund over a 12 month period. Therefore, the Fund needs to generate gains of at least 0.76% to break even in a 12 month period.

11.	Investors may pay customary brokerage commissions in connection with purchases of Shares during the continuous offering period. Because such brokerage commission rates will vary from investor to investor, such brokerage commissions have not been included in the breakeven table. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

The “Breakeven Table,” as presented, is an approximation only. The capitalization of the Fund does not directly affect the level of its charges as a percentage of its Net Asset Value, other than (i) administrative expenses (which are assumed for purposes of the “Breakeven Table” to equal the maximum estimated percentage of the average beginning of month Net Asset Value) and (ii) brokerage commissions.

PERFORMANCE

From January 2011 to September 2016

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of Pool: WisdomTree Continuous Commodity Index Master Fund

(f/k/a GreenHaven Continuous Commodity Index Master Fund)

Type of Pool: Publicly offered Commodity Pool Listed on NYSE-ARCA

Inception of Fund: January 23, 2008

First Day of Public Trading: January 24, 2008

Aggregate Subscriptions: $1,181,867,082 through September 30, 2016

Current Net Asset Value: $213,673,816 at September 30, 2016

Largest monthly draw-down1: -13.54% during September 2011

Worst peak to valley draw-down: -51.26% from June 20082-February 2016

Date	Month	NAV	Rate of Return
1/31/2011	January	$34.01	3.44%
2/28/2011	February	$35.16	3.38%
3/31/2011	March	$35.20	0.11%
4/29/2011	April	$36.34	3.24%
5/31/2011	May	$34.87	-4.05%
6/30/2011	June	$33.59	-3.67%
7/30/2011	July	$34.48	2.65%
8/31/2011	August	$35.23	2.18%
9/30/2011	September	$30.46	-13.54%
10/29/2011	October	$32.21	5.75%
11/30/2011	November	$31.12	-3.38%
12/31/2011	December	$29.96	-3.73%
2011	Total Performance		-8.88%
1/31/2012	January	$31.29	4.44%
2/29/2012	February	$31.70	1.31%
3/30/2012	March	$30.35	-4.26%
4/30/2012	April	$29.51	-2.77%
5/31/2012	May	$26.95	-8.68%
6/29/2012	June	$28.43	5.49%
7/31/2012	July	$29.65	4.29%
8/31/2012	August	$30.35	2.36%
9/30/2012	September	$30.57	0.72%
10/31/2012	October	$29.56	-3.30%
11/30/2012	November	$29.82	0.88%
12/31/2012	December	$28.85	-3.25%
2012	YTD Performance		-3.70%
1/31/2013	January	$29.48	2.18%
2/28/2013	February	$28.21	-4.31%
3/31/2013	March	$28.26	0.18%
4/30/2013	April	$27.65	-2.16%
5/31/2013	May	$26.89	-2.75%
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

[1]	Draw Down: Losses experienced by the Fund over a specified period.
[2]	The peak began outside of the performance reporting time period, so June 2008 is being used instead of January 2011.

Date	Month	NAV	Rate of Return
6/28/2013	June	$25.76	-4.20%
7/31/2013	July	$26.01	0.97%
8/31/2013	August	$26.84	3.19%
9/30/2013	September	$26.48	-1.34%
10/31/2013	October	$26.15	-1.25%
11/30/2013	November	$25.84	-1.19%
12/31/2013	December	$25.70	-0.54%
2013	YTD Performance		-10.92%
1/31/2014	January	$25.87	0.66%
2/28/2014	February	$27.80	7.46%
3/31/2014	March	$28.19	1.40%
4/30/2014	April	$28.74	1.95%
5/31/2014	May	$27.78	-3.34%
6/30/2014	June	$27.91	0.47%
7/31/2014	July	$26.62	-4.62%
8/31/2014	August	$26.25	-1.39%
9/30/2014	September	$24.79	-5.56%
10/31/2014	October	$24.73	-0.24%
11/31/2014	November	$23.97	-3.07%
12/31/2014	December	$22.81	-4.84%
2014	YTD Performance		-11.25%
1/31/2015	January	$21.83	-4.30%
2/28/2015	February	$22.21	1.74%
3/31/2015	March	$21.20	-4.55%
4/30/2015	April	$21.90	3.30%
5/31/2015	May	$21.51	-1.78%
6/30/2015	June	$22.08	2.65%
7/31/2015	July	$20.14	-8.79%
8/31/2015	August	$19.89	-1.24%
9/30/2015	September	$19.48	-2.06%
10/31/2015	October	$19.80	1.64%
11/30/2015	November	$18.65	-5.81%
12/31/2015	December	$18.56	-0.48%
2015	YTD Performance		-18.63%
1/31/2016	January	$18.08	-2.59%
2/28/2016	February	$17.95	-0.72%
3/31/2016	March	$18.73	4.35%
4/30/2016	April	$19.83	5.87%
5/31/2016	May	$19.61	-1.11%
6/30/2016	June	$20.42	4.13%
7/31/2016	July	$19.83	-2.89%
8/31/2016	August	$19.33	-2.52%
9/30/2016	September	$19.51	0.93%
2016	YTD Performance		5.12%
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

The Fund started trading and commenced the Continuous Offering Period on January 24, 2008. The Fund’s results are verified by the Fund’s Administrator or its predecessor, as applicable. The Managing Owner will provide audited reports to Shareholders annually. Quarterly results for the period ending in March, June, September, and December can be accessed online at www.sec.gov and the Fund’s website, www.wisdomtree.com. The Fund’s quarterly results are filed on form 10-Q with the Securities and Exchange Commission.

The past performance up to the date of this Prospectus is a reflection of the performance associated with the prior principals of the Managing Owner (who are now principals of the Sub-Adviser) and new principals were installed as a result of the change in ownership of the Managing Owner. Such changes may impact future performance.

THE FUND AND MASTER FUND

WisdomTree Continuous Commodity Index Fund (f/k/a Greenhaven Continuous Commodity Index Fund) (the “Fund”) was formed as a Delaware statutory trust on October 27, 2006. The Fund issues common units of beneficial interest, or Shares, which represent units of fractional undivided beneficial interest in and ownership of the Fund. The term of the Fund is perpetual (unless terminated earlier in certain circumstances).

WisdomTree Continuous Commodity Index Master Fund (f/k/a Greenhaven Continuous Commodity Index Master Fund) (the “Master Fund”) was formed as a Delaware statutory trust on October 27, 2006. The Master Fund issues common units of beneficial interest, or Master Fund Units, which represent units of fractional undivided beneficial interest in and ownership of the Master Fund. The term of the Master Fund is perpetual (unless terminated earlier in certain circumstances).

On October 29, 2015, GreenHaven LLC (“GH”), the Managing Owner and certain other parties entered into a Unit Purchase Agreement with WisdomTree Investments, Inc. (“WTI”). Pursuant to the Purchase Agreement, GH agreed to transfer and sell to WTI all of the issued and outstanding units of membership interest in the Managing Owner, including the sole and exclusive power to direct the business and affairs of the Fund and the Master Fund, as well as certain other assets pertaining to the management of the Fund and the Master Fund, subject to various terms and conditions (the “Transaction”).

The Transaction was consummated on January 4, 2016 with an effective date of January 1, 2016. As a result, WTI became the sole member of the Managing Owner.

Additionally, in connection with the Transaction, the Managing Owner, the Fund and the Master Fund have engaged GreenHaven Advisors LLC (the “Sub-Adviser”) pursuant to a sub-advisory arrangement to provide advisory services to the Managing Owner, the Fund and the Master Fund for a period of time, in exchange for certain management fees.

The principal offices of the Fund and the Master Fund are located at c/o WisdomTree Commodity Services LLC, 245 Park Avenue, 35th Floor, New York, New York 10167, and its telephone number is (866) 909-9473.

The Fund invests substantially all of its assets in the Master Fund in a master-feeder structure. The Fund holds no investment assets other than Master Fund Units. The Master Fund is wholly-owned by the Fund and the Managing Owner. Each Share issued by the Fund correlates with a Master Fund Unit issued by the Master Fund and held by the Fund.

Under the Trust Declaration of the Fund and the Master Fund, CSC Trust Company of Delaware, the Trustee of the Fund and the Master Fund, has delegated to the Managing Owner certain of the power and authority to manage the business and affairs of the Fund and the Master Fund and has duties and liabilities to the Fund and the Master Fund.

THE INDEX

Index Description

Thomson Reuters (Markets) LLC, formerly Thomson Reuters America LLC, is the owner, publisher, and custodian of the Continuous Commodity Total Return Index, sometimes referred to as the Equal Weight Continuous Commodity Total Return Index (“CCI-TR” or “Index”), which represents a total return version of the underlying commodities of the tenth revision (as of January 2013) of the original Commodity Research Bureau Index (the “CRB Index”).

The original CRB Index was widely viewed as a broad measure of overall commodity price trends because of the diverse nature of its constituent commodities. In 2005, the CRB Index was revised for a ninth time, and is currently known as the Thomson Reuters/Jefferies CRB Index. The ninth revision formula continued to be calculated and was renamed the Continuous Commodity Index (the “CCI Index”). On January 7, 2013, the CCI Index was revised for a tenth time to include CME Soybean oil and remove ICE Frozen Concentrated Orange Juice at an equivalent allocation. Additionally, the Index methodology was changed from geometric averaging to arithmetic averaging and a five-day roll period replaced the former one-day period. Thomson Reuters (Markets) LLC is the owner, publisher, and custodian of the CCI-TR which represents a total return version of the CCI Index. Prior to the tenth revision, the Index was calculated to produce an equal-weighted geometric mean of the individual commodity price relatives, i.e., a ratio of the current price to the base year average price. The base year of the CCI is 1967 with a starting value of 100.

The Funds are based on the total return version CCI, called the CCI-TR. The base year for the CCI-TR is 1982, with a starting value of 100. The CCI is materially different from the CRB Index.

The CCI-TR is calculated to offer investors a representation of the investable returns that an investor should expect to receive by attempting to replicate the CCI index by buying the respective commodity futures and collateralizing their investment with United States Government securities, (i.e., 90 day T-Bills). The CCI-TR takes into account the economics of rolling listed commodity futures forward to avoid delivery and maintain exposure in liquid contracts. The Index is notionally composed of commodity futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid the delivery process and maintain a long futures position, contracts nearing a delivery date must be sold and contracts that have not yet reached delivery must be purchased. This process is known as “rolling” a futures position. An index, such as the CCI-TR, is commonly known as a “rolling index” because it replaces futures contracts as they approach maturity by notionally selling and purchasing offsetting contracts to avoid delivery and maintain exposure in liquid contracts.

Index Methodology

The individual commodity contributions are calculated as follows:

1.	Arithmetic averages for each commodity on the relevant business day are calculated.

where,

cm,t stands for the sum across the included contracts for each of the 17 commodities, so where s stands for the price of a given contract month

For example:

Corn sum (as of Jan 7, 2013) =	(Mar ‘13 Corn price + May ‘13 Corn price + Jul ‘13 Corn price)
3

avgt	stands for the daily average of settlement prices

w	is the equal weight of 5.88% (1/17th) for each constituent commodity

m	stands for each commodity

t	stands for each trading day for which updated settlement prices are available

2.	Today’s value of the average for the 17 components is then used with yesterday’s value to derive the applicable fair value index (“CRBCC”):

CRBCCt = CRBCCt-1 *	(	avgt	)
avgt-1

The CRBCC defines the actively considered set of futures contracts for each commodity as defined further in the 6 roll schedules listed in the appendix.

3.	Total Return:

Note: that for example after a weekend, 3 days of returns are due to be added to the index.

Contract Roll

The roll periods take place during the week leading up to the second Friday of the same six months (Jan, Feb, Apr, June, Aug, and Nov) every year. The roll implies a change from the pre-roll basket of contracts to the post-roll basket according to the following pattern:

At the close of the 1st roll day (a Monday): 20% post-roll basket + 80% pre-roll basket

Intraday of the 2nd roll day (a Tuesday): 20% post-roll basket + 80% pre-roll basket

At the close of the 2nd roll day: 40% post-roll basket + 60% pre-roll basket

Intraday of the 3rd roll day (a Wednesday): 40% post-roll basket + 60% pre-roll basket

At the close of the 3rd roll day: 60% post-roll basket + 40% pre-roll basket

Intraday of the 4th roll day (a Thursday): 60% post-roll basket + 40% pre-roll basket

At the close of the 4th roll day: 80% post-roll basket + 20% pre-roll basket

Intraday of the 5th roll day (a Friday): 80% post-roll basket + 20% pre-roll basket

At the close of the 5th roll day: 100% post-roll basket

Good Friday can fall on the second Friday in April (e.g., 2017). In this case, the open on the following Monday shows the final 40% of the roll rather than the final 20%. If no trading takes place during the roll for other reasons, reallocation between contracts without a price change is implemented for such days.

Real-Time Pricing Considerations

The Index is calculated: 5:00am – 6:00pm ET (internal), 8:00am – 8:22pm ET (NYSE Arca)

The index settles on a final value at around 3:15pm ET. On the internal instrument, outputs start at 5am ET carrying the previous day close and then the index will start fluctuating at 8am ET when the underlying contracts begin trading.

Constituent Contracts

Contract	Name	Exchange	Included contract months
CL	Crude Oil	NYMEX	All 12 calendar months
HO	Heating Oil	NYMEX	All 12 calendar months
NG	Natural Gas	NYMEX	All 12 calendar months
C	Corn	CBOT	Mar, May, Jul, Sep, Dec
S	Soybeans	CBOT	Jan, Mar, May, Jul, Aug, Nov
LC	Live Cattle	CME	Feb, Apr, Jun, Aug, Oct, Dec
GC	Gold	COMEX	Feb, Apr, Jun, Aug, Dec
HG	Copper	COMEX	Mar, May, Jul, Sep, Dec
SB	Sugar	ICE US	Mar, May, July, Oct
CT	Cotton	ICE US	Mar, May, July, Dec
CC	Cocoa	ICE US	Mar, May, July, Sep, Dec
KC	Coffee	ICE US	Mar, May, July, Sep, Dec
W	Wheat	CBOT	Mar, May, Jul, Sep, Dec
LH	Lean Hogs	CME	Feb, Apr, Jun, Jul, Aug, Oct, Dec
SI	Silver	COMEX	Mar, May, Jul, Sep, Dec
BO	Soy Oil	CBOT	Jan, Mar, May, Jul, Aug, Sep, Oct, Dec
PL	Platinum	COMEX	Jan, Apr, Jul, Oct

CCI Total Return Historical Prices (Monthly)

Tabular Performance

	1982	1983	1984	1985	1986	1987	1988	1989	1990	1991
January	101.34	103.24	110.00	103.27	102.07	107.23	124.46	141.62	155.48	151.18
February	97.88	98.56	111.46	99.17	98.26	106.00	121.18	144.01	158.05	153.90
March	95.25	102.16	116.15	103.90	97.97	107.87	127.08	145.51	159.10	154.35
April	96.80	104.58	114.17	101.06	100.60	115.54	128.08	146.19	162.61	153.43
May	93.93	108.48	116.20	98.95	97.33	116.74	134.02	142.61	162.60	152.96
June	92.81	107.15	112.18	96.93	96.02	116.95	138.37	146.79	158.82	149.72
July	93.17	111.80	103.00	97.80	96.09	119.23	132.59	142.60	160.55	154.80
August	95.18	113.31	107.59	98.97	102.70	117.97	132.63	144.06	163.58	152.99
September	93.88	110.20	105.27	100.66	103.82	118.36	128.43	144.97	168.59	156.77
October	96.53	106.39	106.20	103.64	104.31	119.00	134.88	144.75	161.51	160.40
November	98.58	109.27	104.62	104.85	103.81	124.75	139.34	147.55	159.48	158.33
December	98.44	111.16	101.03	106.03	104.80	124.41	144.35	150.98	158.64	152.25

	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
January	152.62	144.22	159.78	167.63	193.04	212.80	224.10	171.56	182.49	200.87
February	150.99	145.81	160.80	170.77	196.45	217.12	217.32	163.26	181.60	199.37
March	151.55	151.90	162.09	173.78	201.72	221.21	218.08	170.85	186.68	189.30
April	149.17	153.95	161.89	176.61	209.92	224.26	215.22	169.20	184.96	192.80
May	152.77	153.73	170.00	176.38	210.32	227.67	207.33	165.19	195.03	188.39
June	153.52	152.79	169.55	174.40	208.80	220.61	203.41	167.21	195.06	183.78
July	151.05	158.83	172.93	176.39	205.26	224.71	195.17	165.29	192.53	182.33
August	147.35	156.42	169.51	180.43	212.64	226.65	183.20	171.44	198.89	178.58
September	147.89	154.52	169.57	181.67	209.55	227.92	188.69	177.22	200.19	170.11
October	145.91	153.92	170.16	183.18	204.28	227.01	188.01	175.05	196.31	165.99
November	148.41	152.67	166.41	184.92	211.48	224.59	180.37	176.49	203.55	170.96
December	147.44	156.48	172.50	187.77	210.35	219.56	174.47	178.07	203.47	168.51

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
January	164.83	212.14	229.67	250.91	317.12	330.62	411.13	275.21	309.71	413.98
February	167.85	210.43	241.16	269.04	307.28	342.83	459.94	262.70	316.72	427.41
March	178.98	200.92	249.10	276.15	314.70	341.39	419.58	272.62	309.01	427.31
April	174.76	201.16	239.12	267.03	328.57	335.77	432.82	271.52	317.08	440.35
May	177.87	204.61	243.59	264.15	328.29	339.71	436.36	302.54	301.20	421.70
June	179.55	202.54	234.32	268.09	329.35	339.29	475.72	284.18	305.96	405.75
July	182.26	203.40	235.75	270.29	333.17	349.84	434.38	291.59	323.85	416.20
August	188.45	210.55	243.06	276.76	330.54	339.34	407.25	288.18	321.16	424.72
September	192.98	210.87	249.04	289.08	313.12	367.75	355.30	296.28	344.96	366.31
October	194.72	214.61	248.86	285.12	323.59	373.06	288.96	308.74	363.59	386.60
November	195.84	215.63	253.96	289.17	342.87	369.02	279.58	322.67	361.99	372.96
December	199.55	222.14	249.80	303.40	331.29	388.41	277.32	323.90	400.73	358.71

	2012	2013	2014	2015	2016
January	373.80	348.30	308.61	263.18	220.32
February	378.37	333.29	331.93	267.87	219.04
March	361.80	327.20	336.91	255.94	228.74
April	351.72	334.18	346.35	264.60	242.44
May	320.53	318.42	332.52	260.10	240.03
June	337.51	305.34	334.31	267.26	250.19
July	351.10	308.50	319.18	244.07	243.22
August	359.43	318.70	315.06	241.28	237.34
September	361.61	314.69	297.74	236.52	239.80
October	349.29	311.05	298.08	240.56
November	352.37	307.63	288.44	226.78
December	340.74	306.28	274.17	225.92

INVESTMENT OBJECTIVE

Investment Objective

The investment objective of the Fund and the Master Fund is to reflect the performance of the Index, over time, less the expenses of the operations of the Fund and the Master Fund.

The Fund pursues its investment objective by investing substantially all of its assets in the Master Fund. The Master Fund pursues its investment objective by investing in a portfolio of exchange-traded futures on the commodities comprising the Index, or the Index Commodities.

The Master Fund holds a portfolio of futures contracts on the Index Commodities as well as cash and United States Treasury securities for deposit with the Master Fund’s Commodity Brokers as margin and other high credit quality short-term fixed income securities. The Master Fund’s portfolio is traded with a view to reflecting the performance of the Index over time, whether the Index is rising, falling or flat over any particular period. The Master Fund is not “managed” by traditional methods, which typically involve effecting changes in the composition of the Master Fund’s portfolio (the “Portfolio”) on the basis of judgments relating to economic, financial and market considerations with a view to obtaining positive results under all market conditions. To maintain the correspondence between the composition and weightings of the Index Commodities comprising the Index, the Sub-Adviser may adjust the Portfolio on a daily basis to conform to periodic changes in the identity and/or relative weighting of the Index Commodities. The Sub-Adviser aggregates certain of the adjustments and makes changes to the Portfolio in the case of significant changes to the Index.

There can be no assurance that the Fund or the Master Fund will achieve its investment objective or avoid substantial losses. The Master Fund has limited trading and performance history. The value of the Shares is expected to fluctuate generally in relation to changes in the value of the Master Fund Units.

Role of Managing Owner and Sub-Adviser

The Managing Owner serves as the commodity pool operator and the Sub-Adviser serves as the commodity trading advisor of the Fund and the Master Fund.

Specifically, with respect to the Fund and the Master Fund, the Managing Owner:

(i)	selects the Trustee, Administrator, Distributor and the Fund’s and Master Fund’s auditor;

(ii)	negotiates various agreements and fees; and

(iii)	performs such other services as the Managing Owner believes that the Fund and the Master Fund may from time to time require.

Specifically, with respect to the Master Fund, the Sub-Adviser pursuant to delegation by the Managing Owner:

(i)	selects the Commodity Broker; and

(ii)	monitors the performance results of the Master Fund’s portfolio and reallocates assets within the Portfolio with a view to causing the performance of the Master Fund’s Portfolio to track that of the Index over time.

The Managing Owner, the Sub-Adviser and their trading principals have a limited history operating a commodity pool or managing a commodity trading account. The Managing Owner is registered as a commodity pool operator with the CFTC and was approved as a member of the NFA as of November 15, 2006. The Sub-Adviser is registered as a commodity trading advisor with the CFTC and was approved as a member of the NFA as of November 10, 2015.

The principal office of the Managing Owner is located at 245 Park Avenue, 35th Floor, New York, New York 10167. The telephone number of the Managing Owner is (866) 909-9473. The principal office of the Sub-Adviser is located at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326. The telephone number of the Sub-Adviser is (404) 389-9744.

WHO MAY SUBSCRIBE

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in DTC, and (3) have entered into an agreement with the Fund and the Managing Owner (a Participant Agreement). The Participant Agreement sets forth the procedures for the creation and redemption of Baskets of Shares and for the delivery of cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Managing Owner. See “Creation and Redemption of Shares” for more details.

CREATION AND REDEMPTION OF SHARES

The Fund will create and redeem Shares from time to time, but only in one or more Baskets. A Basket is a block of 50,000 Shares. Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee of $200 in connection with each order to create or redeem a Basket of Shares. Authorized Participants may sell the Shares included in the Baskets they purchase from the Fund to other investors. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. Investors will not be permitted to purchase Baskets from Authorized Participants unless they have made arrangements with an Authorized Participant. To become an Authorized Participant, a person must enter into a Participant Agreement with the Fund and the Managing Owner. The Participant Agreement sets forth the procedures for the creation and redemption of Baskets and for the payment of cash required for such creations and redemptions. The Participant Agreement and the related procedures attached thereto may be amended by the Managing Owner and the Distributor without the consent of any Shareholder or Authorized Participant. To compensate State Street for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Fund of $200 per order to create or redeem Baskets. Authorized Participants who purchase Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Managing Owner or the Fund, and no such person has any obligation or responsibility to the Managing Owner or the Fund to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”) and regulated by the Financial Industry Regulatory Authority (“FINRA”), or will be exempt from being or otherwise will not be required to be so regulated or registered, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets.

Under the Participant Agreements, the Managing Owner has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities. In addition, such indemnification may be made solely from and to the extent of the Master Fund’s assets, for indemnification and contribution amounts due from the Managing Owner in respect of such liabilities to the extent the Managing Owner has not paid such amounts when due.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Fund’s Trust Declaration and the form of Participant Agreement for more detail. The Fund’s Trust Declaration and the form of Participant Agreement are filed as exhibits (by incorporation) to the registration statement of which this Prospectus is a part.

Creation Procedures

On any business day, an Authorized Participant may place an order with the Distributor (as facilitated by State Street) to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when banks in New York City are required or permitted to be closed. Purchase orders must be placed by 10:00 a.m., New York time. The day on which a valid purchase order is received is the purchase order date. Purchase orders are irrevocable. By placing a purchase order, and prior to delivery of such Baskets, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the purchase order.

Determination of Required Payment

The total payment required to create each Basket is the Net Asset Value of 50,000 Shares as of the closing time of NYSE-ARCA or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the purchase order date. Baskets will be issued as of 12:00 p.m., New York time, on the Business Day immediately following the purchase order date at Net Asset Value per Share as of the closing time of NYSE-ARCA or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the purchase order date during the continuous offering period, but only if the required payment has been timely received.

Because orders to purchase Baskets must be placed by 10:00 a.m., New York time, but the total payment required to create a Basket during the continuous offering period will not be determined until 4:00 p.m., New York time, on the date the purchase order is received, Authorized Participants will not know the total amount of the payment required to create a Basket at the time they submit an irrevocable purchase order for the Basket. The Fund’s Net Asset Value and the total amount of the payment required to create a Basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

State Street may reject a purchase order if:

(i)	it determines that the purchase order is not in proper form;

(ii)	the Managing Owner believes that the purchase order would have adverse tax consequences to the Fund or its Shareholders; or

(iii)	circumstances outside the control of the Managing Owner or the Distributor make it, for all practical purposes, not feasible to process creations of Baskets.

Such parties will not be liable for the rejection of any purchase order.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Distributor (as facilitated by State Street) to redeem one or more Baskets. Redemption orders must be placed by 10:00 a.m., New York time. The day on which a valid redemption order is received in proper form is the redemption order date. Redemption orders are irrevocable. Individual Shareholders may not redeem directly from the Fund.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Fund not later than 12:00pm, New York time, on the business day immediately following the redemption order date. By placing a redemption order, and prior to receipt of the redemption proceeds, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the redemption order.

Determination of Redemption Proceeds

The redemption proceeds from the Fund consist of the cash redemption amount equal to the Net Asset Value of the number of Basket(s) requested in the Authorized Participant’s redemption order as of the closing time of the NYSE-ARCA or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the redemption order date. The Managing Owner will distribute the cash redemption amount at 12:00 p.m., New York time, on the business day immediately following the redemption order date through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system.

Delivery of Redemption Proceeds

The redemption proceeds due from the Fund is delivered to the Authorized Participant at 12:00 p.m., New York time, on the business day immediately following the redemption order date if, by such time, the Fund’s DTC account has been credited with the Baskets to be redeemed. If the Fund’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Distributor receives the fee applicable to the extension of the redemption distribution date which the Distributor may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Fund’s DTC account by 12:00 p.m., New York time, on such next business day. Any further outstanding amount of the redemption order shall be cancelled. The Distributor is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Fund’s DTC account by 12:00 p.m., New York time, on the business day immediately following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Distributor and the Managing Owner may from time to time agree upon.

Suspension or Rejection of Redemption Orders

The Managing Owner may suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Managing Owner determines to be necessary for the protection of the Shareholders. The Managing Owner will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

A redemption order may be rejected if the order is not in proper form as described in the order form and/or Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate State Street for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Fund of $200 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by State Street with consent from the Managing Owner. State Street must notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until thirty (30) days after the date of the notice.

The times for creation and redemption order cut-off times and/or settlement set forth above may be revised as designated by the Funds or its agents on the order form or related procedures as communicated to Authorized Participants.

THE COMMODITY BROKER

The Sub-Adviser, as delegated by the Managing Owner on behalf of the Fund, has designated Morgan Stanley & Co. LLC (together with its parent Morgan Stanley, Morgan Stanley Wealth Management, and its consolidated subsidiaries are collectively referred to as “MS&Co” or the “Company” hereafter ) as the Fund’s Commodity Brokers. MS&Co is registered as a futures commission merchant with the CFTC and is a member of the NFA. MS&Co’s principal place of business is located at 1585 Broadway, New York, NY 10036.

In addition to the matters described below, in the normal course of business, MS&Co has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the entities that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

MS&Co is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding MS&Co’s business, and involving, among other matters, sales and trading activities, financial products or offerings sponsored, underwritten or sold by MS&Co, and accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

MS&Co contests liability and/or the amount of damages as appropriate in each pending matter. Where available information indicates that it is probable a liability had been incurred at the date of the consolidated financial statements and MS&Co can reasonably estimate the amount of that loss, MS&Co accrues the estimated loss by a charge to income. MS&Co expects future litigation to fluctuate from period to period, given the current environment regarding government investigations and private litigation affecting global financial services firms, including MS&Co.

In many proceedings and investigations, however, it is inherently difficult to determine whether any loss is probable or even possible, or to estimate the amount of any loss. MS&Co cannot predict with certainty if, how or when such proceedings or investigations will be resolved or what the eventual settlement, fine, penalty or other relief, if any, may be, particularly for proceedings and investigations where the factual record is being developed or contested or where plaintiffs or government entities seek substantial or indeterminate damages, restitution, disgorgement or penalties. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, determination of issues related to class certification and the calculation of damages or other relief, and by addressing novel or unsettled legal questions relevant to the proceedings or investigations in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for a proceeding or investigation. Subject to the foregoing, MS&Co believes, based on current knowledge and after consultation with counsel, that the outcome of such proceedings and investigations will not have a material adverse effect on the consolidated financial condition of MS&Co, although the outcome of such proceedings or investigations could be material to MS&Co’s operating results and cash flows for a particular period depending on, among other things, the level of MS&Co’s revenues or income for such period.

Over the last several years, the level of litigation and investigatory activity (both formal and informal) by government and self-regulatory agencies has increased materially in the financial services industry. As a result, MS&Co expects that it may become the subject of increased claims for damages and other relief and, while MS&Co has identified below certain proceedings that MS&Co believes to be material, individually or collectively, there can be no assurance that additional material losses will not be incurred from claims that have not yet been asserted or are not yet determined to be material. The following disclosure is a description of such proceedings as of June 30, 2016.

Residential Mortgage and Credit Crisis Related Matters

Regulatory and Governmental Matters. The Company has received subpoenas and requests for information from certain federal and state regulatory and governmental entities, including among others various members of the RMBS Working Group of the Financial Fraud Enforcement Task Force, such as the United States Department of Justice, Civil Division and several state Attorney General’s Offices, concerning the origination, financing, purchase, securitization and servicing of subprime and non-subprime residential mortgages and related matters such as residential mortgage backed securities (“RMBS”), collateralized debt obligations (“CDOs”), structured investment vehicles (“SIVs”) and credit default swaps backed by or referencing mortgage pass-through certificates. These matters, some of which are in advanced stages, include, but are not limited to, investigations related to the Company’s due diligence on the loans that it purchased for securitization, the Company’s communications with ratings agencies, the Company’s disclosures to investors, and the Company’s handling of servicing and foreclosure related issues.

In May 2014, the California Attorney General’s Office (“CAAG”), which is one of the members of the RMBS Working Group, indicated that it has made certain preliminary conclusions that the Company made knowing and material misrepresentations regarding RMBS and that it knowingly caused material misrepresentations to be made regarding the Cheyne SIV, which issued securities marketed to the California Public Employees Retirement System. The CAAG has further indicated that it believes the Company’s conduct violated California law and that it may seek treble damages, penalties and injunctive relief. The Company does not agree with these conclusions and has presented defenses to them to the CAAG.

In October 2014, the Illinois Attorney General’s Office (“ILAG”) sent a letter to the Company alleging that the Company knowingly made misrepresentations related to RMBS purchased by certain pension funds affiliated with the State of Illinois and demanding that the Company pay ILAG approximately $88 million. The Company and ILAG reached an agreement to resolve the matter on February 10, 2016.

On January 13, 2015, the New York Attorney General’s Office (“NYAG”), which is also a member of the RMBS Working Group, indicated that it intends to file a lawsuit related to approximately 30 subprime securitizations sponsored by the Company. NYAG indicated that the lawsuit would allege that the Company misrepresented or omitted material information related to the due diligence, underwriting and valuation of the loans in the securitizations and the properties securing them and indicated that its lawsuit would be brought under the Martin Act. The Company and NYAG reached an agreement to resolve the matter on February 10, 2016.

On February 25, 2015, the Company reached an agreement in principle with the United States Department of Justice, Civil Division and the United States Attorney’s Office for the Northern District of California, Civil Division (collectively, the “Civil Division”) to pay $2.6 billion to resolve certain claims that the Civil Division indicated it intended to bring against the Company. That settlement was finalized on February 10, 2016.

On April 1, 2016, the California Attorney General’s Office filed an action against the Company and certain affiliates in California state court styled California v. Morgan Stanley, et al., on behalf of California investors, including the California Public Employees’ Retirement System and the California Teachers’ Retirement System. The complaint alleges that the Company made misrepresentations and omissions regarding residential mortgage-backed securities and notes issued by the Cheyne SIV, and asserts violations of the California False Claims Act and other state laws and seeks treble damages, civil penalties, disgorgement, and injunctive relief. On July 20, 2016, the Company filed a demurrer.

Civil Litigation

On December 23, 2009, the Federal Home Loan Bank of Seattle filed a complaint against the Company and another defendant in the Superior Court of the State of Washington, styled Federal Home Loan Bank of Seattle v. Morgan Stanley & Co. Inc., et al. The amended complaint, filed on September 28, 2010, alleges that defendants made untrue statements and material omissions in the sale to plaintiff of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sold to plaintiff by the Company was approximately $233 million. The complaint raises claims under the Washington State Securities Act and seeks, among other things, to rescind the plaintiff’s purchase of such certificates. By orders dated June 23, 2011 and July 18, 2011, the court denied defendants’ omnibus motion to dismiss plaintiff’s amended complaint and on August 15, 2011, the court denied the Company’s individual motion to dismiss the amended complaint. On March 7, 2013, the court granted defendants’ motion to strike plaintiff’s demand for a jury trial. The defendants’ joint motions for partial summary judgment were denied on November 9, 2015.

On March 15, 2010, the Federal Home Loan Bank of San Francisco filed a complaint against the Company and other defendants in the Superior Court of the State of California styled Federal Home Loan Bank of San Francisco v. Deutsche Bank Securities Inc. et al. An amended complaint, filed on June 10, 2010, alleges that defendants made untrue statements and material omissions in connection with the sale to plaintiff of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The amount of certificates allegedly sold to plaintiff by the Company was approximately $276 million. The complaint raises claims under both the federal securities laws and California law and seeks, among other things, to rescind the plaintiff’s purchase of such certificates. On August 11, 2011, plaintiff’s federal securities law claims were dismissed with prejudice. On February 9, 2012, defendants’ demurrers with respect to all other claims were overruled. On December 20, 2013, plaintiff’s negligent misrepresentation claims were dismissed with prejudice.

On July 15, 2010, The Charles Schwab Corp. filed a complaint against the Company and other defendants in the Superior Court of the State of California, styled The Charles Schwab Corp. v. BNP Paribas Securities Corp., et al. The second amended complaint, filed on March 5, 2012, alleges that defendants made untrue statements and material omissions in the sale to one of plaintiff’s subsidiaries of a number of mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sold to plaintiff’s subsidiary by the Company was approximately $180 million. The amended complaint raises claims under California law and seeks, among other things, to rescind the plaintiff’s purchase of such certificates. On April 10, 2012, the Company filed a demurrer to certain causes of action in the second amended complaint, which the court overruled on July 24, 2012. On November 24, 2014, plaintiff’s negligent misrepresentation claims were dismissed with prejudice. An initial trial of certain of plaintiff’s claims is scheduled to begin in July 2016. On April 21, 2016, the Company filed a motion for summary judgment. On July 27, 2016, the Company reached an agreement with the plaintiff to settle the litigation.

On July 15, 2010, China Development Industrial Bank (“CDIB”) filed a complaint against the Company, styled China Development Industrial Bank v. Morgan Stanley & Co. Incorporated et al., which is pending in the Supreme Court of the State of New York, New York County (“Supreme Court of NY”). The complaint relates to a $275 million credit default swap referencing the super senior portion of the STACK 2006-1 CDO. The complaint asserts claims for common law fraud, fraudulent inducement and fraudulent concealment and alleges that the Company misrepresented the risks of the STACK 2006-1 CDO to CDIB, and that the Company knew that the assets backing the CDO were of poor quality when it entered into the credit default swap with CDIB. The complaint seeks compensatory damages related to the approximately $228 million that CDIB alleges it has already lost under the credit default swap, rescission of CDIB’s obligation to pay an additional $12 million, punitive damages, equitable relief, fees and costs. On February 28, 2011, the court denied the Company’s motion to dismiss the complaint.

On October 15, 2010, the Federal Home Loan Bank of Chicago filed a complaint against the Company and other defendants in the Circuit Court of the State of Illinois, styled Federal Home Loan Bank of Chicago v. Bank of America Funding Corporation et al. A corrected amended complaint was filed on April 8, 2011. The corrected amended complaint alleges that defendants made untrue statements and material omissions in the sale to plaintiff of a number of mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans and asserts claims under Illinois law. The total amount of certificates allegedly sold to plaintiff by the

Company at issue in the action was approximately $203 million. The complaint seeks, among other things, to rescind the plaintiff’s purchase of such certificates. The defendants filed a motion to dismiss the corrected amended complaint on May 27, 2011, which was denied on September 19, 2012. On December 13, 2013, the court entered an order dismissing all claims related to one of the securitizations at issue. After that dismissal, the remaining amount of certificates allegedly issued by the Company or sold to plaintiff by the Company was approximately $78 million.

On April 20, 2011, the Federal Home Loan Bank of Boston filed a complaint against the Company and other defendants in the Superior Court of the Commonwealth of Massachusetts styled Federal Home Loan Bank of Boston v. Ally Financial, Inc. F/K/A GMAC LLC et al. An amended complaint was filed on June 29, 2012 and alleges that defendants made untrue statements and material omissions in the sale to plaintiff of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly issued by the Company or sold to plaintiff by the Company was approximately $385 million. The amended complaint raises claims under the Massachusetts Uniform Securities Act, the Massachusetts Consumer Protection Act and common law and seeks, among other things, to rescind the plaintiff’s purchase of such certificates. On May 26, 2011, defendants removed the case to the United States District Court for the District of Massachusetts. The defendants’ motions to dismiss the amended complaint were granted in part and denied in part on September 30, 2013. On November 25, 2013, July 16, 2014, and May 19, 2015, respectively, the plaintiff voluntarily dismissed its claims against the Company with respect to three of the securitizations at issue. After these voluntary dismissals, the remaining amount of certificates allegedly issued by the Company or sold to plaintiff by the Company was approximately $332 million.

On August 7, 2012, U.S. Bank, in its capacity as trustee, filed a complaint on behalf of Morgan Stanley Mortgage Loan Trust 2006-4SL and Mortgage Pass-Through Certificates, Series 2006-4SL against the Company styled Morgan Stanley Mortgage Loan Trust 2006-4SL, et al. v. Morgan Stanley Mortgage Capital Inc., pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $303 million, breached various representations and warranties. The complaint seeks, among other relief, rescission of the mortgage loan purchase agreement underlying the transaction, specific performance and unspecified damages and interest. On August 8, 2014, the court granted in part and denied in part the defendants’ motion to dismiss the complaint.

On August 8, 2012, U.S. Bank, in its capacity as trustee, filed a complaint on behalf of Morgan Stanley Mortgage Loan Trust 2006-14SL, Mortgage Pass-Through Certificates, Series 2006-14SL, Morgan Stanley Mortgage Loan Trust 2007-4SL and Mortgage Pass-Through Certificates, Series 2007-4SL against the Company. The complaint is styled Morgan Stanley Mortgage Loan Trust 2006-14SL, et al. v. Morgan Stanley Mortgage Capital Holdings LLC, as successor in interest to Morgan Stanley Mortgage Capital Inc. and is pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trusts, which had original principal balances of approximately $354 million and $305 million respectively, breached various representations and warranties. The complaint seeks, among other relief, rescission of the mortgage loan purchase agreements underlying the transactions, specific performance and unspecified damages and interest. On August 16, 2013, the court granted in part and denied in part the Company’s motion to dismiss the complaint.

On September 28, 2012, U.S. Bank, in its capacity as trustee, filed a complaint on behalf of Morgan Stanley Mortgage Loan Trust 2006-13ARX against the Company styled Morgan Stanley Mortgage Loan Trust 2006-13ARX v. Morgan Stanley Mortgage Capital Holdings LLC, as successor in interest to Morgan Stanley Mortgage Capital Inc., pending in the Supreme Court of NY. Plaintiff filed an amended complaint on January 17, 2013, which asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $609 million, breached various representations and warranties. The amended complaint seeks, among other relief, declaratory judgment relief, specific performance and unspecified damages and interest. By order entered September 30, 2014, the court granted in part and denied in part the Company’s motion to dismiss the amended complaint. On July 13, 2015, plaintiff perfected its appeal from the court’s September 30, 2014 decision.

On December 14, 2012, Royal Park Investments SA/NV filed a complaint against the Company, certain affiliates, and other defendants in the Supreme Court of NY, styled Royal Park Investments SA/NV v. Merrill Lynch et al. On October 24, 2013, plaintiff filed a new complaint against the Company in the Supreme Court of NY, styled Royal Park Investments SA/NV v. Morgan Stanley et al., alleging that defendants made material misrepresentations and omissions in the sale to plaintiff of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company to plaintiff was approximately $597 million. The complaint raises common law claims of fraud, fraudulent inducement, negligent misrepresentation, and aiding and abetting fraud and seeks, among other things, compensatory and punitive damages. The plaintiff filed an amended complaint on December 1, 2015. On April 29, 2016, the Company filed a motion to dismiss the amended complaint.

On January 10, 2013, U.S. Bank, in its capacity as trustee, filed a complaint on behalf of Morgan Stanley Mortgage Loan Trust 2006-10SL and Mortgage Pass-Through Certificates, Series 2006-10SL against the Company. The complaint is styled Morgan Stanley Mortgage Loan Trust 2006-10SL, et al. v. Morgan Stanley Mortgage Capital Holdings LLC, as successor in interest to Morgan Stanley Mortgage Capital Inc. and is pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $300 million, breached various representations and warranties. The complaint seeks, among other relief, an order requiring the Company to comply with the loan breach remedy procedures in the transaction documents, unspecified damages, and interest. On August 8, 2014, the court granted in part and denied in part the Company’s motion to dismiss the complaint.

On January 31, 2013, HSH Nordbank AG and certain affiliates filed a complaint against the Company, certain affiliates, and other defendants in the Supreme Court of NY, styled HSH Nordbank AG et al. v. Morgan Stanley et al. The complaint alleges that defendants made material misrepresentations and omissions in the sale to plaintiffs of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company to plaintiff was approximately $524 million. The complaint alleges causes of action against the Company for common law fraud, fraudulent concealment, aiding and abetting fraud, negligent misrepresentation, and rescission and seeks, among other things, compensatory and punitive damages. On April 12, 2013, defendants filed a motion to dismiss the complaint, which was granted in part and denied in part on July 21, 2015. On August 19, 2015, the Company filed a Notice of Appeal of the court’s decision, and on August 20, 2015, the plaintiffs filed a Notice of Cross-Appeal. On August 25, 2015, the plaintiffs filed a motion for leave to amend their complaint. On May 23, 2016, the parties reached an agreement in principle to settle the litigation.

On May 3, 2013, plaintiffs in Deutsche Zentral-Genossenschaftsbank AG et al. v. Morgan Stanley et al. filed a complaint against the Company, certain affiliates, and other defendants in the Supreme Court of NY. The complaint alleges that defendants made material misrepresentations and omissions in the sale to plaintiffs of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company to plaintiff was approximately $644 million. The complaint alleges causes of action against the Company for common law fraud, fraudulent concealment, aiding and abetting fraud, negligent misrepresentation, and rescission and seeks, among other things, compensatory and punitive damages. On June 10, 2014, the court granted in part and denied in part the defendants’ motion to dismiss the complaint. The Company perfected its appeal from that decision on June 12, 2015.

On May 17, 2013, plaintiff in IKB International S.A. in Liquidation, et al. v. Morgan Stanley, et al. filed a complaint against the Company and certain affiliates in the Supreme Court of NY. The complaint alleges that defendants made material misrepresentations and omissions in the sale to plaintiff of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company to plaintiff was approximately $132 million. The complaint alleges causes of action against the Company for common law fraud, fraudulent concealment, aiding and abetting fraud, and negligent misrepresentation, and seeks, among other things, compensatory and punitive damages. On October 29, 2014, the court granted in part and denied in part the Company’s motion to dismiss. All claims regarding four certificates were dismissed. After these dismissals, the remaining amount of certificates allegedly issued by the Company or sold to plaintiff by the Company was approximately $116 million. On August 26, 2015, the Company perfected its appeal from the court’s October 29, 2014 decision.

On July 2, 2013, Deutsche Bank, in its capacity as trustee, became the named plaintiff in Federal Housing Finance Agency, as Conservator for the Federal Home Loan Mortgage Corporation, on behalf of the Trustee of the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1 (MSAC 2007-NC1) v. Morgan Stanley ABS Capital I Inc., and filed a complaint in the Supreme Court of NY under the caption Deutsche Bank National Trust Company, as Trustee for the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1 v. Morgan Stanley ABS Capital I, Inc. On February 3, 2014, the plaintiff filed an amended complaint, which asserts claims for breach of contract and breach of the implied covenant of good faith and fair dealing and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.25 billion, breached various representations and warranties. The amended complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages, rescission and interest. On March 12, 2014, the Company filed a motion to dismiss the amended complaint. On April 12, 2016, the court granted in part and denied in part the Company’s motion to dismiss the amended complaint, dismissing all claims except a single claim, regarding which the motion was denied without prejudice.

On July 8, 2013, U.S. Bank National Association, in its capacity as trustee, filed a complaint styled Morgan Stanley Mortgage Loan Trust 2007-2AX, by U.S. Bank National Association, solely in its capacity as Trustee v. Morgan Stanley Mortgage Capital Holdings LLC, as successor-by-merger to Morgan Stanley Mortgage Capital Inc., and Greenpoint Mortgage Funding, Inc., pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $650 million, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages and interest. On August 22, 2013, the Company a filed a motion to dismiss the complaint, which was granted in part and denied in part on November 24, 2014.

On August 26, 2013, a complaint was filed against the Company and certain affiliates in the Supreme Court of NY, styled Phoenix Light SF Limited et al v. Morgan Stanley et al. The complaint alleges that defendants made untrue statements and material omissions in the sale to plaintiffs, or their assignors, of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly issued by the Company and/or sold to plaintiffs or their assignors by the Company was approximately $344 million. The complaint raises common law claims of fraud, fraudulent inducement, aiding and abetting fraud, negligent misrepresentation and rescission based on mutual mistake and seeks, among other things, compensatory damages, punitive damages or alternatively rescission or rescissionary damages associated with the purchase of such certificates. The defendants filed a motion to dismiss the complaint on December 13, 2013, which the parties later agreed would be deemed to be directed at an amended complaint filed on June 17, 2014. On April 23, 2015, the court granted the Company’s motion to dismiss the amended complaint, and on May 21, 2015, the plaintiffs filed a notice of appeal of that order.

On November 6, 2013, Deutsche Bank, in its capacity as trustee, became the named plaintiff in Federal Housing Finance Agency, as Conservator for the Federal Home Loan Mortgage Corporation, on behalf of the Trustee of the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC3 (MSAC 2007-NC3) v. Morgan Stanley Mortgage Capital Holdings LLC, and filed a complaint in the Supreme Court of NY under the caption Deutsche Bank National Trust Company, solely in its capacity as Trustee for Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC3 v. Morgan Stanley Mortgage Capital Holdings LLC, as Successor-by-Merger to Morgan Stanley Mortgage Capital Inc. The complaint asserts claims for breach of contract and breach of the implied covenant of good faith and fair dealing and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.3 billion, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages, rescission, interest and costs. On December 16, 2013, the Company filed a motion to dismiss the complaint. On April 12, 2016, the court granted the Company’s motion to dismiss the complaint, and granted the plaintiff the ability to seek to replead certain aspects of the complaint.

On December 30, 2013, Wilmington Trust Company, in its capacity as trustee for Morgan Stanley Mortgage Loan Trust 2007-12, filed a complaint against the Company. The matter is styled Wilmington Trust Company v. Morgan Stanley Mortgage Capital Holdings LLC et al. and is pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $516 million, breached various representations and warranties. The complaint seeks, among other relief, unspecified damages, interest and costs. On February 28, 2014, the defendants filed a motion to dismiss the complaint. On June 14, 2016, the court granted in part and denied in part the Company’s motion to dismiss.

On April 28, 2014, Deutsche Bank National Trust Company, in its capacity as trustee for Morgan Stanley Structured Trust I 2007-1, filed a complaint against the Company. The matter is styled Deutsche Bank National Trust Company v. Morgan Stanley Mortgage Capital Holdings LLC and is pending in the United States District Court for the Southern District of New York (“SDNY”). The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $735 million, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified compensatory and/or rescissory damages, interest and costs. On April 3, 2015, the court granted in part and denied in part the Company’s motion to dismiss the complaint.

On September 19, 2014, Financial Guaranty Insurance Company (“FGIC”) filed a complaint against the Company in the Supreme Court of NY, styled Financial Guaranty Insurance Company v. Morgan Stanley ABS Capital I Inc. et al. The complaint asserts claims for breach of contract and alleges, among other things, that the net interest margin securities (“NIMS”) in the trust breached various representations and warranties. FGIC issued a financial guaranty policy with respect to certain notes that had an original balance of approximately $475 million. The complaint seeks, among other relief, specific performance of the NIM breach remedy procedures in the transaction documents, unspecified damages, reimbursement of certain payments made pursuant to the transaction documents, attorneys’ fees and interest. On November 24, 2014, the Company filed a motion to dismiss the complaint.

On September 23, 2014, FGIC filed a complaint against the Company in the Supreme Court of NY styled Financial Guaranty Insurance Company v. Morgan Stanley ABS Capital I Inc. et al. The complaint asserts claims for breach of contract and fraudulent inducement and alleges, among other things, that the loans in the trust breached various representations and warranties and defendants made untrue statements and material omissions to induce FGIC to issue a financial guaranty policy on certain classes of certificates that had an original balance of approximately $876 million. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, compensatory, consequential and punitive damages, attorneys’ fees and interest. On November 24, 2014, the Company filed a motion to dismiss the complaint.

On January 23, 2015, Deutsche Bank National Trust Company, in its capacity as trustee, filed a complaint against the Company styled Deutsche Bank National Trust Company solely in its capacity as Trustee of the Morgan Stanley ABS Capital I Inc. Trust 2007-NC4 v. Morgan Stanley Mortgage Capital Holdings LLC as Successor-by-Merger to Morgan Stanley Mortgage Capital Inc., and Morgan Stanley ABS Capital I Inc., pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.05 billion, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, compensatory, consequential, rescissory, equitable and punitive damages, attorneys’ fees, costs and other related expenses, and interest. On October 20, 2015, the court granted in part and denied in part the Company’s motion to dismiss the complaint.

Commercial Mortgage Related Matter

On January 25, 2011, the Company was named as a defendant in The Bank of New York Mellon Trust, National Association v. Morgan Stanley Mortgage Capital, Inc., a litigation pending in the SDNY. The suit, brought by the trustee of a series of commercial mortgage pass-through certificates, alleges that the Company breached certain representations and warranties with respect to an $81 million commercial mortgage loan that was originated and transferred to the trust by the Company. The complaint seeks, among other things, to have the Company repurchase the loan and pay additional monetary damages. On June 16, 2014, the court granted the Company’s supplemental motion for summary judgment. On July 16, 2014, the plaintiff filed a notice of appeal. On April 27, 2016, the United States Court of Appeals for the Second Circuit vacated the judgment of the United States District Court for the SNDY and remanded the case to the SDNY for further proceedings consistent with its opinion.

Currency Related Matters

Regulatory and Governmental Matters.

The Company is responding to a number of regulatory and governmental inquiries both in the United States and abroad related to its foreign exchange business. In addition, on June 29, 2015, the Company and a number of other financial institutions were named as respondents in a proceeding before Brazil’s Council for Economic Defense related to alleged anticompetitive activity in the foreign exchange market for the Brazilian Real.

Class Action Litigation.

Beginning in December 2013, several foreign exchange dealers (including the Company and certain affiliates) were named as defendants in multiple purported antitrust class actions most of which have now been consolidated into a single proceeding in the United States District Court for the Southern District of New York styled In Re Foreign Exchange Benchmark Rates Antitrust Litigation. On July 16, 2015, plaintiffs filed an amended complaint generally alleging that defendants engaged in a conspiracy to fix, maintain or make artificial prices for key benchmark rates, to manipulate bid/ask spreads, and, by their behavior in the over-the-counter market, to thereby cause corresponding manipulation in the foreign exchange futures market. Plaintiffs seek declaratory relief as well as treble damages in an unspecified amount. Defendants filed a motion to dismiss the amended complaint on November 30, 2015.

On September 11, 2015, several foreign exchange dealers (including the Company and an affiliate) were named as defendants in a purported class action filed in the Ontario Superior Court of Justice styled Christopher Staines v. Royal Bank of Canada, et al. The plaintiff has made allegations similar to those in the In Re Foreign Exchange Benchmark Rates Antitrust Litigation and seeks C$1 billion as well as C$50 million in punitive damages. On September 16, 2015, a parallel proceeding was initiated in Quebec Superior Court styled Christine Beland v. Royal Bank of Canada, et al. based on similar allegations and seeking C$100 million as well as C$50 million in punitive damages.

Wealth Management Related Matters

The Company is currently defending itself in an ongoing arbitration styled Lynnda L. Speer, as Personal Representative of the Estate of Roy M. Speer, et al. v. Morgan Stanley Smith Barney LLC, et al., which is pending before a Financial Industry Regulatory Authority arbitration panel in the state of Florida. Plaintiffs assert claims for excessive trading, unauthorized use of discretion, undue influence, negligence and negligent supervision, constructive fraud, abuse of fiduciary duty, unjust enrichment and violations of several Florida statutes in connection with brokerage accounts owned by a former high-net worth wealth management client who is now deceased. Plaintiffs are seeking approximately $475 million in disgorgement, compensatory damages, statutory damages, punitive damages and treble damages under various factual and legal theories. On March 21, 2016, the arbitration panel issued an award in favor of plaintiffs in the amount of $32.8 million, plus attorneys’ fees and costs.

Matters Related to the CDS Market.

On July 1, 2013, the European Commission (“EC”) issued a Statement of Objections (“SO”) addressed to twelve financial firms (including the Company), the International Swaps and Derivatives Association, Inc. (“ISDA”) and Markit Group Limited (“Markit”) and various affiliates alleging that, between 2006 and 2009, the recipients breached European Union competition law by taking and refusing to take certain actions in an effort to prevent the development of exchange traded credit default swap (“CDS”) products. The Company and the other recipients of the SO filed a response to the SO on January 21, 2014, and attended oral hearings before the EC during the period May 12-19, 2014. On December 4, 2015, the EC announced that it had closed its antitrust investigation into the twelve financial firms, including the Company.

Beginning in May 2013, twelve financial firms (including the Company), as well as ISDA and Markit, were named as defendants in multiple purported antitrust class actions consolidated into a single proceeding in the SDNY styled In Re: Credit Default Swaps Antitrust Litigation. Plaintiffs alleged that defendants violated United States antitrust laws from 2008 to present in connection with their alleged efforts to prevent the development of exchange traded CDS products. The complaints sought, among other relief, certification of a class of plaintiffs who purchased CDS from defendants in the United States, treble damages and injunctive relief. On September 30, 2015, the Company reached an agreement with plaintiffs to settle the litigation. The settlement received preliminary court approval on October 29, 2015, and is subject to final court approval.

Other Litigation

On October 20, 2014, a purported class action complaint was filed against the Company and other defendants styled Genesee County Employees’ Retirement System v. Bank of America Corporation et al. in the SDNY. The action was later consolidated with four similar actions in SDNY under the lead case styled Alaska Electrical Pension Fund v. Bank of America Corporation et al. A consolidated amended complaint was filed on February 2, 2015 asserting claims for alleged violations of the Sherman Act, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, and tortious interference with contract. The consolidated amended complaint alleges, among other things, that the defendants engaged in antitrust violations with regards to the process of setting ISDAfix, a financial benchmark and seeks treble damages, injunctive relief, attorneys’ fees and other relief. On March 28, 2016, the court granted in part and denied in part the defendants’ motion to dismiss the consolidated amended complaint.

On July 11, 2016, the Company received an invitation to respond to a proposed claim (“Proposed Claim”) by the public prosecutor for Court of Accounts for the Republic of Italy. The Proposed Claim relates to certain derivative transactions between the Republic of Italy and the Company. The transactions were originally entered into between 1999 and 2005, and were terminated in December 2011 and January 2012. The Proposed Claim alleges, inter alia, that the Company was acting as an agent of the Republic of Italy, that some or all of the derivative transactions were improper and that the termination of the transactions was also improper. The Proposed Claim indicates that, if a proceeding is initiated against the Company, the public prosecutor would be asserting administrative claims against the Company for Euro 2.879 billion. The Company does not agree with the Proposed Claim and intends to present its defenses to the public prosecutor.

CFTC Administrative Action

On June 5, 2012, MS&Co consented to and became the subject of an Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, as amended, Making Findings and Imposing Remedial

Sanctions by the Commodity Futures Trading Commission (“CFTC”) to resolve allegations related to the failure of a salesperson to comply with exchange rules that prohibit off-exchange futures transactions unless there is an Exchange for Related Position (“EFRP”). Specifically, the CFTC found that from April 2008 through October 2009, MS&Co violated Section 4c(a) of the Commodity Exchange Act and Commission Regulation 1.38 by executing, processing and reporting numerous off-exchange futures trades to the Chicago Mercantile Exchange (“CME”) and Chicago Board of Trade (“CBOT”) as EFRPs in violation of CME and CBOT rules because those trades lacked the corresponding and related cash, OTC swap, OTC option, or other OTC derivative position. In addition, the CFTC found that MS&Co violated CFTC Regulation 166.3 by failing to supervise the handling of the trades at issue and failing to have adequate policies and procedures designed to detect and deter the violations of the Act and Regulations. Without admitting or denying the underlying allegations and without adjudication of any issue of law or fact, MS&Co accepted and consented to entry of findings and the imposition of a cease and desist order, a fine of $5,000,000, and undertakings related to public statements, cooperation and payment of the fine. MS&Co entered into corresponding and related settlements with the CME and CBOT in which the CME found that MS&Co violated CME Rules 432.Q and 538 and fined MS&Co $750,000 and CBOT found that MS&Co violated CBOT Rules 432.Q and 538 and fined MS&Co $1,000,000.

On August 6, 2015, the CFTC issued an Order requiring MS&Co to pay a $300,000 monetary penalty for failing to hold sufficient U.S. Dollars in segregated accounts in the United States to meet all of its U.S. Dollar obligations to cleared swaps customers. The Order also finds that the firm failed to implement adequate procedures and requires MS&Co to cease and desist from violating CFTC Regulations, as charged. As set forth in the Order, on numerous days from March 12, 2013 to March 7, 2014, MS&Co failed to hold sufficient U.S. Dollars in segregated accounts in the United States to meet all U.S. Dollar obligations to the firm’s cleared swaps customers, in violation of CFTC Regulation 22.9. On those days, MS&Co held the amount of the U.S. Dollar deficits in Euros and other currencies, rather than in U.S. Dollars, according to the Order. Because MS&Co held the amount of the U.S. Dollar deficits in other currencies, it did not have a shortfall in overall cleared swaps customer collateral. As the Order finds, however, the size of MS&Co’s U.S. Dollar deficits ranged from approximately $5 million to approximately $265 million, at times representing more than 10 percent of the amount that the firm was obligated to maintain in U.S. Dollars for cleared swaps customers. Additionally, the Order finds that from November 8, 2012 to on or about April 8, 2014, MS&Co did not have in place adequate procedures to comply with the currency denomination requirements for cleared swaps customer collateral and did not train and supervise its personnel to ensure compliance with CFTC Regulation 22.9. MS&Co thereby failed to supervise diligently its officers, employees, and agents and did not have sufficient procedures in place to detect and deter the violations found herein, in violation of Regulation 166.3.

DESCRIPTION OF THE SHARES AND THE MASTER FUND UNITS;

CERTAIN MATERIAL TERMS OF THE TRUST DECLARATIONS

The following summary briefly describes the Shares and the Master Fund Units and certain aspects of the operation of the Fund and the Master Fund and the respective responsibilities of the Trustee and the Managing Owner concerning the Fund and Master Fund and the material terms of the Declarations of Trust, each of which are substantially identical except as set forth below. Prospective investors should carefully review the Forms of Declarations of Trust filed as exhibits to the registration statement of which this Prospectus is a part and consult with their own advisers concerning the implications to such prospective subscribers of investing in a Delaware statutory trust. Capitalized terms used in this section and not otherwise defined shall have such meanings assigned to them under the applicable Trust Declaration.

Description of the Shares and the Master Fund Units

The Fund will issue common units of beneficial interest, or Shares, which represent units of fractional undivided beneficial interest in and ownership of the Fund. The Shares are listed on the NYSE-ARCA under the symbol “GCC.”

The Shares may be purchased from the Fund or redeemed on a continuous basis, but only by Authorized Participants and only in blocks of 50,000 Shares, or Baskets. Individual Shares may not be purchased from the Fund or redeemed. Shareholders that are not Authorized Participants may not purchase from the Fund or redeem Shares or Baskets.

The Fund invests the proceeds of its offering of the Shares in the Master Fund. The Master Fund will issue common units of beneficial interest, or Master Fund Units, which represent units of fractional undivided beneficial interest in and ownership of the Master Fund. Master Fund Units may be purchased or redeemed on a continuous basis, but only by the Fund and only in blocks of 50,000 Master Fund Units, or Master Unit Baskets. The Master Fund is wholly-owned by the Fund and indirectly, by the Managing Owner. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund.

Principal Office; Location of Records

Each of the Fund and the Master Fund is organized as a statutory trust under the Delaware Statutory Trust Act. The Fund and Master Fund are managed by the Managing Owner, whose office is located at 245 Park Avenue, 35th Floor, New York, New York 10167, telephone: (866) 909-9473.

The books and records of the Fund and the Master Fund will be maintained as described earlier herein.

The books and records of the Fund and the Master Fund are located at the addresses as provided earlier herein of the Managing Owner, Sub-Adviser or State Street, as applicable, and available for inspection and copying (upon payment of reasonable reproduction costs) by Shareholders or their representatives for any purposes reasonably related to a Shareholder’s interest as a beneficial owner of such Shares during regular business hours as provided in the Declarations of Trust. The Managing Owner will maintain and preserve the books and records of the Fund and the Master Fund for a period of not less than six (6) years.

The Trustee

CSC Trust Company of Delaware, a Delaware corporation (the Trustee), is the sole trustee of the Fund and Master Fund. The Trustee’s principal offices are located at 2711 Centerville Road, Suite 210, Wilmington, DE 19808. The Trustee is unaffiliated with the Managing Owner. The Trustee’s duties and liabilities with respect to the offering of the Shares and the management of the Fund and Master Fund are limited to its express obligations under the Trust Declarations.

The rights and duties of the Trustee, the Managing Owner and the Shareholders are governed by the provisions of the Delaware Statutory Trust Act and by the applicable Trust Declaration.

The Trustee serves as the sole trustee of the Fund and the Master Fund in the State of Delaware. The Trustee will accept service of legal process on the Fund and the Master Fund in the State of Delaware and will make certain filings under the Delaware Statutory Trust Act. The Trustee does not owe any other duties to the Fund or the Master Fund, the Managing Owner or the Shareholders. The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Fund and the Master Fund, provided, that any such resignation will not be effective until a successor Trustee is appointed by the Managing Owner. Each of the Trust Declarations provides that the Trustee is compensated by the Fund or the Master Fund, as appropriate, and is indemnified by the Fund or Master Fund, as appropriate, against any expenses it incurs relating to or arising out of the formation, operation or termination of the Fund or Master Fund, as appropriate, or the performance of its duties pursuant to the Trust Declarations, except to the extent that such expenses result from the gross negligence or willful misconduct of the Trustee. The Managing Owner has the discretion to replace the Trustee.

Only the Managing Owner has signed the Registration Statement of which this Prospectus is a part, and only the assets of the Fund, the Master Fund and the Managing Owner are subject to issuer liability under the federal securities laws for the information contained in this Prospectus and under federal laws with respect to the issuance and sale of the Shares. Under such laws, neither the Trustee, either in its capacity as trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the Shares. The Trustee’s liability in connection with the issuance and sale of the Shares is limited solely to the express obligations of the Trustee set forth in each Trust Declaration.

Under each Trust Declaration, the Trustee has delegated to the Managing Owner the exclusive management and control of all aspects of the business of the Fund and Master Fund. The Trustee will have no duty or liability to supervise or monitor the performance of the Managing Owner, nor will the Trustee have any liability for the acts or omissions of the Managing Owner. The Shareholders have no voice in the day-to-day management of the business and operations of the Fund or the Master Fund, other than certain limited voting rights as set forth in each Trust Declaration. In the course of its management of the business and affairs of the Fund and the Master Fund, the Managing Owner may, in its sole and absolute discretion, appoint an affiliate or affiliates of the Managing Owner as additional managing owners (except where the Managing Owner has been notified by the Shareholders that it is to be replaced as the managing owner) and retain such persons, including affiliates of the Managing Owner, as it deems necessary for the efficient operation of the Fund or Master Fund, as appropriate.

Because the Trustee has delegated substantially all of its authority over the operation of the Fund and the Master Fund to the Managing Owner, the Trustee itself is not registered in any capacity with the CFTC.

The Managing Owner

WisdomTree Commodity Services LLC, a Delaware limited liability company, is the Managing Owner of the Fund and the Master Fund. The Managing Owner serves as commodity pool operator of the Fund and Master Fund. The Managing Owner is registered with the CFTC as a Commodity Pool Operator (CPO) and was approved as a Member of the NFA as of November 15, 2006. Its principal place of business is 245 Park Avenue, 35th Floor, New York, New York 10167, telephone: (866) 909-9473. The registration of the Managing Owner with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved the Managing Owner, the Fund or the Master Fund. See “Performance” on pages 26 to 27 for a description of the past performance of the Fund.

In its capacity as a commodity pool operator, the Managing Owner is an organization which operates or solicits funds for a commodity pool; that is, an enterprise in which funds contributed by a number of persons are combined for the purpose of trading futures contracts.

The following individuals are executive officers of the Managing Owner and will thus participate in managing the Funds:

Gregory Barton – President and Chief Executive Officer. Mr. Barton has served as the Executive Vice President-Operations and Chief Operating Officer of WTI since October 2012. From June 2009 to July 2012, Mr. Barton served as Executive Vice President Business and Legal Affairs, General Counsel and Secretary of The Street, Inc., a financial media company. Mr. Barton served as an Independent Trustee and Chairman of the Audit Committee of WisdomTree Trust from August 2008 to June 2009 and July 2012 to October 2012. From October 2007 to August 2008, Mr. Barton served as General Counsel and Secretary of Martha Stewart Living Omnimedia, Inc., a media and merchandising company. From October 2004 to October 2007, Mr. Barton served as Executive Vice President, Licensing and Legal Affairs, General Counsel and Secretary, and from November 2002 to October 2004, as Executive Vice President, General Counsel and Secretary, of Ziff Davis Media Inc., a technology media company. Preceding Ziff Davis, Mr. Barton served in a variety of positions at WTI (then known as Individual Investor Group, Inc.) from August 1998 to November 2002, including President, Chief Financial Officer and General Counsel. From September 1996 to August 1998, Mr. Barton served as Vice President, Corporate and Legal Affairs, and General Counsel, and from May 1995 to September 1996 as General Counsel, of Alliance Semiconductor Corporation, an integrated circuit company. Mr. Barton received a B.A. degree, summa cum laude, from Claremont McKenna College and a J.D. degree, magna cum laude, from Harvard Law School. Mr. Barton became a registered Associated Person and Principal of the Managing Owner on January 4, 2016. Mr. Barton is also a registered Associated Person and Principal of WisdomTree Coal Services, LLC, effective as of January 4, 2016, and a registered Associated Person and Principal of WisdomTree Asset Management, Inc., effective as of February 15, 2013 and December 13, 2012, respectively. Mr. Barton is 54 years old.

David Castano – Chief Financial Officer and Treasurer. Mr. Castano has served as Director of Fund Accounting & Administration of WisdomTree Asset Management, Inc. since June 2011 and Treasurer/Principal Financial Officer of the WisdomTree Trust since January 2013. From December 2006 to June 2011, Mr. Castano served as an Assistant Vice President and Vice President of Legg Mason & Co., a global investment management firm. From May 2004 to December 2006, Mr. Castano served as an Assistant Treasurer at Lord Abbett mutual funds. From March 2003 to May 2004, Mr. Castano served as a Supervisor at UBS Global Asset Management, a privately owned investment manager. Mr. Castano received a BBA in Public Accounting from Pace University. Mr. Castano became a registered Principal of the Managing Owner on March 8, 2016. Mr. Castano is also a registered Principal of WisdomTree Coal Services, LLC, effective as of March 8, 2016. Mr. Castano is 44 years old.

Peter Ziemba – Executive Vice President, Chief Legal Officer and Secretary. Mr. Ziemba has served as WTI’s Executive Vice President – Business and Legal Affairs since January 2008 and Chief Legal Officer since March 2011. From April 2007 to March 2011, Mr. Ziemba served as WTI’s General Counsel. From September 1982 to April 2007, Mr. Ziemba was an attorney in the Corporate and Securities department of Graubard Miller. Mr. Ziemba received his B.A. in History with university honors from Binghamton University and his J.D., cum laude, from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of WTI from 1996 to 2003. Mr. Ziemba is a Principal of WisdomTree Asset Management, Inc. effective as of April 20, 2016. Mr. Ziemba is 58 years old.

WisdomTree Investments, Inc.

WisdomTree Investments, Inc., a Delaware corporation, is the sole owner of the Managing Owner. WisdomTree Investments, Inc. is an exchange traded fund (“ETF”) sponsor and exchange traded product sponsor that launched its first ETFs in June 2006. WisdomTree Investments, Inc. does not act as a commodity pool operator or commodity trading advisor.

The Sub-Adviser

Background

GreenHaven Advisors LLC, as the Sub-Adviser, serves as the commodity trading advisor of the Fund and Master Fund. The Sub-Adviser is registered with the CFTC as a Commodity Trading Advisor (CTA) and was approved as a Member of the NFA as of November 10, 2015. Its principal place of business is 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326, telephone: (404) 389-9744.

The registration of the Sub-Adviser with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved the Sub-Adviser, the Fund or the Master Fund. In its capacity as a commodity trading advisor, the Sub-Adviser is an organization which, for compensation or profit, advises others as to the value of or the advisability of buying or selling futures contracts.

Principals and Key Employees.

The following individuals are the key decision-makers of the Sub-Adviser:

Ashmead Pringle – Chief Executive Officer. Mr. Pringle founded the Sub-Adviser and has served as its Chief Executive Officer in charge of managing its business since November 2015. He became a registered Associated Person and listed Principal of the Sub-Adviser in November 2015. Mr. Pringle also founded Grain Service Corporation (“GSC”), a commodity research and trading company, and has served as its President since October 1984. He became a registered Associated Person and listed Principal of GSC in June 1985. Mr. Pringle also founded the Managing Owner and served as its Chief Executive Officer in charge of managing its business from October 2006 to January 2016. He was a registered Associated Person and listed Principal of the Managing Owner from October 2006 to January 2016. Mr. Pringle also founded GreenHaven LLC, the former holding company of the Managing Owner, and managed its business operations from September 2006 to February 2011. Mr. Pringle was a registered Associated Person and listed Principal of GreenHaven LLC from September 2006 to February 2011. Mr. Pringle also founded the GreenHaven Coal Services, LLC (“GreenHaven Coal”), the Sponsor of the GreenHaven Coal Fund (liquidated in September 2016), and served as its President in charge of managing its business from August 2012 to January 2016. He was a registered Associated Person and listed Principal of GreenHaven Coal from August 2012 to January 2016. Mr. Pringle is 70 years old.

Cooper Anderson – Chief Financial Officer. Mr. Anderson is a trader for the Sub-Adviser and is responsible for daily futures trading, cash flow management, treasury portfolio management, and quantitative analysis for the Fund. He became a registered Associated Person and listed Principal of the Sub-Adviser in November 2015. From December of 2002 to March of 2006, Mr. Anderson worked as an analyst in Institutional Equity Sales and Trading for Credit Suisse Securities USA LLC, a securities broker dealer and investment bank based in Zurich, Switzerland. At Credit Suisse Securities USA LLC, Mr. Anderson served as a brokerage sales person covering the major financial institutions in the Southeastern United States and the Caribbean. Between March of 2006 and April of 2007, Mr. Anderson took time off from work. From May 2007 to February 2011, Mr. Anderson was a managing partner and registered Associated Person and listed Principal of GreenHaven LLC, the former holding company of the Managing Owner. From November 2009 to January 2016, Mr. Anderson was a trader and Chief Financial Officer, and registered Associated Person and listed Principal of the Managing Owner. From May 2012 to January 2016, Mr. Anderson was the Chief Financial Officer of GreenHaven Coal, the Sponsor of the GreenHaven Coal Fund (liquidated in September 2016), responsible for managing GreenHaven Coal and the GreenHaven Coal Fund’s finances and trading, and a registered Associated Person and listed Principal of the GreenHaven Coal. Mr. Anderson is 36 years old.

Scott Glasing – Trader. Mr. Glasing is a trader for the Sub-Adviser and is responsible for daily futures trading. He became a registered Associated Person and listed Principal of the Sub-Adviser in November 2015. Since February 1998, Mr. Glasing has worked for GSC as a trader. He became a registered Associated Person of GSC in April 1998 and a listed Principal of GSC in March 1998. From September 2006 to February 2011, Mr. Glasing

was a trader and a registered Associated Person of GreenHaven LLC, the former holding company of the Managing Owner. From November 2006 to January 2016, Mr. Glasing was a trader and a registered Associated Person and listed Principal of the Managing Owner. From August 2012 to January 2016, Mr. Glasing was a trader and a registered Associated Person and listed Principal of GreenHaven Coal Services, the Sponsor of the GreenHaven Coal Fund (liquidated in September 2016). Mr. Glasing is 53 years old.

Tom Fernandes – Partner. Mr. Fernandes is a managing partner of the Sub-Advisor. He became a registered Associated Person and listed Principal of the Sub-Adviser in November 2015. From March 2000 to March 2002, Mr. Fernandes was employed as a trader at Fleet Bank of Boston. From March 2002 to April 2005, Mr. Fernandes worked as an analyst at West Broadway Partners, an investment partnership. From May 2005 to October 2006, Mr. Fernandes served as a commodity expert for GSC. He was registered as an Associated Person of GSC starting in August 2005. From October 2006 to August 2012, Mr. Fernandes served as Chief Financial Officer of the Managing Owner. Mr. Fernandes was a registered Associated Person of the Managing Owner from November 2006 until February 2016 and was registered Principal of the Managing Owner from October 2006 until August 2012. From August 2006 to February 2011, Mr. Fernandes was a managing partner and a registered Associated Person and listed Principal of GreenHaven LLC, the former holding company of the Managing Owner. From August 2012 to October 2014, Mr. Fernandes was Chief Operating Officer and a registered Associated Person and listed Principal of GreenHaven Coal Services, the Sponsor of the GreenHaven Coal Fund (liquidated in September 2016). Since August 2012, Mr. Fernandes has served as Chief Executive Officer of GSC Agribusiness, a livestock producer. Mr. Fernandes is 43 years old.

None of the officers set forth above with respect to the Managing Owner or Sub-Adviser receives a salary directly from the Master Fund or the Fund as a result of serving in any capacity. However, such persons may be compensated from the fees received in connection with their services.

The performance history of the Fund and the Master Fund, for the past five years and year-to-date, is summarized on pages 26 to 27.

Fiduciary Obligations of the Managing Owner

As managing owner of the Fund and the Master Fund, the Managing Owner effectively is subject to the duties and restrictions imposed on “fiduciaries” under both statutory and common law. The Managing Owner has a fiduciary responsibility to the Shareholders to exercise good faith, fairness and loyalty in all dealings affecting the Fund and the Master Fund, consistent with the terms of the Trust Declarations. A form of each of the Trust Declarations is filed as an exhibit to the registration statement of which this Prospectus is a part. The general fiduciary duties which would otherwise be imposed on the Managing Owner (which would make the operation of the Fund and the Master Fund as described herein impracticable due to the strict prohibition imposed by such duties on, for example, conflicts of interest on behalf of a fiduciary in its dealings with its beneficiaries), are defined and limited in scope by the disclosure of the business terms of the Fund and the Master Fund, as set forth herein and in the Trust Declarations (to which terms all Shareholders, by subscribing to the Shares, are deemed to consent).

The Trust Declarations provide that the Managing Owner and its affiliates shall have no liability to the Fund, the Master Fund or any Shareholder for any loss suffered by the Fund or the Master Fund arising out of any action or inaction of the Managing Owner or its affiliates or their respective directors, officers, shareholders, partners, members, managers or employees (the “Managing Owner Related Parties”) if the Managing Owner Related Parties, in good faith, determined that such course of conduct was in the best interests of the Fund or the Master Fund, as applicable, and such course of conduct did not constitute gross negligence or misconduct by the Managing Owner Related Parties. The Fund and the Master Fund have agreed to indemnify the Managing Owner Related Parties against claims, losses or liabilities based on their conduct relating to the Fund and the Master Fund, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute gross negligence or misconduct and was done in good faith and in a manner reasonably believed to be in the best interests of the Fund or the Master Fund, as applicable.

Fiduciary and Regulatory Duties of the Managing Owner

An investor should be aware that the terms of the governing instrument of the Fund or the Master Fund, as applicable, may expand or restrict or eliminate the Managing Owner’s duties (including fiduciary duties) owed to the Fund, the Master Fund or any beneficial owner of the Fund or the Master Fund, as applicable, provided that the governing instrument of the Fund or the Master Fund, as applicable, may not eliminate the implied contractual covenant of good faith and fair dealing.

Under Delaware law, a beneficial owner of a statutory trust (such as a Shareholder of the Fund) may, under certain circumstances and in accordance with the statutory trust’s governing instrument, institute legal action on behalf of himself and all other similarly situated beneficial owners (a “class action”) to recover damages from a managing owner of such statutory trust for violations of fiduciary duties, or on behalf of a statutory trust (a “derivative action”) to recover damages from a third party where a trustee with authority to do so has failed or refused to institute proceedings to recover such damages. In addition, beneficial owners may have the right, subject to certain legal requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”). Beneficial owners who have suffered losses in connection with the purchase or sale of their beneficial interests may be able to recover such losses from a managing owner where the losses result from a violation by the managing owner of the anti-fraud provisions of the federal securities laws.

Under certain circumstances, Shareholders also have the right to institute a reparations proceeding before the CFTC against the Managing Owner (a registered commodity pool operator), the Sub-Adviser (a commodity trading advisor), the Commodity Broker (registered futures commission merchant), as well as those of their respective employees who are required to be registered under the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder. Private rights of action are conferred by the Commodity Exchange Act. Investors in commodities and in commodity pools may, therefore, invoke the protections provided thereunder.

There are substantial and inherent conflicts of interest in the structure of the Fund and the Master Fund which are, on their face, inconsistent with the Managing Owner’s fiduciary duties. One of the purposes underlying the disclosures set forth in this Prospectus is to disclose to all prospective investors these conflicts of interest so that the Managing Owner may have the opportunity to obtain investors’ informed consent to such conflicts. Prospective investors who are not willing to consent to the various conflicts of interest described under “Conflicts of Interest” and elsewhere should not invest in the Fund. The Managing Owner (among other persons, such as the Sub-Adviser) currently intends to raise such disclosures and consent as a defense in any proceeding brought seeking relief based on the existence of such conflicts of interest.

The foregoing summary describing in general terms the remedies available to Shareholders under federal law is based on statutes, rules and decisions as of the date of this Prospectus. This is a rapidly developing and changing area of the law. Therefore, Shareholders who believe that they may have a legal cause of action against any of the foregoing parties should consult their own counsel as to their evaluation of the status of the applicable law at such time.

Ownership or Beneficial Interest in the Fund and Master Fund

No principal of the Managing Owner or the Sub-Adviser has an ownership or beneficial interest in either the Fund or the Master Fund. The Managing Owner owns 50 General Units of each of the Master Fund and the Fund.

Management; Voting by Shareholders

The Shareholders take no part in the management or control, and have no voice in the operations or the business of the Fund or the Master Fund. Shareholders, may, however, remove and replace the Managing Owner as the managing owner of the Fund, except in certain limited respects, upon the affirmative vote of the Shares then owned by Shareholders representing at least 75% of the Net Asset Value. The Shareholders may also amend the Trust Declaration of the Fund, except in certain limited respects, by the affirmative vote of the Shares then owned by Shareholders representing a majority of the Net Asset Value (excluding any Shares held by the Managing Owner and its affiliates). The affirmative vote of the Shares then owned by Shareholders representing at least 75% of the Net Asset Value may also compel dissolution of the Fund. The owners of ten percent (10%) of the outstanding Shares then owned by Shareholders have the right to bring a matter before a vote of the Shareholders. The Managing Owner has no power under the Trust Declaration to restrict any of the Shareholders’ voting rights. Any Shares purchased by the Managing Owner or its affiliates, as well as the Managing Owner’s general liability interest in the Fund or Master Fund, are non-voting.

The Managing Owner has the right unilaterally to amend the Trust Declaration provided that any such amendment is for the benefit of and not adverse to the Shareholders or the Trustee and also in certain unusual circumstances – for example, if doing so is necessary to comply with certain regulatory requirements.

Otherwise, when a proposed action requires Shareholder approval, the Trust Declaration permits the Managing Owner to obtain Shareholder approval through a negative solicitation process. After providing Shareholders with proper notice and an opportunity to consent or object to a proposed action, the Managing Owner may take such action unless written objection is received from Shareholders representing Shares that constitute over 50% of Net Asset Value.

Recognition of the Fund and the Master Fund in Certain States

A number of states do not have “business trust” statutes such as that under which the Fund and the Master Fund have been formed in the State of Delaware. It is possible, although unlikely, that a court in such a state could hold that, due to the absence of any statutory provision to the contrary in such jurisdiction, the Shareholders, although entitled under Delaware law to the same limitation on personal liability as stockholders in a private corporation for profit organized under the laws of the State of Delaware, are not so entitled in such state. To protect Shareholders against any loss of limited liability, the Trust Declarations provide that no written obligation may be undertaken by the Fund or Master Fund unless such obligation is explicitly limited so as not to be enforceable against any Shareholder personally. Furthermore, each of the Fund and Master Fund itself indemnifies all its Shareholders against any liability that such Shareholders might incur in addition to that of a beneficial owner. The Managing Owner is itself generally liable for all obligations of the Fund and the Master Fund and will use its assets to satisfy any such liability before such liability would be enforced against any Shareholder individually.

Possible Repayment of Distributions Received by Shareholders; Indemnification by Shareholders

The Shares are limited liability investments; investors may not lose more than the amount that they invest plus any profits recognized on their investment. However, Shareholders could be required, as a matter of bankruptcy law, to return to the estate of the Fund any distribution they received at a time when the Fund was in fact insolvent or in violation of its Trust Declaration. In addition, although the Managing Owner is not aware of this provision ever having been invoked in the case of any public futures fund, Shareholders agree in the Trust Declaration that they will indemnify the Fund for any harm suffered by it as a result of (i) Shareholders’ actions unrelated to the business of the Fund, or (ii) taxes imposed on the Shares by the states or municipalities in which such investors reside.

The foregoing repayment of distributions and indemnity provisions (other than the provision for Shareholders indemnifying the Fund for taxes imposed upon it by the state or municipality in which particular Shareholders reside, which is included only as a formality due to the fact that many states do not have business trust statutes so that the tax status of the Fund in such states might, theoretically, be challenged – although the Managing Owner is unaware of any instance in which this has actually occurred) are commonplace in statutory trusts and limited partnerships.

Shares Freely Transferable

The Shares trade on NYSE-ARCA. The Fund will hold no investment assets other than Master Fund Units, otherwise the Fund will make such investments directly. The Fund trades with a view to tracking the Index over time, less expenses. The Fund’s Shares may be bought and sold on NYSE-ARCA like any other exchange-listed security.

Book-Entry Form

Individual certificates will not be issued for the Shares. Instead, global certificates are deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Under the Fund’s Trust Declaration, Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the Shares through DTC Participants or Indirect Participants. The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Reports to Shareholders

The Managing Owner will furnish you with annual reports as required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Fund and the Master Fund. You also will be provided with appropriate information to permit you (on a timely basis) to file your United States federal and state income tax returns with respect to your Shares.

The Managing Owner will notify Shareholders of any change in the fees paid by the Fund and the Master Fund or of any material changes to the Fund or the Master Fund. Any such notification shall include a description of Shareholders’ voting rights.

Net Asset Value

“Net Asset Value” means the total assets of the Master Fund including, but not limited to, all cash and cash equivalents or other debt securities less total liabilities of the Master Fund, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting. In particular, Net Asset Value includes any unrealized profit or loss on open commodity futures contracts, and any other credit or debit accruing to the Master Fund but unpaid or not received by the Master Fund. All open commodity futures contracts traded on a United States exchange will be calculated at their then current market value, which will be based upon the settlement price for that particular commodity futures contract traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the most recent day on which the position could have been liquidated shall be the basis for determining the market value of such position for such day.

The current market value of all open commodity futures contracts traded on a non-United States exchange shall be based upon the settlement price for that particular commodity futures contract traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided further, that if a commodity futures contract traded on a non-United States exchange could not be liquidated on such day, due to the operation of daily limits (if applicable) or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the most recent day on which the position could have been liquidated shall be the basis for determining the market value of such position for such day.

The Managing Owner may in its discretion (and under extraordinary circumstances, including, but not limited to, periods during which a settlement price of a futures contract is not available due to exchange limit orders or force majeure type events such as systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) value any asset of the Master Fund pursuant to such other principles as the Managing Owner deems fair and equitable so long as such principles are consistent with normal industry standards. Notwithstanding, such valuations may differ from valuations of others in the industry. Interest earned on the Master Fund’s commodity brokerage account will be accrued at least monthly. The amount of any distribution will be a liability of the Master Fund from the day when the distribution is declared until it is paid.

Net Asset Value per Master Fund Unit is the Net Asset Value of the Master Fund divided by the number of outstanding Master Fund Units. Because there will be a one-to-one correlation between Shares and Master Fund Units, the Net Asset Value per Share and the Net Asset Value per Master Fund Unit will be equal.

Termination Events

The Fund will dissolve at any time upon the happening of any of the following events:

(i)	The filing of a certificate of dissolution or revocation of the Managing Owner’s charter (and the expiration of ninety (90) days after the date of notice to the Managing Owner of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Managing Owner, or an event of withdrawal unless (i) at the time there is at least one remaining Managing Owner and that remaining Managing Owner carries on the business of the Fund or (ii) within ninety (90) days of such event of withdrawal all the remaining Shareholders agree in writing to continue the business of the Fund and to select, effective as of the date of such event, one or more successor Managing Owners. If the Fund is terminated as the result of an event of withdrawal and a failure of all remaining Shareholders to continue the business of the Fund and to appoint a successor Managing Owner as provided above within one hundred and twenty (120) days of such event of withdrawal, Shareholders holding Shares representing at least seventy-five percent (75%) of the Net Asset Value (not including Shares held by the Managing Owner and its affiliates) may elect to continue the business of the Fund by forming a new statutory trust, or reconstituted trust, on the same terms and provisions as set forth in the Trust Declaration. Any such election must also provide for the election of a Managing Owner to the reconstituted trust. If such an election is made, all Shareholders of the Fund shall be bound thereby and continue as Shareholders of the reconstituted trust.

(ii)	The occurrence of any event which would make unlawful the continued existence of the Fund.

(iii)	In the event of the suspension, revocation or termination of the Managing Owner’s registration as a Commodity Pool Operator, or membership as a Commodity Pool Operator with the NFA (if, in either case, such registration is required at such time unless at the time there is at least one remaining managing owner whose registration or membership has not been suspended, revoked or terminated).

(iv)	The Fund becomes insolvent or bankrupt.

(v)	The Shareholders holding Shares representing at least seventy-five percent (75%) of the Net Asset Value (which excludes the Shares of the Managing Owner) vote to dissolve the Fund, notice of which is sent to the Managing Owner not less than ninety (90) Business Days prior to the effective date of termination.

(vi)	The determination of the Managing Owner that the aggregate net assets of the Fund in relation to the operating expenses of the Fund make it unreasonable or imprudent to continue the business of the Fund.

(vii)	The Fund becoming required to be registered as an investment company under the Investment Company Act of 1940.

(viii)	DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

CONFLICTS OF INTEREST

General

Investors are dependent on the good faith of the Fund’s affiliates and advisors, such as the Managing Owner and Sub-Adviser, subject to conflicts of interest to resolve such conflicts equitably. Although such parties attempt to monitor these conflicts, it is extremely difficult, if not impossible, for such parties to ensure that these conflicts do not, in fact, result in adverse consequences to the Fund. Prospective investors should be aware that such parties presently intend to assert that Shareholders have, by subscribing for Shares of the Fund, consented to the following conflicts of interest in the event of any proceeding alleging that such conflicts violated any duty owed by the Managing Owner to investors:

The Managing Owner and Sub-Adviser

The Managing Owner and Sub-Adviser have a conflict of interest in allocating their own limited resources among different clients and potential future business ventures, to each of which it owes fiduciary duties. Additionally, some of the professional staff of each party also services and has ownership in other affiliates of such party, and their respective clients. Although such parties and their professional staff cannot and will not devote all of its or their respective time or resources to the management of the business and affairs of the Fund and the Master Fund, such parties intend to devote, and to cause its professional staff to devote, sufficient time and resources properly to manage the business and affairs of the Fund and the Master Fund consistent with its or their respective fiduciary duties to the Fund and the Master Fund and others.

The Commodity Broker

The Commodity Broker may act from time to time as a commodity broker for other accounts with which it is affiliated or in which it or one of its affiliates has a financial interest. The compensation received by the Commodity Broker from such accounts may be more or less than the compensation received for brokerage services provided to the Master Fund. In addition, various accounts traded through the Commodity Broker (and over which their personnel may have discretionary trading authority) may take positions in the futures markets opposite to those of the Master Fund or may compete with the Master Fund for the same positions. The Commodity Broker may have a conflict of interest in its execution of trades for the Master Fund and for other customers. The Managing Owner, under delegation to the Sub-Adviser, does not presently intend to retain any commodity broker for the Master Fund which the Sub-Adviser has reason to believe would knowingly or deliberately favor any other customer over the Master Fund with respect to the execution of commodity trades.

The Commodity Broker will benefit from executing orders for other clients, whereas the Master Fund may be harmed to the extent that the Commodity Broker has fewer resources to allocate to the Master Fund’s accounts due to the existence of such other clients.

Certain officers or employees of the Commodity Broker may be members of United States commodities exchanges and/or serve on the governing bodies and standing committees of such exchanges, their clearing houses and/or various other industry organizations. In such capacities, these officers or employees may have a fiduciary duty to the exchanges, their clearing houses and/or such various other industry organizations which could compel such employees to act in the best interests of these entities, perhaps to the detriment of the Master Fund.

Proprietary Trading/Other Clients

The Managing Owner, the Sub-Adviser and the Commodity Broker and their respective principals and affiliates may trade in the commodity markets for their own accounts and for the accounts of their clients, and in doing so may take positions opposite to those held by the Master Fund or may compete with the Master Fund for positions in the marketplace. Such trading may create conflicts of interest on behalf of one or more such persons in respect of their obligations to the Master Fund. Records of proprietary trading and trading on behalf of other clients will not be available for inspection by Shareholders.

Because the Managing Owner, the Sub-Adviser and the Commodity Broker and their respective principals and affiliates may trade for their own accounts at the same time that they are managing the account of the Master Fund, prospective investors should be aware that – as a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other activities not constituting a breach of fiduciary duty – such persons may from time to time take positions in their proprietary accounts which are opposite, or ahead of, the positions taken for the Master Fund.

No Distributions

The Managing Owner has discretionary authority over all distributions made by the Fund. In view of the Fund’s objective of seeking significant capital appreciation, the Managing Owner currently does not intend to make any distributions, but, has the sole discretion to do so from time to time. Greater management fees will be generated to the benefit of the Managing Owner if the Fund’s assets are not reduced by distributions to the Shareholders.

USE OF PROCEEDS

A substantial amount of proceeds of the offering of the Shares will be used by the Fund, through the Master Fund, to engage in the trading of exchange-traded futures on the Index Commodities with a view to reflecting the performance of the Index over time, less the expenses of the operations of the Fund and the Master Fund. The Master Fund’s Portfolio also will include United States Treasury securities for deposit with the Master Fund’s Commodity Brokers as margin and other high credit quality short-term fixed income securities.

To the extent that the Master Fund trades in futures contracts on United States exchanges, the assets deposited by the Master Fund with its Commodity Broker as margin must be segregated pursuant to the regulations of the CFTC. Such segregated funds may be invested only in a limited range of instruments – principally U.S. government obligations.

Although the percentages set forth below may vary substantially over time, as of the date of this Prospectus, the Master Fund estimates:

(i)	up to approximately 10% of the Net Asset Value of the Master Fund will be placed in segregated accounts in the name of the Master Fund with the Commodity Brokers (or another eligible financial institution, as applicable) in the form of cash or United States Treasury bills to margin commodity positions. Such funds will be segregated pursuant to CFTC rules;

(ii)	approximately 90% of the Net Asset Value of the Master Fund will be maintained in segregated accounts in the name of the Master Fund in bank deposits or United States Treasury and United States Government Agencies issues.

The Sub-Adviser, a registered Commodity Trading Advisor, will be responsible for the cash management activities of the Master Fund, including investing in United States Treasury and United States Government Agencies issues.

In addition, assets of the Master Fund not required to margin positions may be maintained in United States bank accounts opened in the name of the Master Fund and may be held in United States Treasury bills (or other securities approved by the CFTC for investment of customer funds).

The Master Fund receives 100% of the interest income earned on its interest income assets.

FEES AND CHARGES

Upfront Selling Commissions

No upfront selling commissions will be charged to Shareholders, although investors are expected to be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Management Fee

The Fund will pay the Managing Owner a Management Fee, monthly in arrears, in an amount equal to 0.85% per annum of the average amount of daily net assets of the Fund during the Calendar year.

Sub-Adviser Fee

The Managing Owner, out of its Management Fee, will pay the Sub-Adviser an annual fee equal to 20% of the Management Fee plus 20% of the Fund’s other expense accrual (excluding brokerage expense accrual) based on the NAV, subject to a $200,000 annual minimum. In addition, the Managing Owner will reimburse the Sub-Adviser for certain of its out-of-pocket expenses.

Organization and Offering Expenses

Expenses incurred in connection with organizing the Fund and the Master Fund and the offering of the Shares for the Funds initial continuous offering period commencing on January 23, 2008 were paid by GreenHaven, LLC, a limited liability company organized in the State of Georgia, which is the predecessor sole member of the Managing Owner. The Managing Owner will pay for the expenses in connection with this current Prospectus. Neither Greenhaven, LLC nor the Managing Owner will be reimbursed in connection with the payment of the organizational and offering expenses. The Funds are not required to reimburse Greenhaven, LLC or its affiliates for any such costs incurred for any related period.

Organization and offering expenses relating to both the Master Fund and the Fund, as applicable, means those expenses incurred in connection with their formation, the qualification and registration of the Shares and in offering, distributing and processing the Shares under applicable federal law, and any other expenses actually incurred and, directly or indirectly, related to the organization of the Fund and Master Fund or the offering of the Shares, including, but not limited to, expenses such as:

(i)	initial and ongoing registration fees, filing fees, escrow fees and taxes;

(ii)	costs of preparing, printing (including typesetting), amending, supplementing, mailing and distributing the Registration Statement, the exhibits thereto and the Prospectus;

(iii)	the costs of qualifying, printing, (including typesetting), amending, supplementing, mailing and distributing sales materials used in connection with the offering and issuance of the Shares;

(iv)	travel, telegraph, telephone and other expenses in connection with the offering and issuance of the Shares.

For the period from January 2016 to September 2016, the expenses related to the offering of the Shares of the Company were $14,790 of which $1,305 were printing fees and $13,485 were legal fees. For the year ended December 2015, the expenses related to the offering of the Shares of the Company were $13,682 of which $11,887 were printing fees and $1,795 were legal fees. For the year ended December 2014, the expenses related to the offering of the Shares of the Company were $10,397 of which $8,602 were printing fees and $1,795 were legal fees. For the year ended December 31 2013, the expenses related to the offering of the Shares of the

Company were $519,735 of which $42,795 were legal fees, $9,558 were printing fees, $15,318 were audit fees, and $452,064 were regulatory fees. The Managing Owner will not allocate to the Fund or the Master Fund the indirect expenses of the Managing Owner.

Brokerage Commissions and Fees; Routine Operational, Administrative and Other Ordinary Expenses

The Fund will pay to the Commodity Brokers all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than $20.00 per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees will be determined on a contract-by-contract basis. The Fund will also reimburse the Managing Owner for any routine operational, administrative and other ordinary expenses of the Fund and the Master Fund paid by the Managing Owner (including, but not limited to, the fees and expenses of the Trustee, legal and accounting fees and expenses, tax preparation expenses, filing fees, and printing, mailing and duplication costs), out of any remaining portion of the 0.20% of the Fund’s Net Asset Value accrued for the payment of brokerage commissions and fees.

The Managing Owner does not expect brokerage commissions and fees as well as the Master Fund’s and the Fund’s routine operational, administrative and other ordinary expenses to exceed 0.20% of the Net Asset Value of the Master Fund in any year, although the actual amount of brokerage commissions and fees and other expenses in any year may be greater. These estimates are based on the Net Asset Value of $19.51 on September 30, 2016.

Unusual Fees and Expenses

The Fund pays all its unusual fees and expenses, if any, as determined by the Managing Owner. Unusual fees and expenses are fees and expenses which are non-recurring and unusual in nature, such as legal claims and liabilities and litigation costs and any permitted indemnification payments related thereto. Unusual fees and expenses shall also include material expenses which are not currently anticipated obligations of the Fund or of managed futures funds in general. Routine operational, administrative and other ordinary expenses will not be deemed extraordinary expenses.

Management Fee and Ongoing Expenses to be Paid First out of Interest Income

The Management Fee and ordinary ongoing expenses of the Fund will be paid first out of interest income from the Master Fund’s holdings of U.S. Treasury bills and other high credit quality short-term fixed income securities on deposit with the Commodity Broker as margin or otherwise. It is expected that, at current interest rates, such interest income will not be sufficient to cover all or a significant portion of the Management Fee and ordinary ongoing expenses of the Fund.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material United States federal (and certain state and local) income tax considerations associated with the purchase, ownership and disposition of Shares as of the date hereof by United States Shareholders (as defined below) and non-United States Shareholders (as defined below). This discussion is applicable to a Shareholder who purchases Shares in the offering to which this Prospectus relates, including a Shareholder who purchases Shares from an Authorized Purchaser. Except where noted otherwise, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Shares as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to -market method of accounting, or holders of Shares whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, or the Regulations, and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those described below.

A “U.S. Shareholder” of Shares means a beneficial owner of Shares that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. Shareholder” of Shares means a beneficial owner of Shares that is not a U.S. Shareholder.

Except where noted otherwise, all references below to the term “Fund” shall be deemed to include the Fund and the Master Fund.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, we urge you to consult your own tax adviser.

If you are considering the purchase of Shares, we urge you to consult your own tax adviser concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of Shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of the Fund and the Master Fund

A partnership is not a taxable entity and incurs no United States federal income tax liability. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships of which 90% or more of the gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704(d) of the Code (“qualifying income exception”). Qualifying income includes dividends, interest, capital gains from the sale or other disposition of stocks and debt instruments and, in the case of a partnership (such as the Master Fund and the Fund) a principal activity of which is the buying and selling of commodities or futures contracts with respect to commodities, income and gains derived from commodities or futures contracts with respect to commodities. The Fund and the Master Fund anticipate that at least 90% of their respective gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the Trust Declaration (and other relevant documents) and based upon factual representations made by the Fund and the Master Fund, in the opinion of Bryan Cave LLP, the Fund and the Master Fund will each be classified as a partnership for United States federal income tax purposes. The factual representations upon which Bryan Cave LLP has relied are: (a) the Fund and the Master Fund have not elected and will not elect to be treated as corporations for United States federal income tax purposes; and (b) for each taxable year, more than 90% of the Fund’s and the Master Fund’s gross income will be qualifying income. Fund Shareholders are treated as owning interests in a partnership whose only investment is an equity interest in the Master Fund. Because ownership of the Fund and Master Fund will be identical (except for the small equity interest of the Managing Owner in the Master Fund), the tax years of the two partnerships would always be the same and Shareholders in the Fund would look through to the assets and tax items of the Master Fund when determining their federal income tax liability for any particular tax year.

There can be no assurance that the IRS will not assert that the Fund and/or the Master Fund should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of the Fund or the Master Fund for United States federal income tax purposes or whether the Fund’s or the Master Fund’s operations generate “qualifying income” under Section 7704(d) of the Code. Whether the Fund and/or the Master Fund will continue to meet the qualifying income exception is a matter that will be determined by the Fund’s and the Master Fund’s operations and the facts existing at the time of future determinations. However, the Fund’s and the Master Fund’s Managing Owner will use its best efforts to cause the operations of the Fund and the Master Fund in such manner as is necessary for the Fund and the Master Fund to continue to meet the qualifying income exception.

If the Master Fund failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, the Master Fund would be taxable as a corporation for federal income tax purposes and the Master Fund would pay federal income tax on its income at regular corporate rates. In that event, the Fund would be treated as a shareholder in a corporation and, accordingly, the Shareholders would not report their share of the Master Fund’s income or loss on their returns. In addition, distributions from the Master Fund to the Fund would be treated as dividends to the extent of the Master Fund’s current or accumulated earnings and profits. To the extent a distribution exceeded the Master Fund’s earnings and profits, the distribution would be treated as a return of capital to the extent of the Fund’s basis in its Master Fund Units, and thereafter as gain from the sale of the Master Fund Units. Accordingly, if the Master Fund were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in the Fund and on the value of the Shares.

The discussion below is based on Bryan Cave LLP’s opinion that the Fund and the Master Fund will be classified as partnerships that are not subject to corporate income tax for United States federal income tax purposes.

U.S. Shareholders

Treatment of Fund Income

A partnership does not incur United States federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Accordingly, each Shareholder will be required to include in income its allocable share of the Fund’s income, gain, loss, deduction and other items for the Fund’s taxable year ending with or within its taxable year. In computing a partner’s United States federal income tax liability, such items must be included, regardless of whether cash distributions are made by the partnership. Thus, Shareholders may be required to include income without a corresponding current receipt of cash if the Fund generates taxable income but does not make cash distributions. Because the Trustee currently does not intend to make distributions, it is likely that in any year the Fund realizes net income and/or gain a U.S. Shareholder will be required to pay taxes on its allocable share of such income or gain from sources other than Fund distributions. The Fund’s taxable year will end on December 31 unless otherwise required by law. The Fund will use the accrual method of accounting.

Fund Shareholders will take into account their share of ordinary income realized by the Fund from accruals of interest on Treasury Bills (“T-Bills”) held in the Fund portfolio. The Fund may hold T-Bills with “original issue discount,” in which case Fund Shareholders would be required to include accrued amounts in taxable income on a current basis even though receipt by the Fund of those amounts may occur in a subsequent year. The Fund may also acquire T-Bills with “market discount.” Upon disposition of such obligations, gain would generally be required to be treated as interest income to the extent of the market discount and Fund Shareholders would be required to include as ordinary income their share of such market discount that accrued during the period the obligations were held by the Fund.

The Code generally applies a “mark-to-market” system of taxing unrealized gains and losses on, and otherwise provides for special rules of taxation with respect to, Section 1256 Contracts. A Section 1256 Contract includes certain regulated futures contracts. It is expected that the futures on the Index held by the Fund will constitute Section 1256 Contracts. Section 1256 Contracts held by the Fund at the end of a taxable year of the Fund will be treated for United States federal income tax purposes as if they were sold by the Fund at their fair market value on the last business day of the taxable year. The net gain or loss, if any, resulting from these deemed sales (known as “marking-to-market”), together with any gain or loss resulting from any actual sales of Section 1256 Contracts (or other termination of the Fund’s obligations under such contracts), must be taken into account by the Fund in computing its taxable income for the year. If a Section 1256 Contract held by the Fund at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on the sale will be adjusted to reflect the gain or loss previously taken into account under the mark- to-market rules.

In addition, for taxable years beginning on or after January 1, 2013, individuals, estates and trusts will be subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income”, in the case of estates and trusts) for each such taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in the Fund will be included in a Shareholder’s “net investment income” subject to this Medicare tax.

Capital gains and losses from Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% of the gains or losses and as long-term capital gains or losses to the extent of 60% of the gains or losses. Thus, Shareholders of Fund will generally take into account their pro rata share of the long-term capital gains and losses and short-term capital gains and losses from Section 1256 Contracts held by the Fund. If a noncorporate taxpayer incurs a net capital loss for a year, the portion of the loss, if any, which consists of a net loss on Section 1256 Contracts may, at the election of the taxpayer, be carried back three years. A loss carried back to a year by a noncorporate taxpayer may be deducted only to the extent (1) the loss does not exceed the net gain on Section 1256 Contracts for the year and (2) the allowance of the carry-back does not increase or produce a net operating loss for the year.

Allocation of the Fund’s Profits and Losses

For United States federal income tax purposes, a Shareholder’s distributive share of the Fund’s income, gain, loss, deduction and other items will be determined by the Fund’s Trust Declaration, unless an allocation under the agreement does not have “substantial economic effect,” in which case the allocations will be determined in accordance with the “partners’ interests in the partnership.” Subject to the discussion below under “Monthly Allocation and Revaluation Conventions” and “Section 754 Election,” the allocations pursuant to the Fund’s Trust Declaration should be considered to have substantial economic effect or deemed to be made in accordance with the partners’ interests in the partnership.

If the allocations provided by the Fund’s Trust Declaration were successfully challenged by the IRS, the amount of income or loss allocated to Shareholders for United States federal income tax purposes under the agreement could be increased or reduced or the character of the income or loss could be modified.

As described in more detail below, the U.S tax rules that apply to partnerships are complex and their application is not always clear. Additionally, the rules generally were not written for, and in some respects are difficult to apply to, publicly traded partnerships. The Fund will apply certain assumptions and conventions intended to comply with the intent of the rules and to report income, gain, deduction, loss and credit to Shareholders in a manner that reflects the economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Treasury regulations. It is possible therefore that the IRS will successfully assert that assumptions made and/or conventions used do not satisfy the technical requirements of the Code or the Treasury regulations and will require that tax items be adjusted or reallocated in a manner that could adversely impact the Shareholders.

Monthly Allocation and Revaluation Conventions

In general, the Fund’s taxable income and losses will be determined monthly and will be apportioned among the holders of Fund Shares in proportion to the number of Shares treated as owned by each of them as of the close of the last trading day of the preceding month. By investing in Fund Shares, a U.S. Holder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, it will report income and loss under the monthly allocation and revaluation conventions described below.

Under the monthly allocation convention, whomever is treated for U.S. federal income tax purposes as holding Shares as of the close of the last trading day of the preceding month will be treated as continuing to hold the Shares until immediately before close of the last trading day of the following month. As a result, a holder who has disposed of Shares prior to the close of the last trading day of a month may be allocated income, gain, loss and deduction realized after the date of transfer.

The Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to the Fund’s monthly convention for allocating income and deductions. If this were to occur, the Fund’s allocation method might be deemed to violate that requirement.

In addition, for any month in which a creation or redemption of Shares takes place, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets. This will result in the allocation of items of the Fund’s income, gain, loss, deduction and credit to existing holders of Shares to account for the difference between the tax basis and fair market value of property owned by the Fund at the time new Shares are issued or old Shares are redeemed (“reverse section 704(c) allocations”). The intended effect of these allocations is to allocate any built-in gain or loss in the Fund’s assets at the time of a creation or redemption of Shares to the investors that economically have earned such gain or loss.

As with the other allocations described above, the Fund generally will use a monthly convention for purposes of the reverse section 704(c) allocations. More specifically, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets based on a calculation utilizing the lowest trading price of the Fund’s assets during the month in which the creation or redemption transaction takes place, rather than the fair market value of its assets at the time of such creation or redemption (the “revaluation convention”). As a result, it is possible that, for U.S. federal income tax purposes, (i) a purchaser of newly issued Shares will be allocated some or all of the unrealized gain in the Fund’s assets at the time it acquires the Shares or (ii) an existing holder of Shares will not be allocated its entire share in the unrealized loss in the Fund’s assets at the time of such acquisition. Furthermore, the applicable Treasury regulations generally require that the “book” capital accounts will be adjusted based on the fair market value of partnership property on the date of adjustment and do not explicitly allow the adoption of a monthly revaluation convention.

The Code and applicable Treasury regulations generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that adjustments to “book” capital accounts be made based on the fair market value of partnership property on the date of adjustment. The Code and regulations do not contemplate monthly allocation or revaluation conventions. If the IRS does not accept the Fund’s monthly allocation or revaluation convention, the IRS may contend that taxable income or losses of the Fund must be reallocated among the holders of Shares. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Manager is authorized to revise the Fund’s allocation and revaluation methods in order to comply with applicable law or to allocate items of partnership income and deductions in a manner that reflects more accurately the Shareholders’ interests in the Fund.

Section 754 Election

The Fund has made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. Such election generally has the effect of requiring a purchaser of Shares to adjust its proportionate share of the basis in the Fund’s assets, or the inside basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s Shares), as if it had acquired a direct interest in the Fund’s assets. The Section 743(b) adjustment is attributed solely to a purchaser of Shares and is not added to the bases of the Fund’s assets associated with all of the other Shareholders. Depending on the relationship between a holder’s purchase price for Shares and its unadjusted share of the Fund’s inside basis at the time of the purchase, the Section 754 election may be either advantageous or disadvantageous to the holder as compared to the amount of gain or loss a holder would be allocated absent the Section 754 election.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. Therefore the Fund applies certain conventions in determining and allocating the Section 743 basis adjustments to help reduce the complexity of those calculations and the resulting administrative costs to the Fund. It is possible that the IRS will successfully assert that some or all of such conventions utilized by the Fund do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made.

In order to make the basis adjustments required by Section 754, the Fund is required to obtain information regarding each holder’s secondary market transactions in Shares as well as creations and redemptions of Shares. The Fund will seek such information from the record holders of Shares, and, by purchasing Shares, each beneficial owner of Shares will be deemed to have consented to the provision of such information by the record owner of such beneficial owner’s Shares. Notwithstanding the foregoing, however, there can be no guarantee that the Fund will be able to obtain such information from record owners or other sources, or that the basis adjustments that the Fund makes based on the information it is able to obtain will be effective in eliminating disparity between a holder’s outside basis in its Shares and its share of inside basis. In addition, the Fund is generally required to adjust its tax basis in its assets in respect of all Shareholders in cases of Fund distributions that result in a “substantial basis reduction” (i.e., in excess of $250,000) in respect of the Fund’s property. The Fund also is required to adjust its tax basis in its assets in respect of a transferee Shareholder in the case of a sale or exchange of Shares, or a transfer upon death, when there exists a “substantial built-in loss” (i.e., in excess of $250,000) in respect of Fund property immediately after the transfer. For this reason, the Fund will require (i) a Shareholder who receives a distribution from the Fund in connection with a complete withdrawal, (ii) a transferee of Shares (including a transferee in case of death) and (iii) any other Shareholder in appropriate circumstances to provide the Fund with information regarding its adjusted tax basis in its Shares.

Constructive Termination

The Fund will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total Shares within a 12-month period. A constructive termination results in the closing of the Fund’s taxable year for all holders of Shares. In the case of a holder of Shares reporting on a taxable year other than a fiscal year ending December 31, the early closing of the Fund’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The Fund would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the Fund were unable to determine that the termination had occurred.

Treatment of Distributions

Non-liquidating distributions of cash by a partnership are generally not taxable to the distributee to the extent the amount of cash does not exceed the distributee’s tax basis in its partnership interest. Thus, any cash distributions made by the Fund will be taxable to a Shareholder only to the extent such distributions exceed the Shareholder’s tax basis in the partnership interests it is treated as owning (see “– Tax Basis in Partnership Interests” below). Any cash distributions in excess of a Shareholder’s tax basis generally will be considered to be gain from the sale or exchange of the Shares (see “– Disposition of Shares” below).

Creation and Redemption of Share Baskets

Shareholders, other than Authorized Participants (or holders for which an Authorized Participant is acting), generally will not recognize gain or loss as a result of an Authorized Participant’s creation or redemption of a Basket of Shares. If the Fund disposes of assets in connection with the redemption of a Basket of Shares, however, the disposition may give rise to gain or loss that will be allocated in part to the Shareholders. An Authorized Participant’s creation or redemption of a Basket of Shares also may affect a Shareholder’s share of the Fund’s tax basis in its assets, which could affect the amount of gain or loss allocated to the Shareholder on the a sale or disposition of portfolio assets by the Fund.

Tax Basis of Shares

A Shareholder’s tax basis in its Shares is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its Shares, (2) the amount of non-taxable distributions that it may receive from the Fund and (3) its ability to utilize its distributive share of any losses of the Fund on its tax return. A Shareholder’s initial tax basis of its Shares will equal its cost for the Shares plus its share of the Fund’s liabilities (if any) at the time of purchase. In general, a Shareholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of the Fund as to which the Shareholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of the Fund that are not partner nonrecourse liabilities as to any Shareholder.

A Shareholder’s tax basis in its Shares generally will be (1) increased by (a) its allocable share of the Fund’s taxable income and gain, (b) its share of the Fund’s income, if any, that is exempt from tax, (c) any increase in its share of the Fund’s liabilities, and (d) any additional contributions by the Shareholder to the Fund and (2) decreased (but not below zero) by (a) its allocable share of the Fund’s tax deductions and losses, (b) its allocable share of the Fund’s expenditures that are neither deductible nor properly chargeable to its capital account, (b) any distributions by the Fund to the Shareholder, and (d) any decrease in its share of the Fund’s liabilities. Pursuant to certain IRS rulings, a Shareholder will be required to maintain a single, “unified” basis in all Shares that it owns. As a result, when a Shareholder that acquired its Shares at different prices sells less than all of its Shares, such Shareholder will not be entitled to specify particular Shares (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its Shares to the Shares sold.

Disposition of Shares

A U.S. Shareholder will recognize capital gain or loss on the sale of its Shares. The U.S. Shareholder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the U.S. Shareholder’s adjusted tax basis in its Shares. The amount realized will include the U.S. Shareholder’s share of the Fund’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss. Capital gain of non-corporate U.S. Shareholders is eligible to be taxed at reduced rates where the Shares sold are considered held for more than one year. Capital gain of corporate U.S. Shareholders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. Shareholder on a sale of Shares will generally be deductible only against capital gains, except that a non-corporate U.S. Shareholder may also offset up to $3,000 per year of ordinary income.

A Shareholder whose Shares are loaned to a “short seller” to cover a short sale of Shares may be considered as having disposed of those Shares. If so, such Shareholder would no longer be a beneficial owner of those Shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan, (1) any of Fund’s income, gain, loss, deduction or other items with respect to those Shares would not be reported by the Shareholder, and (2) any cash distributions received by the Shareholder as to those Shares could be fully taxable, likely as ordinary income. Accordingly, Shareholders who desire to avoid the risk of income recognition from a loan of their Shares to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Shares.

Limitations on Deductibility of Losses and Certain Expenses

A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to a Shareholder by the Fund, including but not limited to those described below.

A Shareholder’s deduction of its allocable share of any loss of the Fund will be limited to the lesser of (1) the tax basis in its Shares or (2) in the case of a Shareholder that is an individual or a closely held corporation, the amount which the Shareholder is considered to have “at risk” with respect to the Fund’s activities. In general, the amount at risk will be a Shareholder’s invested capital plus such Shareholder’s share of any recourse debt of the Fund for which it is liable. Losses in excess of the amount at risk must be deferred until years in which the Fund generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract losses in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. In addition, for taxable years beginning during or after 2013, the Code imposes additional limitations on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of: (a) 3% of the individual’s adjusted gross income in excess of certain threshold amounts; or (b) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year. In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a U.S. Shareholder. The Fund will report such expenses on a pro rata basis to the Shareholders, and each U.S. Shareholder will determine separately to what extent they are deductible on such U.S. Shareholder’s tax return. A U.S. Shareholder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such U.S. Shareholder with respect to the Fund that exceeds the amount of cash actually distributed to such U.S. Shareholder for the year. It is anticipated that the management fees and other expenses the Fund will incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate Shareholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a Shareholder will generally include any interest accrued by the Fund and any interest paid or accrued on direct borrowings by a Shareholder to purchase or carry its Shares, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

Under Section 709(b) of the Code, amounts paid or incurred to organize a partnership may, at the election of the partnership, be treated as deferred expenses, which are allowed as a deduction ratably over a period of not less than 180 months. The Fund and the Master Fund have not yet determined whether it will make such an election. A U.S. Shareholder’s distributive share of such organizational expenses would constitute miscellaneous itemized deductions. Expenditures in connection with the issuance and marketing of Shares (so called “syndication fees”) are not eligible for the 180-month amortization provision and are not deductible.

To the extent that a Shareholder is allocated losses or expenses of the Fund or the Master Fund that must be deferred or disallowed as a result of these or other limitations in the Code, a Shareholder may be taxed on income in excess of its economic income or distributions (if any) on its Shares. As one example, a Shareholder could be allocated and required to pay tax on its share of interest income accrued by the Fund for a particular taxable year, and in the same year allocated a share of a capital loss that it cannot deduct currently because it has insufficient capital gains against which to offset the loss. As another example, a Shareholder could be allocated and required to pay tax on its share of interest income and capital gain for a year, but be unable to deduct some or all of its share of management fees and/or margin account interest incurred by it with respect to its Shares. Shareholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on their ability to deduct their allocable share of the Fund and the Master Fund’s losses and expenses.

Passive Activity Income and Loss

Individuals are subject to certain “passive activity loss” rules under Section 469 of the Code. Under these rules, losses from a passive activity generally may not be used to offset income derived from any source other than passive activities. Losses that cannot be currently used under this rule may generally be carried forward. Upon an individual’s disposition of an interest in the passive activity, the individual’s unused passive losses may generally be used to offset other (i.e., non-passive) income. Under temporary Regulations, income or loss from the Fund’s investments generally will not constitute income or losses from a passive activity. Therefore, income or loss from the Fund’s investments will not be available to offset a U.S. Shareholder’s passive losses or passive income from other sources.

Transferor/Transferee Allocations

In general, the Fund’s taxable income and losses will be determined monthly and will be apportioned among the Fund’s Shareholders in proportion to the number of Shares owned by each of them as of the close of the last trading day of the preceding month. With respect to any Share that was not outstanding as of the close of the last trading day of the preceding month, the first person that is treated as holding such Share (other than an underwriter or other person holding in a similar capacity) for United States federal income tax purposes will be treated as holding such Share for this purpose as of the close of the last trading day of the preceding month. As a result, a Shareholder transferring its Shares may be allocated income, gain, loss and deduction realized after the date of transfer.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for United States federal income tax purposes when the transfer is completed without regard to the Fund’s convention for allocating income and deductions. In that event, the Fund’s allocation method might be considered a monthly convention that does not literally comply with that requirement.

If the IRS treats transfers of Shares as occurring throughout each month and a monthly convention is not allowed by the Regulations (or only applies to transfers of less than all of a Shareholder’s Shares) or if the IRS otherwise does not accept the Fund’s convention, the IRS may contend that taxable income or losses of the Fund must be reallocated among the Shareholders. If such a contention were sustained, the Shareholders’ respective tax liabilities would be adjusted to the possible detriment of certain Shareholders. The Fund’s Managing Owner is authorized to revise the Fund’s methods of allocation between transferors and transferees (as well as among Shareholders whose interests otherwise vary during a taxable period).

Tax Reporting by the Fund

Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the Fund’s Shares. The Fund will file partnership returns with the IRS and the Fund will issue a Schedule K-1 to each of the Shareholders. If you hold your Shares through a nominee (such as a broker), we anticipate that the nominee will provide you with an IRS Form 1099 or substantially similar form, which will be supplemented by additional tax information that we will make available directly to you at a later date, but in time for you to prepare your federal income tax return. Each holder of Shares hereby agrees to allow brokers and nominees to report to the Fund its name and address and such other information as may be reasonably requested by the Fund for purposes of complying with its tax reporting obligations.

Audits and Adjustments to Tax Liability

Any challenge by the IRS to the tax treatment by a partnership of any item must be conducted at the partnership, rather than at the partner, level. The Code provides for one partner to be designated as the “tax matters partner” as the person to represent the partnership in the conduct of such a challenge or audit by the IRS. Pursuant to the Fund’s Trust Declaration, the Managing Owner will be appointed the “tax matters partner” of the Fund.

A United States federal income tax audit of the Fund’s information returns may result in an audit of the returns of the U.S. Shareholders, which, in turn, could result in adjustments of items of a Shareholder that are unrelated to the Fund as well as to the Fund related items. In particular, there can be no assurance that the IRS, upon an audit of an information return of the Fund or of an income tax return of a U.S. Shareholder, might not take a position that differs from the treatment thereof by the Fund. A U.S. Shareholder would be liable for interest on any deficiencies that resulted from any adjustments. Potential U.S. Shareholders should also recognize that they might be forced to incur substantial legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

The Internal Revenue Code was amended to provide new procedures and rules that will apply in the case of an audit of a partnership for taxable years beginning after December 31, 2017. These procedures and rules generally provide that assessment and collection of additional income taxes will be made at the partnership level (i.e., Fund and Master Fund levels) rather than the partner level (i.e., Shareholder level). As a result, the cost of such additional income tax assessment will be borne by the individuals and entities that own Shares of the Fund at the time of such assessment, which may be different persons, or persons with different ownership percentages, than the person owning Shares in the Fund for the tax year at issue. The new procedures provide that, under Treasury Regulations (yet to be issued) by the Secretary of the Treasury, an election out of the foregoing treatment is permitted to be made for certain partnerships, which will allow the assessment and collection to remain at the partner level so long as the partnership provides proper notice of the assessment to the partner and the IRS. In the event that such election is not or cannot be made, the “tax matters partner” for the Fund will be permitted to provide to the Internal Revenue Service information as to the particular tax status of any such Partner in an effort to mitigate the amount of any partnership-level tax assessment resulting from an audit of the Fund. The amount and nature of trading in Shares may make it impractical or impossible for the Fund to comply with the partner notice requirements subsequently set forth in any Treasury Regulations, limiting the Fund’s ability to make such an election. These same factors also could limit the Fund’s ability provide information regarding an owner of Shares tax status, which could limit the Fund’s ability to fully mitigate any partnership-level tax assessment resulting from an audit of the Fund. As state previously, Treasury Regulations explaining the application of the new procedures and rules applicable to the audit of a partnership have not yet been issued, and while the Fund may or may not qualify for the election out of these new rules and procedures, any decision as to whether such an election or not shall be in the Fund’s sole and absolute discretion. Thus, the application of the manner in which the new partnership audit procedures and rules will apply to the Fund is uncertain at this time.

Foreign Tax Credits

Subject to generally applicable limitations, U.S. Shareholders will be able to claim foreign tax credits with respect to certain foreign income taxes paid or incurred by the Fund, withheld on payments made to the Fund or paid by the Fund on behalf of Fund Shareholders. If a Shareholder elects to claim foreign tax credit, it must include in its gross income, for United States federal income tax purposes, both its share of the Fund’s items of income and gain and also its share of the amount which is deemed to be the Shareholder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the Fund. U.S. Shareholders may then subtract from their United States federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations. Even if the Shareholder is unable to claim a credit, he or she must include all amounts described above in income. U.S. Shareholders are urged to consult their tax advisers regarding this election and its consequences to them.

Tax Shelter Disclosure Rules

In certain circumstances the Code and Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by the Fund or Shareholders (1) if a Shareholder incurs a loss in excess a specified threshold from a sale or redemption of its Shares, (2) if the Fund engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a pass through entity, such as the Shares, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. U.S. Shareholders are urged to consult their tax advisers regarding the tax shelter disclosure rules and their possible application to them.

Non-U.S. Shareholders

A non-U.S. Shareholder will not be subject to United States federal income tax on such Shareholder’s distributive share of the Fund’s income, provided that such income is not considered to be income of the Shareholder that is effectively connected with the conduct of a trade or business within the United States. In the case of an individual non-U.S. Shareholder, such Shareholder will be subject to United States federal income tax on gains on the sale of Shares in the Fund’s or such Shareholder’s distributive share of gains if such Shareholder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a non-U.S. Shareholder (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then such Shareholder’s share of any income and any gains realized upon the sale or exchange of Shares will be subject to United States federal income tax at the graduated rates applicable to United States citizens and residents and domestic corporations. Non-U.S. Shareholders that are corporations may also be subject to a 30% U.S. branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Non-U.S. Shareholders that are individuals will be subject to United States federal estate tax on the value of United States situs property owned at the time of their death (unless a statutory exemption or tax treaty exemption applies). It is unclear whether partnership interests (such as the interests of the Fund) will be considered United States situs property. Accordingly, non-U.S. Shareholders may be subject to U.S. federal estate tax on all or part of the value of the Shares owned at the time of their death.

Non-U.S. Shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Shares.

Regulated Investment Companies

Under the Code, RICs may invest up to 25% of their assets in “qualified publicly traded partnerships,” or qualified PTPs, and may treat net income derived from such investments as qualifying income under the income source test applicable to entities seeking to qualify for the special tax treatment available to RICs under the Code. In addition, under these rules, interests in a qualified PTP are treated as issued by such PTP and a RIC is not required to look through to the underlying partnership assets when testing compliance with the asset diversification tests applicable to RICs under the Code. Based on prior performance of the Index, the Fund anticipates that it is likely to be a qualified PTP for most tax years. Consequently, RIC investors generally should be able to treat their respective shares of the Fund’s net income as qualifying income and to apply the asset diversification test to Shares for purposes of these rules. However, qualification of the Fund as a qualified PTP depends on performance of the Fund for the particular tax year and there is no assurance that it will qualify in a given year or that future performance of the Index will conform to prior experience. Additionally, there is, to date, no regulatory guidance on the application of these rules, and it is possible that future guidance may adversely affect qualification of the Fund as a qualified PTP. In a revenue ruling released on December 16, 2005, the IRS has clarified that derivative contracts owned by a RIC that provide for a total- return exposure on a commodity index will not produce qualifying income for purposes of the RIC qualification rules. The IRS, in a subsequent ruling, stated that the ruling will apply prospectively, beginning October 1, 2006, to allow RICs an opportunity to adapt to the new position. The IRS interpretation set forth in such ruling, however, does not adversely affect the Fund’s ability to be treated as a qualified PTP for purposes of applying the RIC qualification rules. RIC investors are urged to monitor their investment in Fund and consult with a tax advisor concerning the impact of such an investment on their compliance with the income source and asset diversification requirements applicable to RICs.

Tax-Exempt Organizations

Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the exempt organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the exempt organization directly or indirectly through a partnership (such as the Fund) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

To the extent the Fund recognizes gain from property with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the property during the twelve month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the property during the period such property is held by the Fund during the taxable year. In determining the unrelated debt-financed income of the Fund, an allocable portion of deductions directly connected with the Fund’s debt financed property will be taken into account. In making such a determination, for instance, a portion of losses from debt financed securities (determined in the manner described above for evaluating the portion of any gain that would be treated as UBTI) would offset gains treated as UBTI.

The federal tax rate applicable to an exempt organization Shareholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the Shareholder’s form of organization. However, while it is not expected that an investment in the Fund will generate UBTI for a tax-exempt entity, if the Shareholder is a charitable remainder trust, if the Fund did generate UBTI, an excise tax would be imposed on the trust in an amount equal to one hundred percent (100%) of such UBTI. The Fund may report to each such Shareholder information as to the portion, if any, of the Shareholder’s income and gains from the Fund for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that the Fund’s calculation of UBTI will be accepted by the IRS. An exempt organization Shareholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Backup Withholding

The Fund is required in certain circumstances to backup withhold on certain payments paid to noncorporate Shareholders of Fund Shares who do not furnish the Fund with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Other Tax Considerations

In addition to federal income taxes, Shareholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Fund does business or owns property or where the Shareholders reside. Although an analysis of those various taxes is not presented here, each prospective Shareholder should consider their potential impact on its investment in the Fund. It is each Shareholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Bryan Cave LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Shareholders should be aware that certain aspects of the United States federal, state and local income tax treatment regarding the purchase, ownership and disposition of Shares are not clear under existing law. Thus, Shareholders are urged to consult their own tax advisers to determine the tax consequences of ownership of the Shares in their particular circumstances, including the application of United States federal, state, local and foreign tax laws.

Prospective investors are urged to consult their tax advisers before deciding whether to invest in the Shares.

PURCHASES BY EMPLOYEE BENEFIT PLANS

The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances, including the ERISA Plan’s existing investment portfolio, and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Investment Considerations and Risk Factors.”

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

The U.S. Department of Labor has promulgated a regulation, 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) (the “Plan Asset Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the related prohibited transaction provisions under Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests in an “equity interest” of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company,” which includes for purposes of the Plan Asset Regulation a “venture capital operating company,” or that equity participation in the entity by “Benefit Plan Investors” (as defined below) is not “significant.”

The “publicly offered security” exception applies if an equity interest is a security that is (a) “freely transferable”; (b) part of a class of securities that is “widely held”; and (3) either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “1934 Act”), or (ii) sold to a Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the 1934 Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issue in which the offering of such security occurred.

Under the Plan Asset Regulation, equity participation in an entity by Benefit Plan Investors (as defined below) is “significant” on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by Benefit Plan Investors. The term “Benefit Plan Investor” is defined in the Plan Asset Regulation as: (a) any employee benefit plan (as defined in Section 3(3) of ERISA), which is subject to part 4 of subtitle B of Title I of ERISA; (b) any plan subject to Code Section 4975; and (c) any entity whose underlying assets include plan assets by reason of the investment in the entity by such employee benefit plan and/or plan. For purposes of this determination, (i) the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of any such person) is disregarded, and (ii) only that portion of the equity interests of an entity described in clause (c) of the preceding sentence investing in another entity that is investing in employee benefit plans or other plans described in clauses (a) or (b) of the preceding sentence is included in the testing of such other entity.

The Shares should be considered to be “equity interests” in the Fund for purposes of the Plan Asset Regulation and the Units should be considered to be “equity interests” in the Master Fund for purposes of the Plan Asset Regulation. The Shares should constitute “publicly offered securities” of the Fund for purposes of the Plan Asset Regulation. In addition, investment in the Master Fund by Benefit Plan Investors should not be “significant” for purposes of the Plan Asset Regulation. Therefore, the assets of both the Fund and the Master Fund should not be deemed to constitute the assets of any Plan.

If the assets of the Fund were deemed to constitute the assets of a Plan, the fiduciary making an investment in the Fund on behalf of an ERISA Plan could be deemed to have improperly delegated its asset management responsibility, the assets of the Fund and the Master Fund could be subject to ERISA’s reporting and disclosure requirements, and transactions involving the assets of the Fund and the Master Fund would be subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction rules of Section 4975 of the Code.

Each Plan fiduciary who is responsible for making the investment decisions whether to invest in the Shares should determine whether, under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in the Shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. Any Plan proposing to invest in Shares should consult with its counsel to confirm that such investment will not result in a prohibited transaction and will satisfy the other requirements of ERISA and the Code.

The sale of any Shares to a Benefit Plan Investor is in no respect a representation by the Trustee, the Managing Owner or any of their affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Regardless of whether the assets of the Partnership are deemed to be “plan assets,” the acquisition of Shares by a Plan could, depending upon the facts and circumstances of such acquisition, be a prohibited transaction, for example, if Managing Owner or any of its affiliates were a party in interest or disqualified person with respect to the Plan. However, such a prohibited transaction may be treated as exempt under ERISA and the Code if the Shares were acquired pursuant to and in accordance with one or more “class exemptions” issued by the U.S. Department of Labor, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (a class exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (a class exemption for certain transactions involving an insurance company pooled separate account), PTCE 91-38 (a class exemption for certain transactions involving a bank collective investment fund), PTCE 95-60 (a class exemption for certain transactions involving an insurance company general account), and PTCE 96-23 (a class exemption for certain transactions determined by an in-house asset manager).

Any insurance company proposing to invest assets of its general account in the Shares should also consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder published by the U.S. Department of Labor in January, 2000.

The Fund will require a fiduciary of an ERISA Plan that proposes to acquire Shares to represent that it has been informed of and understands the Fund’s and the Master Fund’s investment objectives, policies, strategies and limitations, that the decision to acquire the Shares was made in accordance with its fiduciary responsibilities under ERISA and that neither the Trustee, the Managing Owner nor any of their affiliates has provided investment advice with respect to such decision. The Fund will also require any investor that is, or is acting on behalf of, a Plan to represent and warrant that its acquisition and holding of Shares will not result in a nonexempt prohibited transaction under ERISA and/or Section 4975 of the Code.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. The Fund will require similar representations and warranties with respect to the purchase of Shares by any such plan. Fiduciaries of such plans should consult with their counsel before purchasing Shares.

The discussion of ERISA and Section 4975 of the Code contained in this Prospectus is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT AND THE ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

PLAN OF DISTRIBUTION

Continuous Offering Period

The Fund will issue Shares in Baskets to Authorized Participants continuously as of 12:00 p.m. New York time on the business day immediately following the date on which a valid order to create a Basket is accepted by the Fund, at the Net Asset Value of 50,000 Shares as of the closing time of NYSE-ARCA or the last to close of the exchanges of which the Index Commodities are traded, whichever is later, on the date that a valid order to create a Basket is accepted by the Fund. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund. The Managing Owner may terminate the continuous offering at any time. In the event that the continuous offering period is terminated for any reason, the trading market for the Shares on NYSE-ARCA will be materially affected and the market value of the Shares may be negatively impacted.

Authorized Participants are expected to offer to the public the Shares they create at a per-Share offering price that will vary depending upon, among other factors, Net Asset Value, the trading price of the Shares on NYSE-ARCA and the supply of and demand for Shares at the time of the offer. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. No selling commission will be paid by the Fund to any Authorized Participant in connection with creations of Baskets, although investors are expected to be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Likelihood of Becoming a Statutory Underwriter

The Fund issues Shares in Baskets to Authorized Participants from time to time in exchange for cash. Because new Shares can be created and issued on an ongoing basis at any point during the life of the Fund, a “distribution,” as such term is used in the Securities Act, will be occurring. An Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter, and thus will be subject to the prospectus-delivery and liability provisions of the Securities Act, if it purchases a Basket from the Fund, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. It is expected that Authorized Participants will avail themselves of any relief that becomes available with respect to being deemed as a statutory underwriter.

Dealers who are neither Authorized Participants nor “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus delivery exemption provided by section 4(3) of the Securities Act.

General

The Managing Owner intends to qualify the Shares in certain states and through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Managing Owner has agreed to indemnify certain parties against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that such parties may be required to make in respect of those liabilities. The Trustee has agreed to reimburse such parties, solely from and to the extent of the Fund’s assets, for indemnification and contribution amounts due from the Managing Owner in respect of such liabilities to the extent the Managing Owner has not paid such amounts when due.

The offering of Baskets is being made in compliance with Conduct Rule 2310 of FINRA. Accordingly, Authorized Participants will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of Shares. The maximum amount of items of value to be paid to FINRA Members in connection with the offering of the Shares by the Fund will not exceed 10%.

Pursuant to the Distribution Services Agreement, the Distributor will be paid an asset-based fee out of the Management Fee, plus reimbursement for certain out-of-pocket expenses in connection with the performance by the Distributor of its duties. Under the Distribution Services Agreement, Foreside Fund Services LLC as the Distributor shall perform the services, including, but not limited to, assisting in the processing and maintenance of Fund creation and redemption records.

The Fund will advise the Distributor if the payment described hereunder must be limited, when combined with other commissions realized by other FINRA Members, in order to comply with the 10% limitation on total underwriters’ compensation pursuant to FINRA Conduct Rule 2310.

LEGAL MATTERS

The validity of the Shares was passed upon for the Managing Owner by Young Conaway Stargatt & Taylor, LLP. Bryan Cave LLP rendered an opinion regarding the material U.S. federal income tax consequences relating to the Shares.

Litigation and Claims. Within the past 5 years of the date of this Prospectus, there have been no material administrative, civil or criminal actions against the Managing Owner, the Trustee, underwriter, or any principal affiliate of such parties, except as described immediately below. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

This Prospectus constitutes part of the Registration Statement filed by the Fund and the Master Fund with the SEC in Washington, D.C. This Prospectus does not contain all of the information set forth in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, including, without limitation, certain exhibits thereto (for example, the forms of the Participant Agreement and the Customer Agreement). The descriptions contained herein of agreements included as exhibits to the Registration Statement are necessarily summaries; the exhibits themselves may be inspected without charge at the public reference facilities maintained by the SEC at 100 Front Street, N.E., Washington, D.C. 20549, and copies of all or part thereof may be obtained from the Commission upon payment of the prescribed fees. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is www.sec.gov.

We are a reporting company, and file annual, quarterly and current reports and other information with the SEC. The SEC allows us to “incorporate by reference” information into this Prospectus, which means that the Fund and the Master Fund can disclose important information to you by referring you to other documents which the Fund and Master Fund have filed or will file with the SEC. The Fund and the Master Fund are incorporating by reference in this Prospectus the documents listed below and all amendments or supplements that may be filed to such documents, as well as any future filings made with the SEC on our Form 10-K under the Exchange Act before the time that all of the securities offered by this Prospectus have been sold or de-registered:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference;

All documents filed by us with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination or completion of this offering of our Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the filing dates of such documents. Additionally, all filings filed by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the Prospectus. Certain statements in and portions of this Prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Prospectus may update and replace statements in and portions of this Prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this Prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to c/o WisdomTree Commodity Services LLC, 245 Park Avenue, 35th Floor, New York, New York 10167 (Tel: (866) 909-9473).

STATEMENT OF ADDITIONAL INFORMATION

October 18, 2016

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

Shares of Beneficial Interest

This is a speculative investment which involves the risk of loss. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. See “Risk Factors” beginning at page 14 in the Prospectus.

THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT AND A STATEMENT OF ADDITIONAL INFORMATION. THESE PARTS ARE BOUND TOGETHER, AND BOTH CONTAIN IMPORTANT INFORMATION

For information on how to obtain a Disclosure Document, please see page 79 above.

WisdomTree Commodity Services LLC

Managing Owner

STATEMENT OF ADDITIONAL INFORMATION

October 18, 2016

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

Shares of Beneficial Interest

THE FUTURES MARKETS

Futures Contracts

Futures contracts are standardized contracts made on United States or foreign exchanges that call for the future delivery of specified quantities of various agricultural and tropical commodities, industrial commodities, currencies, financial instruments or metals at a specified time and place. The contractual obligations, depending upon whether one is a buyer or a seller, may be satisfied either by taking or making, as the case may be, physical delivery of an approved grade of commodity or by making an offsetting sale or purchase of an equivalent but opposite futures contract on the same, or mutually off-setting, exchange prior to the designated date of delivery. As an example of an offsetting transaction where the physical commodity is not delivered, the contractual obligation arising from the sale of one contract of September 1, 2016 wheat on a commodity exchange may be fulfilled at any time before delivery of the commodity is required by the purchase of one contract of September 1, 2016 wheat on the same exchange. The difference between the price at which the futures contract is sold or purchased and the price paid for the offsetting purchase or sale, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Certain futures contracts, such as those for stock or other financial or economic indices approved by the CFTC or Eurodollar contracts, settle in cash (irrespective of whether any attempt is made to offset such contracts) rather than delivery of any physical commodity.

Hedgers and Speculators

The two broad classes of persons who trade futures interest contracts are “hedgers” and “speculators.” Commercial interests, including farmers, that market or process commodities, and financial institutions that market or deal in commodities, including interest rate sensitive instruments, foreign currencies and stocks, and which are exposed to currency, interest rate and stock market risks, may use the futures markets for hedging. Hedging is a protective procedure designed to minimize losses that may occur because of price fluctuations occurring, for example, between the time a processor makes a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. The futures markets enable the hedger to shift the risk of price fluctuations to the speculator. The speculator risks his capital with the hope of making profits from price fluctuations in futures contracts. Speculators rarely take delivery of commodities, but rather close out their positions by entering into offsetting purchases or sales of futures contracts. Since the speculator may take either a long or short position in the futures markets, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges

Futures exchanges provide centralized market facilities for trading futures contracts and options (but not forward contracts). Members of, and trades executed on, a particular exchange are subject to the rules of that exchange. Among the principal exchanges in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, and the New York Board of Trade.

Each futures exchange in the United States has an associated “clearing house.” Once trades between members of an exchange have been confirmed, the clearing house becomes substituted for each buyer and each seller of contracts traded on the exchange and, in effect, becomes the other party to each trader’s open position in the market. Thereafter, each party to a trade looks only to the clearing house for performance. The clearing house generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that enables the clearing house, at least to a large degree, to meet its obligations with regard to the “other side” of an insolvent clearing member’s contracts. Furthermore, clearing houses require margin deposits and continuously mark positions to market to provide some assurance that their members will be able to fulfill their contractual obligations. Thus, a central function of the clearing houses is to ensure the integrity of trades, and members effecting futures transactions on an organized exchange need not worry about the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their commodity broker and the clearing house. The clearing house “guarantee” of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

Speculative Position Limits

The CFTC and U.S. futures exchanges have established limits, referred to as “speculative position limits” or “position limits,” on the maximum net long or net short speculative position that any person or group of persons (other than a hedger) may hold, own or control in certain futures contracts. Among the purposes of speculative position limits is the desire to prevent a “corner” on a market or undue influence on prices by any single trader or group of traders. The CFTC has jurisdiction to establish position limits with respect to all commodities and has established position limits for all agricultural commodities. In addition, the CFTC requires each United States exchange to submit position limits for all commodities traded on such exchange for approval by the CFTC. Position limits do not apply to forward contract trading.

Daily Limits

Most U.S. futures exchanges (but generally not foreign exchanges or banks or dealers in the case of forward contracts) limit the amount of fluctuation in futures interests contract prices during a single trading day by regulation. These regulations specify what are referred to as “daily price fluctuation limits” or more commonly “daily limits.” The daily limits establish the maximum amount that the price of a futures interests contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures interest, no trades may be made at a price beyond the limit. See “The Risks You May Face –Possible Illiquid Markets May Exacerbate Losses.”

Regulations

Futures exchanges in the United States are subject to regulation under the Commodity Exchange Act (the “CEAct”), by the CFTC, the governmental agency having responsibility for regulation of futures exchanges and trading on those exchanges.

The CEAct and the CFTC also regulate the activities of “commodity trading advisors” and “commodity pool operators” and the CFTC has adopted regulations with respect to certain of such persons’ activities. Pursuant to its authority, the CFTC requires a commodity pool operator (such as the Managing Owner) to keep accurate, current and orderly records with respect to each pool it operates. The CFTC may suspend the registration of a commodity pool operator if the CFTC finds that the operator has violated the CEAct or regulations thereunder and in certain other circumstances. Suspension, restriction or termination of the Managing Owner’s registration as a commodity pool operator would prevent it, until such time (if any) as such registration were to be reinstated, from managing, and might result in the termination of, the Fund and the Master Fund. The CEAct gives the CFTC similar authority with respect to the activities of commodity trading advisors, such as the Managing Owner. If the registration of a Managing Owner as a commodity trading advisor were to be terminated, restricted or suspended, the Managing Owner would be unable, until such time (if any) as such registration were to be reinstated, to render trading advice to the Fund and the Master Fund. The Fund and the Master Fund themselves are not registered with the CFTC in any capacity.

The CEAct requires all “futures commission merchants,” such as the Commodity Broker, to meet and maintain specified fitness and financial requirements, segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified book and records open to inspection by the staff of the CFTC.

The CEAct also gives the states certain powers to enforce its provisions and the regulations of the CFTC.

Shareholders are afforded certain rights for reparations under the CEAct. Shareholders may also be able to maintain a private right of action for certain violations of the CEAct. The CFTC has adopted rules implementing the reparation provisions of the CEAct which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEAct against a floor broker, futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEAct, the NFA has been formed and registered with the CFTC as a “registered futures association.” At the present time, the NFA is the only non-exchange self-regulatory organization for commodities professionals. NFA members are subject to NFA standards relating to fair trade practices, financial condition, and consumer protection. As the self-regulatory body of the commodities industry, the NFA promulgates rules governing the conduct of commodity professionals and disciplines those professionals who do not comply with such standards. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers and their respective associated persons and floor brokers. The Commodity Broker and the Managing Owner are members of the NFA (the Fund and the Master Fund themselves are not required to become members of the NFA).

Margin

“Initial” or “original” margin is the minimum amount of funds that must be deposited by a futures trader with his commodity broker in order to initiate futures trading or to maintain an open position in futures contracts. “Maintenance” margin is the amount (generally less than initial margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the futures trader’s performance of the futures interests which contracts he purchases or sells. Futures interests are customarily bought and sold on margins that represent a very small percentage (ranging upward from less than 2%) of the purchase price of the underlying commodity being traded. Because of such low margins, price fluctuations occurring in the futures markets may create profits and losses that are greater, in relation to the amount invested, than are customary in other forms of investment or speculation. The minimum amount of margin required in connection with a particular futures interests contract is set from time to time by the exchange on which such contract is traded, and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms carrying accounts for traders in futures contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy in order to afford further protection for themselves.

Margin requirements are computed each day by a commodity broker. When the market value of a particular open futures interests contract position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the commodity broker. If the margin call is not met within a reasonable time, the broker may close out the Master Fund’s position. With respect to the Managing Owner’s trading, only the Managing Owner, and not the Fund or its Shareholders personally, will be subject to margin calls.

PART II

Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following expenses reflect the estimated amounts required to prepare and file this Registration Statement (other than selling commissions).

Amount
SEC Registration Fee*	$0
Auditor’s Fees and Expenses	$55,000
Legal Fees and Expenses	$15,000
Printing Expenses	$5,000
Total	$75,000

*	$226,564 was already paid in connection with the filing of Form S-3 (333-188743), which shall be applied to offset the registration fee due in connection with this Registration Statement in accordance with Rule 457(p) of the Securities Act.

Item 15.	Indemnification of Directors and Officers

Under the Trust Agreement, the Fund has agreed to indemnify the Managing Owner (including directors, officers and employees) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by the Managing Owner in connection with its activities for the Fund, provided that the Managing Owner was acting on behalf of or performing services for the Fund and has determined, in good faith, that such course of conduct was in the best interests of the Fund and such liability or loss was not the result of gross negligence, willful misconduct, or a breach of the Trust Agreement on the part of the Managing Owner.

Item 16.	Exhibits and Financial Statement Schedules

The following documents (unless otherwise indicated) are filed herewith and made a part of this Registration Statement:

Exhibit	Description of Document

3.1	Certificate of Amendment to Certificate of Trust of GreenHaven Continuous Commodity Index Fund(1)

3.2	Certificate of Amendment to Certificate of Trust of GreenHaven Continuous Commodity Index Master Fund(2)

3.3	Amended Declaration of Trust and Trust Agreement of GreenHaven Continuous Commodity Index Fund(3)

3.4	Amendment to the Declaration of Trust and Trust Agreement of Greenhaven Continuous Commodity Index Fund(4)

3.5	Amended Declaration of Trust and Trust Agreement of GreenHaven Continuous Commodity Index Master Fund(5)

3.6	Amendment to the Declaration of Trust and Trust Agreement of Greenhaven Continuous Commodity Index Master Fund(6)

5.1	Opinion of Young Conaway Stargatt & Taylor, LLP*

8.1	Opinion of Bryan Cave LLP*

10.1	Commodity Subadvisory Agreement(7)

10.2	Master Custodian Agreement(8)

10.3	Administration Agreement(9)

10.4	Distribution Services Agreement(10)

10.5	Transfer Agency and Services Agreement(11)

10.6	Form of Participant Agreement(12)

10.7	Amended and Restated License Agreement(13)

23.1	Consent of Young Conway Stargatt & Taylor, LLP (14)

23.2	Consent of Bryan Cave LLP(15)

23.3	Consent of Grant Thornton LLP*

(1)	Incorporated by reference to Exhibit 3.1 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(2)	Incorporated by reference to Exhibit 3.3 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(3)	Incorporated by reference to Exhibit A-2 of the Fund’s pre-effective Registration Statement on Form S-1 filed November 3, 2006.
(4)	Incorporated by reference to Exhibit 3.2 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(5)	Incorporated by reference to Exhibit A-1 of the Fund’s pre-effective Registration Statement on Form S-1 filed November 3, 2006.
(6)	Incorporated by reference to Exhibit 3.4 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(7)	Incorporated by reference to Exhibit 10.1 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(8)	Incorporated by reference to Exhibit 10.2 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(9)	Incorporated by reference to Exhibit 10.3 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(10)	Incorporated by reference to Exhibit 10.4 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(11)	Incorporated by reference to Exhibit 10.5 of the Fund’s Current Report on Form 8-K filed January 4, 2016.

(12)	Incorporated by reference to Exhibit 10.6 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(13)	Incorporated by reference to Exhibit 10.7 of the Fund’s Current Report on Form 8-K filed January 4, 2016.
(14)	Included in Exhibit 5.1.
(15)	Included in Exhibit 8.1.
*	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Managing Owner of the Registrant and the Co-Registrant certifies that it has reasonable grounds to believe that the Registrant and the Co-Registrant meet all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 18th day of October, 2016.

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

By:	WisdomTree Commodity Services, LLC as Managing Owner
By:	/s/ Gregory Barton
Gregory Barton
Chief Executive Officer

WISDOMTREE CONTINUOUS COMMODITY INDEX MASTER FUND

By:	WisdomTree Commodity Services, LLC as Managing Owner
By:	/s/ Gregory Barton
Gregory Barton
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Ryan Louvar, General Counsel, WisdomTree Asset Management, Inc., as his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, a registration statement on Form S-3 (or other appropriate form) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any other documents in support thereof or supplemental or amendatory thereto, and any and all other amendments (including post-effective amendments) to such registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all further amendments, including post-effective amendments, thereto)), and each hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, and each of them individually, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Managing Owner of the Registrant and each Co-Registrant in the capacities and on the date indicated.

Signature	Title

/s/ Gregory Barton Gregory Barton	Chief Executive Officer (Principal Executive Officer)	October 18, 2016

/s/ David Castano David Castano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 18, 2016